Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
SOFI TECHNOLOGIES, INC.,
TECHNISYS S.A.,
ATOM NEW DELAWARE, INC.,
ATOM MERGER SUB CORPORATION
and
FORTIS ADVISORS LLC, AS THE REPRESENTATIVE
Dated as of February 19, 2022

Exhibits
Exhibit A    Form Lock-Up Agreement
Exhibit B    Form of Support Agreement
Exhibit C    Example Closing Statement
Exhibit D    Form of New Bylaws
Exhibit E    Form of New Certificate of Incorporation
Exhibit F    Form of Transmittal Document
Exhibit G    Form of Escrow Agreement
Exhibit H    Form of Written Consent for Atom New Delaware Stockholder Approval
Exhibit I-1    Pre-Closing Restructuring Steps
Exhibit I-2    Closing Structure

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 19, 2022 (this “Agreement”), by and among SoFi Technologies, Inc., a Delaware corporation (“Parent”), Technisys S.A., a Luxembourg société anonyme (the “Company”), Atom New Delaware, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company (“Atom New Delaware”), Atom Merger Sub Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative (the “Representative”) (each a “party”).
Recitals
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition, following the completion of the Pre-Closing Restructuring Steps and on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall merge with and into Atom New Delaware (the “Merger”) with Atom New Delaware surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the board of directors of each of Parent, Merger Sub, the Company and Atom New Delaware has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of each of the Company, Atom New Delaware and Merger Sub has declared that it is advisable that this Agreement and the transactions contemplated hereby be adopted and approved by the shareholders of the Company and the stockholders of Atom New Delaware, and the sole stockholder of Merger Sub, as applicable;
WHEREAS, pursuant to the Merger, the New Company Securities will be converted into the right to receive the applicable consideration in the manner set forth herein;
WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) holders of all of the issued and outstanding Company Securities (which holders will, following the Contribution and the completion of the Pre-Closing Restructuring Steps, be holders of New Company Securities) are entering into a Lock-Up Agreement with Parent, the Company and Atom New Delaware (the “Lock-Up Agreement”), substantially in the form attached as Exhibit A hereto, and (b) certain holders of Company Securities are entering into a Support Agreement with Parent (the “Support Agreement”), substantially in the form attached as Exhibit B hereto, pursuant to which, among other things, each such holder has agreed to vote (including pursuant to an action by written consent) in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger; and
WHEREAS, for federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the forgoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1.Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Principles” means (a) the accounting principles and methodologies described in Section 1.1(a) of the Company Disclosure Schedules and (b) to the extent not inconsistent with clause (a), IFRS as in effect on the date of this Agreement, provided that in the event of any inconsistency or conflict between such principles, policies and methodologies and the definitions of Closing Cash and Cash Equivalents, Closing Indebtedness, Closing Net Working Capital or Company Expenses set forth in this Agreement, such definitions shall control.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, by or before a Governmental Authority.
“Actual Adjustment” means the Final Purchase Price Adjustment as set forth on the Final Statement of Merger Consideration minus the Estimated Purchase Price Adjustment.
“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Adjustment Escrow Shares.
“Adjustment Escrow Share Value” means, an amount in cash, per Adjustment Escrow Share, equal to the Signing Market Price.
“Adjustment Escrow Shares” means 598,076 shares of Parent Common Stock, to be deposited in the Adjustment Escrow Account and released in accordance with the terms of this Agreement and the Escrow Agreement.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Allocation Percentage” means, with respect to each Former Holder, a fraction, the numerator of which is the number of Diluted Shares held by such Former Holder as of immediately prior to the Effective Time and the denominator of which is the aggregate amount of Diluted Shares held by all Former Holders as of immediately prior to the Effective Time.
“Articles of Incorporation” means the Company’s Statuts Coordonnés (Articles of Incorporation) dated April 9, 2020, filed and registered on June 15, 2020.
“Base Purchase Consideration” means 84,074,719 shares of Parent Common Stock.

“Base Purchase Consideration Closing Value” means (a) the Base Purchase Consideration multiplied by (b) the Closing Market Price.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California or New York, New York are authorized or required by Law to be closed for business.
“Certificates” means the outstanding stock certificates which immediately prior to the Effective Time represent shares of New Common Stock, New Series A Preferred Stock, New Series B Preferred Stock or New Series C Preferred Stock, as applicable.
“Claim Notices” has the meaning set forth in the Escrow Agreement.
“Closing Cash and Cash Equivalents” means the aggregate amount of all cash, cash equivalents (excluding short-term investments, marketable securities and crypto-currencies) of any kind of the Company as of immediately prior to the Closing, as determined in accordance with the Accounting Principles and without giving effect to the Merger; provided, that Closing Cash and Cash Equivalents shall (i) be calculated net of (x) restricted balances (including security deposits, customer deposits, bond guarantees, collateral reserve accounts and amounts held in escrow) and amounts that are not freely usable, distributable or transferable, (y) outstanding outbound checks, draws, ACH debits and wire transfers that have not yet cleared, and (z) any amounts included in Net Working Capital, and (ii) include inbound checks, draws, ACH credits and wire transfers that have been initiated by a third party payor but not yet cleared, provided that they are promptly received by the Company.
“Closing Consideration Fund” means (a) a number of shares of Parent Common Stock equal to the Estimated Merger Consideration minus (b) the aggregate Per Unit Consideration Shares in respect of all Company Units.
“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.
“Closing Net Working Capital” means the Net Working Capital of the Company as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the ordinary shares, nominal value $1.00 per share, of the Company.
“Company Employee” means each current or former or retired employee, consultant, independent contractor, individual agent, executive manager, officer or director of the Company or any of its Subsidiaries, whether engaged directly or through a professional employer organization.
“Company Employee Plan” shall mean any plan, program, policy, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change in control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), which is maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries, or by any professional employer organization retained by the Company for the benefit of any Company Employee or with respect to which the Company or any of its Subsidiaries has any direct or indirect Liability; provided, however, that the term “Company Employee Plan” shall not include any benefit or compensation plans, programs, policies, contracts, agreements or other arrangements sponsored or maintained by a Governmental Authority.
“Company E-Services” means Company Products that are provided as services over or through the internet (including over or through cellular networks).
“Company Expenses” means, to the extent not paid prior to the Closing and regardless of whether or not accrued or due and whether or not billed or invoiced prior to the Closing, (a) all costs, fees and expenses with respect to outside legal counsel, accountants, advisors, brokers, consultants, investment bankers, financial advisors and other third parties which are incurred by the Company or any of its Subsidiaries in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, (b) any premium in respect of the directors’ and officers’ insurance obtained pursuant to Section 5.8(a), (c) any “single trigger” bonus, sale, retention, transaction or similar payments or compensation that are payable, accelerated, vested or accrued by the Company or any of its Subsidiaries solely as a result of the Merger, the Pre-Closing Restructuring Steps or the transactions contemplated hereby (excluding, for the avoidance of doubt, any of the payments described in clauses (v) or (w) below) (each, a “Single Trigger Award Payment”), and (d) the employer-paid portion of any related employment and payroll Taxes in respect of the Single Trigger Award Payments and in respect of payment of consideration to holders of Company Units in accordance with Section 2.7; provided however, that “Company Expenses” shall not include (v) any amounts reflected as Liabilities in Closing Indebtedness or Closing Net Working Capital or (w) any “double trigger” bonus, sale, retention, transaction or similar payments or compensation that are payable, accelerated, vested or accrued as a result of the Merger and the transactions contemplated hereby in combination with any actions taken by Parent or the Surviving Corporation after the Effective Time (including any termination of a Company Employee’s employment or service by Parent or the Surviving Corporation after the Effective Time), (x) any payment under the Company LTIP or any employment or similar arrangement entered into with Parent or one of its Subsidiaries or (y) any Taxes related to any other compensatory payments for services performed after the Closing or any compensatory payments that vest after the Closing Date.
“Company Fundamental Representations” means the representations and warranties in Section 3.1 (other than the second and fifth sentences thereof), Section 3.2(a) (other than the third sentence thereof), Section 3.3, Section 3.6 and Section 3.24.
“Company Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries.
“Company LTIP” means the Company’s 2020 Long Term Incentive Plan.
“Company Products” means all products, APIs, services, software (including desktop, server, cloud-based, mobile phone and tablet applications) and Works of Authorship that have been or are developed, delivered, marketed, distributed, made available, licensed, sold, offered, imported for resale, manufactured, or provided by the Company or its Subsidiaries at any time, including each Company Web Site.
“Company Securities” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock.
“Company Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Intellectual Property or of any portion of any Company Product owned or purported to be owned by the Company or its Subsidiaries.
“Company Technology” means any Technology the Intellectual Property Rights in which are Company Intellectual Property.
“Company Unit” means a unit granted under the Company LTIP, each of which has a value equal to 1/99 of a share of Company Common Stock.
“Company Unit Award” means an award of Company Units.
“Company Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of the Company or any of its Subsidiaries and any online service made available by the Company or its Subsidiaries.
“Comprehensively-Sanctioned Territory” means, at any time, a country, region or territory (collectively, “territories”) that is subject to general prohibitions, imposed by a U.S. Governmental Authority or the United Nations Security Council, on conducting business or transactions in the territory or with the nationals and/or government of the territory or are otherwise subject to a general embargo (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Confidential Information” means information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, devices, flow-charts, formulas, know-how, methods, processes, programs, prototypes, schematics, systems and techniques.
“Consideration Spreadsheet” means a spreadsheet to be delivered to Parent by the Company in accordance with Section 2.9 which shall include, for each Former Holder: (a) their name, mailing address, email address (in each case as set forth on the Company’s or Atom New Delaware’s books and records, as applicable) and status as a U.S. Person or as other than a U.S. Person; (b) their Allocation Percentage (if any); (c) the portion of the Closing Consideration Fund deliverable to such Former Holder (if any); and (d) the number and type of Company Securities or New Company Securities (with certificate numbers where applicable), as applicable, held by such Former Holder as of the applicable date and, in the case of any Company Preferred Stock or New Preferred Stock, the number of shares of Company Common Stock or New Common Stock, as applicable, into which such Company Preferred Stock or New Preferred Stock, as applicable, is convertible as of the applicable date.
“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who becomes an employee of Parent or one of its Affiliates, in each case, immediately following the Effective Time.
“COVID-19 Law” means any law or any scheme, program, arrangement or measures introduced or enacted by any Governmental Authority in response to or in connection with the COVID-19 pandemic, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar measures, and any Tax laws introduced, or recommendations promulgated by any Governmental Authority, including the World Health Organization, as a result of the COVID-19 pandemic.
“Databases” means databases, data compilations and collections and technical data.

“DGCL” means the Delaware General Corporation Law, as amended.
“Diluted Shares” means the sum of (i) the aggregate number of shares of New Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of New Common Stock into which the shares of New Series A Preferred Stock are convertible immediately prior to the Effective Time, plus (iii) the aggregate number of shares of New Common Stock into which the shares of New Series B Preferred Stock are convertible immediately prior to the Effective Time, plus (iv) the aggregate number of shares of New Common Stock into which the shares of New Series C Preferred Stock are convertible immediately prior to the Effective Time.
“Domain Names” means domain names and web addresses and sites, including uniform resource locators, and all goodwill associated with the foregoing.
“Environmental Laws” means all Laws that: (a) regulate air, water, soil and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition or management of any Hazardous Substance; (b) regulate or prescribe requirements for air, water or soil quality; (c) are intended to protect public health from exposure to any hazardous or toxic substance or to protect the environment; or (d) establish liability for the investigation, removal or cleanup of, or damage caused by, any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” means any entity that is treated as a single employer with the Company under Sections 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA or, to the extent relevant under and for purposes of applicable Code provisions, Sections 414(m) or (o) of the Code.
“Escrow Accounts” means the Indemnity Escrow Account and the Adjustment Escrow Account.
“Estimated Merger Consideration” means an amount equal to (a) the Base Purchase Consideration, plus (b) the Estimated Purchase Price Adjustment Shares (which may be a positive or a negative number of shares), minus (c) the Indemnity Escrow Shares, minus (d) the Adjustment Escrow Shares, minus (e) the Representative Fund Amount Shares.
“Estimated Purchase Price Adjustment” means (a) Estimated Closing Cash and Cash Equivalents, plus (b) the Estimated Net Working Capital Adjustment (which may be a positive or negative number), minus (c) Estimated Closing Indebtedness, minus (d) Estimated Company Expenses (it being understood, for the avoidance of doubt, that the Estimated Purchase Price Adjustment may be a positive or a negative number).
“Estimated Purchase Price Adjustment Shares” means a number of shares of Parent Common Stock equal to (a) the Estimated Purchase Price Adjustment divided by (b) the Signing Market Price (it being understood, for the avoidance of doubt, that the Estimated Purchase Price Adjustment Shares may be a positive or a negative number of shares of Parent Common Stock).
“Example Closing Statement” means the statement attached hereto as Exhibit C which includes, for illustrative purposes only, calculations of Closing Cash and Cash Equivalents, Closing Indebtedness and Closing Net Working Capital, in each case as of September 30, 2021.

“Excluded Taxes” means without duplication, (a) any Taxes imposed on the Company or any of its Subsidiaries for any Pre-Closing Tax Period, determined, with respect to any Straddle Period, in accordance with Section 6.1(b), (b) any Transfer Taxes imposed on Parent, the Company, or any of its Subsidiaries for which the Former Holders are responsible pursuant to Section 11.3, (e) any capital gains tax imposed on the Company or Atom New Delaware, any of their respective Subsidiaries, or any Former Holders with respect to the direct or indirect transfer of any Company Securities, New Company Securities, or any other equity interests in the Company, Atom New Delaware, or any equity interest in any of their respective Subsidiaries, or any interests convertible into equity interests in the Company, Atom New Delaware or any of their respective Subsidiaries, (d) any liability for Taxes of any Person for which the Company or any of its Subsidiaries is liable as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing and any liability for the payment of any Tax as a transferee or successor, by contract (excluding contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or otherwise by operation of Law (in each case, as a result of a transaction entered into prior to the Closing), (d) any Taxes attributable to or arising from any breach by the Company or any of its Subsidiaries of its representations or warranties in Section 3.13 (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), (f) any Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period that have been deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act or similar statutory relief, and (g) any Taxes resulting from, arising out of, relating to, in connection with or caused by the Pre-Closing Restructuring Steps, including any actions or transactions contemplated by Section 5.19.
“Final Purchase Price Adjustment” means (a) Closing Cash and Cash Equivalents, plus (b) the Net Working Capital Adjustment (which may be a positive or negative number), minus (c) Closing Indebtedness, minus (d) Company Expenses (it being understood, for the avoidance of doubt, that the Final Purchase Price Adjustment may be a positive or a negative number).
“Final Purchase Price Adjustment Shares” means a number of shares of Parent Common Stock equal to (a) the Final Purchase Price Adjustment divided by (b) the Signing Market Price (it being understood, for the avoidance of doubt, that the Final Purchase Price Adjustment Shares may be a positive or a negative number of shares of Parent Common Stock).
“Foreign Governmental Authority” means any foreign Governmental Authority, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any foreign Governmental Authority or any sovereign wealth fund, excluding entities related to the government of the United States or any state or other political sub-division in the United States.
“Foreign Official” means any: (a) officer or employee of a Foreign Governmental Authority or any department, agency or instrumentality (including state-owned entities) thereof; (b) officer or employee of a public international organization; (c) Person acting in an official capacity for or on behalf of any such Foreign Governmental Authority or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (d) party official or candidate of any party, excluding, in each case, officials of the government of the United States or any state or other political sub-division of the United States.
“Former Holders” means the holders of New Series A Preferred Stock, New Series B Preferred Stock, New Series C Preferred Stock and New Common Stock as of immediately prior to the Effective Time (other than holders of any Dissenting Shares) (in each case solely in such capacity).

“Fraud” means, with respect to any Person, common law fraud under Delaware law (and not any form of fraud premised on (i) recklessness or negligence or (ii) any innocent misrepresentation).
“Fully Diluted Shares” means the sum of (i) the aggregate number of Diluted Shares, plus (ii) (A)(1) the aggregate number of Company Units underlying the outstanding Company Unit Awards, divided by (2) 99, multiplied by (B) 100 (it being understood that clause (B) reflects the adjustment to the Company Unit Awards in connection with the Contribution contemplated by the Company LTIP and that there shall not be a duplicative adjustment in the Company Unit Awards under the Company LTIP), in each case as of immediately prior to the Effective Time.
“GAAP” means U.S. generally accepted accounting principles as in effect in the United States as of the date of this Agreement.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Substance” means any chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof (excluding ordinary course office and cleaning supplies that are stored and maintained in compliance with applicable legal requirements).
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means, collectively, with respect to the Company and its Subsidiaries, without duplication, the sum of all amounts owing by the Company or any of its Subsidiaries to repay in full amounts due and terminate all obligations (including any principal and accrued interest, and any fees, costs, penalties or make whole or similar payments in connection therewith to the extent such fees, costs, penalties or make whole or similar payments are actually triggered at the Closing by the discharge of such amounts) with respect to (i) all indebtedness for borrowed money or funded indebtedness or obligations issued in substitution or exchange for borrowed money or funded indebtedness of the Company or any of its Subsidiaries, and all obligations evidenced by bonds, debentures, notes or other similar instruments, (ii) all obligations under acceptance credit, letters of credit or similar facilities, in each case solely to the extent drawn, (iii) all obligations under capital or direct financing leases or any other lease that is also required to be classified as a liability on the face of a consolidated balance sheet prepared in accordance with IFRS, of the Company and its Subsidiaries, and purchase money and/or vendor financing; provided, however, that future rent or similar periodic payment obligations of the Company pursuant to a real property lease so required to be classified as a liability shall not be treated as Indebtedness, (iv) any obligations with respect to an interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other derivative agreement, (v) any indebtedness secured by a Lien (other than Permitted Liens) on property or assets owned by the Company or any of its Subsidiaries, (vi) all guarantee, endorsement, assumption, contingent or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (v) above, including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing to the extent such costs, penalties, additional interest, premiums, fees or other cost and expenses would actually be triggered at the Closing, (vii) any and all (A) Excluded Taxes of the Company or any of its Subsidiaries and (B) any Transfer Taxes imposed on Parent or the Company or any of their respective Subsidiaries for which the Former Holders are responsible pursuant to Section 11.3, to the extent such amounts are not included in clause (vii)(A), in each case, which have been accrued, or which should have been properly accrued, or which otherwise have become due and payable, in each case, determined in accordance with the Accounting Principles or applicable Tax Laws (and excluding any liabilities in respect of deferred Taxes established to reflect timing differences between book and Tax income); provided, that the sum of such amounts shall be calculated by treating any and all Transaction Deductions as being properly attributable to a Pre-Closing Tax Period (whether or not actually deductible in a Pre-Closing Tax Period) and taking into account any estimated payments and overpayments of Taxes to the extent such estimated payments or overpayments may be utilized to reduce such unpaid Taxes, (ix) unfunded or underfunded defined benefit pension Liabilities or retiree health or retiree welfare benefits, (ix) any declared but unpaid dividends and any deferred purchase price related to property, services, asset purchases and/or acquisitions (including any earn-out or contingent payment obligations), (x) any unpaid severance payments relating to a termination of employment that occurred prior to the Closing and associated amounts, (x) the employer portion of any payroll, employment or similar Taxes related to clauses (viii) and (x), but for the avoidance of doubt, excludes any such Taxes related to any other compensatory payments for services performed after the Closing or any compensatory payments that vest after the Closing Date, and any accruals, provisions or reserves for performance bonuses related to services performed during 2021, including those in the account line item underlying the Balance Sheet labeled “Performance bonus provision” and the employer portion of any payroll, employment or similar Taxes related thereto; provided, that Indebtedness shall not include (I) any Liabilities included in the calculation of Company Expenses or Net Working Capital or (II) any of the payments described in clauses (w)-(y) of the definition of “Company Expenses” above (and any associated payroll, employment or similar Taxes related thereto).
“Indemnity Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Indemnity Escrow Shares.
“Indemnity Escrow Share Value” means, an amount in cash, per Indemnity Escrow Share, equal to the Signing Market Price.
“Indemnity Escrow Shares” means 6,305,603 shares of Parent Common Stock, to be deposited in the Indemnity Escrow Account and released in accordance with the terms of this Agreement and the Escrow Agreement.
“Intellectual Property Rights” means any and all rights, including common law and statutory rights anywhere in the world, in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future, including any and all rights in, to, or subsisting in the following: (a) patents, invention disclosures, the rights to file a patent application, published or unpublished nonprovisional patent applications, published or unpublished provisional patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin (“Trademarks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) all data, information and materials, whether or not patentable or copyrightable, and whether or not reduced to tangible form, including all technology, ideas, research and development, discoveries, inventions (whether or not patentable), proprietary information, databases, trade secrets and industrial secrets, research records, and rights in know-how, confidential or proprietary business or technical information, and all hardware and software (“Trade Secrets”); (f) all other tangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights) including all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto; and (g) other similar or equivalent intellectual property rights anywhere in the world.
“Inventions” means inventions (whether or not patentable, or tangible or intangible), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means, in the case of the Company, the knowledge of the individuals set forth on Section 1.1(b) of the Company Disclosure Schedules, after reasonable inquiry of their direct reports with operational responsibility for the matter in question, and, in the case of Parent, the knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Schedules, after reasonable inquiry of their direct reports with operational responsibility for the matter in question.
“Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, controlling principle of common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means all direct or indirect debts, liabilities, Taxes, losses, damages, costs, expenses, fines, interests, awards, judgments, penalties, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract, under any Law or Action, or tort based on negligence or strict liability).
“Lien” means, with respect to any property or asset, any mortgage, license, pledge, security interest, encumbrance, lien, charge or other adverse claim of any kind in respect of such property or asset.
“Material Adverse Effect” means, with respect to a party, any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected be, a Material Adverse Effect: (a) any failure, in and of itself, by the party to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying reason therefor may be taken into consideration except to the extent otherwise excluded hereunder), (b)

the execution and delivery of this Agreement, the public announcement of this Agreement or the pendency of the transactions contemplated hereby (it being understood that this clause (b) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement, the public announcement of this Agreement or the pendency of the transactions contemplated hereby), (c) any adverse change, effect, event, occurrence, state of facts or development after the date hereof attributable to conditions generally affecting (i) the industry in which the party and its Subsidiaries operate, (ii) national or international economies or (iii) national or international capital, financial, banking or securities markets, (d) any adverse change, effect, event, occurrence, state of facts or development in accounting requirements or any change in any Laws, or the authoritative interpretation or enforcement thereof, in each case after the date hereof, (e) any natural disasters or acts of nature, national or international political or social conditions, pandemics (including the COVID-19 pandemic), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (f) any action taken which is expressly required by the terms of this Agreement, or any failure to take action due to such action being expressly prohibited by the terms of this Agreement or any action taken or failure to take action which another party to this Agreement has requested in writing, or (g) with respect to Parent, any changes in the price or trading volume of the Parent Common Stock (provided that the underlying reason therefor may be taken into consideration except to the extent otherwise excluded hereunder); provided, that the exceptions in clauses (c), (d) and (e) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a disproportionate impact on such party and its Subsidiaries, relative to other Persons operating in the industry in which such party and its Subsidiaries operate (provided, further, that in the case of clause (e), such comparison will only be made relative to other similarly situated Persons operating in the industry in which such party and its Subsidiaries operate).
“Merger Consideration” means an amount equal to (a) the Base Purchase Consideration, plus (b) the Final Purchase Price Adjustment Shares (which may be a positive or a negative number of shares), minus (c) the Indemnity Escrow Shares, minus (d) the Adjustment Escrow Shares, minus (vii) the Representative Fund Amount Shares.
“Net Working Capital” means the current assets of the Company and its Subsidiaries minus the current liabilities of the Company and its Subsidiaries, in each case on a consolidated basis and calculated in a manner consistent with the Accounting Principles; provided, that in no event shall Net Working Capital include (a) any amount included within the definition of Closing Cash and Cash Equivalents (or any other cash or cash equivalents, including those described in clauses (i)(x) and (i)(y) of the definition of Closing Cash and Cash Equivalents) or any Closing Indebtedness or (b) any Company Expenses.
“Net Working Capital Adjustment” means (a) the amount (if any) by which Closing Net Working Capital exceeds the Target Net Working Capital or (b) the amount (if any) by which Closing Net Working Capital is less than the Target Net Working Capital, in either case, if applicable; provided, that any amount which is calculated pursuant to clause (b) above shall be deemed to be, and shall be, expressed as a negative number.
“New Bylaws” means the Bylaws of Atom New Delaware, as in effect as of immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit D.
“New Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Atom New Delaware, as in effect as of immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit E.

“New Common Stock” means the shares of common stock, par value $0.01 per share, of Atom New Delaware, as reflected in the New Certificate of Incorporation.
“New Company Securities” means the New Common Stock and the New Preferred Stock.
“New Preferred Stock” means collectively, the New Series A Preferred Stock, the New Series B Preferred Stock and the New Series C Preferred Stock.
“New Series A Preferred Stock” means the Series A Preferred Shares, par value $0.01 per share, of Atom New Delaware, as reflected in the New Certificate of Incorporation.
“New Series B Preferred Stock” means the Series B Preferred Shares, par value $0.01 per share, of Atom New Delaware, as reflected in the New Certificate of Incorporation.
“New Series C Preferred Stock” means the Series C Preferred Shares, par value $0.01 per share, of Atom New Delaware, as reflected in the New Certificate of Incorporation.
“Open Source License” means any license that fits within the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including (a) any license approved by the Open Source Initiative, (b) any Creative Commons License, and (c) the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, Artistic License (e.g., PERL), Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper License, Server Side Public License (SSPL) and Apache License.
“Open Source Software” means any software that is distributed under an Open Source License.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, shareholders’ agreement, and all other similar documents, instruments, agreements or certificates executed, adopted or filed in connection with the creation, formation, governance or organization of a Person, including any amendments thereto.
“Parent Common Stock” means common stock, par value $0.0001 per share, of Parent.
“Per Share Adjustment Escrow Release Amount” means such number of Adjustment Escrow Shares, if any, to be released to the Exchange Agent for further credit to the Former Holders in accordance with their Allocation Percentages pursuant to Section 2.13(b), divided by the number of Diluted Shares.
“Per Share Closing Merger Consideration” means a number of shares of Parent Common Stock equal to (a) (i) the Estimated Merger Consideration minus (ii) the aggregate Per Unit Consideration Shares in respect of all Company Units, divided by (b) the number of Diluted Shares.
“Per Share Indemnity Escrow Release Amount” means the Release Amount, if any, to be released to the Exchange Agent for further credit to the Former Holders in accordance with their Allocation Percentages pursuant to Section 9.7, divided by the number of Diluted Shares.
“Per Share Indemnity Escrow Resolved Amount” means the sum of all applicable Resolved Amounts with respect to Outstanding Claims, if any, to be released to the Exchange Agent for further credit to the Former Holders in accordance with their Allocation Percentages pursuant to Section 9.7, divided by the number of Diluted Shares.
“Per Share Representative Fund Release Amount” means (a) the aggregate amount, if any, released to the Exchange Agent from the Representative Fund pursuant to Section 10.1(b) (for further credit to the Former Holders in accordance with Section 2.13) divided by (b) the number of Diluted Shares.
“Per Unit Consideration” means an amount equal to (a) the sum of (i) the Base Purchase Consideration Closing Value and (ii) the Estimated Purchase Price Adjustment (which may be a positive or a negative number) divided by (b) the product of (i) the Fully Diluted Shares and (ii) 99, (c) multiplied by 100 (it being understood that clause (c) reflects the adjustment to the Company Unit Awards in connection with the Contribution contemplated by the Company LTIP and that there shall not be a duplicative adjustment in the Company Unit Awards under the Company LTIP).
“Per Unit Consideration Shares” means a number of shares of Parent Common Stock equal to (a) the Per Unit Consideration divided by (b) the Closing Market Price.
“Permits” means all permits, concessions, grants, franchises, licenses and other authorizations and approvals issued, granted or given by any Governmental Authority.
“Permitted Liens” means (a) Liens reflected or reserved against or otherwise disclosed in the balance sheet that is a part of the Interim Financial Statements (including in the notes thereto), (b) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business, (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with IFRS or GAAP and set forth in the Financial Statements or the financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports, as applicable, (d) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws, (e) in the case of Intellectual Property Rights, non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable law, and (g) with respect to real property only, such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
“Personal Information” means (a) any information that alone or in combination with other information accessed, collected, Processed, used, transmitted, stored or otherwise managed by or on behalf of the Company that identifies, relates to, describes, is capable of being associated with, could reasonably be linked with or, can reasonably identify (directly or indirectly) an individual (including any employee of the Company), an individual’s computer or device, or preferences, characteristics or interests including identifiers such as first name or initial and last name, postal address, e-mail address, telephone number, health or medical information, social security number, driver’s license number, government issued identification number, device identifier, username or online identifier, password, internet, product, service, or other electronic network activity or behavioral data (e.g., telemetry, usage, or crash information), biometric information, commercial information, geolocation information, professional or employment-related information, or any other data that can reasonably be used to identify, contact, or precisely locate an individual as well as any other information (regardless of whether it alone can be used to identify a specific individual) that is Processed or stored by or on behalf of the Company in connection with Personal Information (but excluding any of the foregoing in anonymized form such that it would not be considered “personal information” or “personal data” under Privacy Laws and Requirements); (b) any personal financial information, such as financial account numbers or log-in information, including username and password and password hints or secrets; (c) any information that may be used to predict, derive, or infer the preferences, interests, or other characteristics of an individual or is otherwise Processed or used to target advertisements, information, or other content to a device or application or to an individual; and (d) any other information that is governed, regulated, or protected by one or more Privacy Laws and Requirements.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date and, in the case of any Straddle Period, the taxable period or portion of any Straddle Period ending on and including the Closing Date.
“Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.
“Privacy Laws and Requirements” means: (a) all applicable Laws concerning the privacy, collection, Processing, use, disclosure, protection, transfer or security of Personal Information and Private Information, and contractual obligations related to privacy, data protection, data security and marketing including applicable laws implementing the European Union General Data Protection Regulation 2016/679, including, to the extent applicable, the following Laws and their implementing regulations or regulatory guidance, each as amended from time to time: California Consumer Privacy Act, HIPAA, the Japanese Act on the Protection of Personal Information, the Australian Privacy Act 1988, the Canadian Personal Information Protection and Electronic Documents Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Video Privacy Protection Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state privacy and data security laws, state social security number protection laws, state privacy and data breach notification laws, state consumer protection laws, and any applicable Laws concerning Internet or online privacy, including requirements or obligations relating to sale of Personal Information, online profiling, advertising and ad measurement or tracking, website and mobile application privacy policies, use of online cookies, locally stored objects, web beacons or other tracking technologies, x data- or web-scraping, call or electronic communications monitoring or recording; (b) the Privacy Policies of the Company; (c) third party agreements, terms or privacy policies that the Company is contractually obligated to comply with; and (d) any rules of any applicable self-regulatory organizations in which the Company is a member and/or that the Company is or has been contractually obligated to comply with.
“Private Information” means, collectively, all Personal Information processed by or on behalf of the Company in connection with the Company E-Services (and any marketing related thereto by the Company), including through the Company Web Sites or through third party websites or services with which the Company has linked or integrated the Company E-

Services, and by or through any Company Products, including any Private Information collected by third Persons and provided to the Company and, in each case, including Private Information in respect of Company Employees.
“Processed” means any operation or set of operations that are performed on personal data or on sets of Personal Information, whether or not by automated means.
“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority (or in the case of Domain Names, registrar) at any time in any jurisdiction.
“Representative Fund Amount” means $300,000.
“Representative Fund Amount Shares” means a number of shares of Parent Common Stock equal to (a) the Representative Fund Amount divided by (b) the Signing Market Price.
“Requisite Holders” means the holders (a) of at least a majority of the outstanding shares of New Common Stock and the outstanding shares of New Preferred Stock (voting together as a single class with the New Common Stock, on an as-converted basis) and (b) of at least a majority of the outstanding shares of New Preferred Stock (voting together as a single class on an as-converted basis).
“Sanctioned Person” means, at any time, any Person that is (a) subject to Sanctions, including those listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council or other relevant sanctions authority having proper jurisdiction over such matters, or (b) owned in the aggregate, directly or indirectly, 50% or more, by any Persons described in the foregoing clause (a) such that they are treated as subject to Sanctions.
“Sanctions” means all economic or financial sanctions, trade embargoes and export controls imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council or (c) any other relevant sanctions authority having proper jurisdiction over such matters.
“Series A Preferred Stock” means the Series A Preferred Shares, nominal value $1.00 per share, of the Company.
“Series B Preferred Stock” means the Series B Preferred Shares, nominal value $1.00 per share, of the Company.
“Series C Preferred Stock” means the Series C Preferred Shares, nominal value $1.00 per share, of the Company.
“Shareholders Agreement” means the Amended and Restated Shareholders Agreement, dated as of April 4, 2019, by and among the Company and the shareholders thereto, as amended.
“Significant Subsidiaries” has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Signing Market Price” means $13.0836.
“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Target Net Working Capital” means $6,819,489.
“Tax” means any and all applicable federal, state, local and non-U.S. income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, value added, goods and services, withholding, payroll, employment, unemployment, disability, estimated, excise, severance, environmental, stamp, alternative, add-on minimum, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.
“Tax Proceeding” means any audit, suit, claim, examination, contest, litigation, dispute or other administrative or judicial proceeding with respect to Taxes or Tax Returns or with or against any Governmental Authority that is a taxing authority.
“Tax Return” means any return, declaration, report, claim for refund, declaration of estimated Tax, information return or statement or other document filed or required to be filed with any Governmental Authority that is a taxing authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means all forms of technology and embodiments of Intellectual Property Rights, including: (a) Works of Authorship; (b) Inventions; (c) Confidential Information; and (d) Databases.
“Trademarks” means words, names, symbols, devices, designs, and other designations, including logos, trade names, trade dress, trademarks and service marks, and all goodwill associated with the foregoing.
“Transaction Deductions” means any and all deductions relating to, arising from, incurred or to be incurred in connection with (a) any capitalized financing costs and expenses on any indebtedness of the Company and its Subsidiaries, including in connection with or with respect to the repayment of Closing Indebtedness as contemplated by this Agreement, (b) payments of Company Expenses, (c) any compensatory payments made in connection with the transactions contemplated by this Agreement (including for the avoidance of doubt, both the first and second installments of payments to be made pursuant to Section 2.7(a) of this Agreement), (d) the employer-paid portion of any related employment and payroll Taxes with respect to the amounts described in clause (c) of this definition, (e) any management, advisory, consulting, accounting or legal fees and other similar items (including the fees payable to any financial advisors in connection with the transactions contemplated by this Agreement), and (f) any other expenses incurred in connection with the transactions contemplated by, and the negotiation, preparation and execution of, this Agreement; provided that, in the case of each of clauses (a) through (f), only to the extent that any such costs, expenses, payments, or fees are economically borne or incurred by the Former Holders. For the purpose of calculating the Transaction Deductions, any success-based fees shall be treated as deductible in accordance with Revenue Procedure 2011-29.
“Works of Authorship” means published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form), documentation, vectors, illustrations, images (including .GIF, .JPEG, and .TIFF files), APIs, videos, sound recordings, words, names, symbols, devices, designs, and other designations including logos and marks.
Section 1.2.Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) “made available” means uploaded to and made available to Parent and its representatives in the on-line data room captioned “Project Atom” hosted by Intralinks on behalf of the Company (the “Data Room”) at least one Business Day prior to the date hereof and fully available and visible to Parent and its representatives; (vi) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vii) references to any statute, rule, regulation, law or applicable Law shall be deemed to refer to such statute, rule, regulation, law or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (viii) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (ix) the word “or” when used in this Agreement is not exclusive; (x) references to any Person include the successors and permitted assigns of that Person; (xi) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xii) references to “ordinary course” or “ordinary course of business” (or similar references) means ordinary course of business consistent with past practice; (xiii) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; (xiv) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires; (xv) all representations of the Company (and all references to the Company in the definition of “Material Adverse Effect”) shall be deemed to refer to the Company and its Subsidiaries (taken as a whole) and all covenants, agreements or obligations to be performed or otherwise binding on the Company shall be deemed to be binding on the Company and its Subsidiaries, in each case unless the context otherwise requires; and (xvi) references to “the Company and its Subsidiaries,” “the Company or any of its Subsidiaries” or similar phrases shall include Atom New Delaware, notwithstanding that following the completion of the Pre-Closing Restructuring Steps, Atom New Delaware will not be a Subsidiary of the Company.
Section 1.3.Additional Definitions.

Accounting Firm	Section 2.13(a)(ii)

Accounts Receivable	Section 3.7(c)
Acquisition Proposal	Section 5.14
Advisory Group	Section 10.1(c)
Affiliate Agreement	Section 3.22
Agreement	Preamble
Anti-Corruption Laws	Section 3.11(e)
antitrust Laws	Section 3.4
Atom New Delaware	Preamble
Atom New Delaware Stockholder Approval	Section 5.12(b)
Balance Sheet	Section 3.7(a)
Balance Sheet Date	Section 3.7(a)
Bankruptcy and Equity Exceptions	Section 3.3
Certificate of Merger	Section 2.2
Claim	Section 10.1(a)(iii)
Closing	Section 2.5
Closing Date	Section 2.5
Closing Market Price	Section 2.7(b)
Closing Statement	Section 2.13(a)(i)
Closing Structure	Section 5.19
Commercial Tax Agreement	Section 3.13(k)
Company	Preamble
Company Disclosure Schedules	Article III
Company Equity Securities	Section 3.6(a)
Company Registered Intellectual Property	Section 3.17(a)
Company Shareholder Approval	Section 5.12(a)
Company Tax Returns	Section 6.2
Company TOS	Section 3.17(e)
Confidentiality Agreement	Section 5.3(b)
Consultant Proprietary Information Agreement	Section 3.17(i)
Contract	Section 3.18(a)
Contribution	Section 5.19
Contribution Agreement	Section 5.19
Contribution Completion Deadline	Section 5.19
Copyrights	Section 1.1
Customary Settlement Provisions	Section 9.4(b)(ii)
Data Room	Section 1.2
Direct Claim	Section 9.4(c)
Disqualified Individual	Section 5.7
Dissenting Shares	Section 2.12
Effective Time	Section 2.2
Employee Proprietary Information Agreement	Section 3.17(i)

Equity Instruments	Section 2.10(b)
Escrow Agent	Section 2.11(a)
Escrow Agreement	Section 2.11(a)
Escrow Deposit	Section 2.11(a)
Estimated Closing Cash and Cash Equivalents	Section 2.8
Estimated Closing Indebtedness	Section 2.8
Estimated Closing Statement	Section 2.8
Estimated Company Expenses	Section 2.8
Estimated Net Working Capital Adjustment	Section 2.8
Exchange Act	Section 3.18(a)(xix)
Exchange Agent	Section 2.10(a)
Exchange Agent Agreement	Section 2.10(a)
Final Determination	Section 9.7(c)
Final Statement of Merger Consideration	Section 2.13(a)(ii)
Financial Statements	Section 3.7(a)
Governmental Approvals	Section 3.5(a)
Gunderson	Section 11.17
Indemnification Deductible	Section 9.3(a)
International Plan	Section 3.16(a)
Joint Instructions	Section 9.7(c)
Leased Premises	Section 3.10(c)
Legal Restraint	Section 7.1(a)
Lock-Up Agreement	Recitals
Loss	Section 9.2
Major Customers	Section 3.19(a)
Major Suppliers	Section 3.19(b)
Material Contracts	Section 3.18(a)
Merger	Recitals
Merger Consideration Dispute Notice	Section 2.13(a)(ii)
Merger Sub	Preamble
NASDAQ	Section 2.7(b)
New Common Stock Consideration	Section 2.6(a)
Non-Recourse Party	Section 11.9
Outside Date	Section 8.1(b)
Outstanding Claims	Section 9.7(a)
Parent	Preamble
Parent Disclosure Schedules	Article IV
Parent Equity Securities	Section 4.6(a)
Parent Indemnitee	Section 9.2
Parent Material Contract	Section 4.13(b)
Parent Non-Voting Common Stock	Section 4.6(a)

Parent Plans	Section 5.5(a)
Parent Preferred Stock	Section 4.6(a)
Parent Redeemable Preferred Stock	Section 4.6(a)
Parent Reports	Section 4.7
Parent RSU Award	Section 2.7(b)
party	Preamble
Patents	Section 1.1
PCB	Section 3.14(a)
Pre-Closing Restructuring Steps	Section 5.19
Privacy Policies	Section 3.17(l)
Proposed Closing Date Calculations	Section 2.13(a)(i)
Proposed Closing Date Statement of Cash and Cash Equivalents	Section 2.13(a)(i)
Proposed Closing Date Statement of Company Expenses	Section 2.13(a)(i)
Proposed Closing Date Statement of Indebtedness	Section 2.13(a)(i)
Proposed Closing Date Statement of Net Working Capital	Section 2.13(a)(i)
Proposed Merger Consideration Calculation	Section 2.13(a)(i)
Proposed Purchase Price Adjustment Calculation	Section 2.13(a)(i)
Qualified Settlement Costs	Section 9.4(b)(i)
Qualified Settlement Proposal	Section 9.4(b)(ii)
Real Property Leases	Section 3.10(c)
Release Amount	Section 9.7(a)
Release Date	Section 9.7(a)
Representative	Preamble
Representative Engagement Agreement	Section 10.1(c)
Representative Expenses	Section 10.1(b)
Representative Fund	Section 2.11(b)
Representative Group	Section 10.1(c)
Resolved Amount	Section 9.7(b)
Sarbanes-Oxley Act	Section 4.7
SEC	Section 4.7
Section 280G Payments	Section 5.7
Securities Act	Section 4.7
Single Trigger Award Payment	Section 1.1
Standard Form Agreements	Section 3.17(e)
Stockholder Approval Deadline	Section 5.12(b)
Stockholder Confirmations	Section 5.12(c)
Support Agreement	Recitals
Surviving Corporation	Section 2.1
Terminating Company Breach	Section 8.1(d)
Terminating Parent Breach	Section 8.1(f)
Third Party Claim	Section 9.4(a)(i)

Third Party Consents	Section 3.5(b)
Trade Control Laws	Section 3.11(d)
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Transfer Taxes	Section 11.3
Transmittal Document	Section 2.10(b)
WARN Act	Section 3.15(h)

ARTICLE II
THE MERGER
Section 2.1.    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall, pursuant to the provisions of the DGCL, be merged with and into Atom New Delaware, and the separate corporate existence of Merger Sub shall thereupon cease in accordance with the provisions of the DGCL. Atom New Delaware shall be the surviving corporation in the Merger and shall continue its corporate existence under the Laws of the State of Delaware with all its rights, privileges, powers and franchises unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, Atom New Delaware is sometimes referred to herein as the “Surviving Corporation.”
Section 2.2.    Certificate of Merger. On the Closing Date, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL (or at such other later time as may be agreed by Parent and Atom New Delaware and specified in the Certificate of Merger) (such date and time being hereinafter referred to as the “Effective Time”).
Section 2.3.    Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the references to the incorporator shall be deleted, until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
Section 2.4.    Officers and Directors. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

Section 2.5.    Closing. The closing of the Merger (the “Closing”) shall take place at the principal offices of Parent, 234 1st Street, San Francisco, CA 94105 (or remotely via the electronic exchange of documents and signatures), (a) at 10:00 a.m., Pacific time on the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted) of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing); provided, that in no event shall the Closing occur prior to February 28, 2022, or (b) on such other date and time as the Company and Parent shall mutually agree. The time and date of the Closing is herein called the “Closing Date.”
Section 2.6.    Effect on Capital Stock.
(a)New Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, Atom New Delaware, any holder of New Preferred Stock, or any other Person, each share of New Preferred Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares and Dissenting Shares) will be converted into the right to receive, without interest, for each share of New Common Stock into which such share of New Preferred Stock was convertible immediately prior to the Effective Time in accordance with the terms of the New Certificate of Incorporation: (i) the Per Share Closing Merger Consideration, plus (ii) if any, the Per Share Adjustment Escrow Release Amount, plus (iii) if any, the Per Share Indemnity Escrow Release Amount, plus (iv) if any, the Per Share Indemnity Escrow Resolved Amount, plus (v) if any, the Per Share Representative Fund Release Amount, in each case in the form of shares of Parent Common Stock that are (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of all Liens created by Parent or its Subsidiaries (excluding ongoing contractual restrictions set forth in the Organizational Documents of Parent or the Lock-Up Agreement and any restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws) (such shares collectively being the “New Common Stock Consideration”). For the avoidance of doubt, the amounts set forth in the foregoing clauses (ii)-(v), if any, will be deliverable if at all at the applicable times and subject to the requirements specified in this Agreement and the Escrow Agreement. As of the Effective Time, all such shares of New Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of New Preferred Stock shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments and withholding specified herein, and, in the case of any shares of New Preferred Stock represented by Certificates, upon the surrender of such Certificate or the delivery of an affidavit as described in Section 2.10(d)), the consideration described in this Section 2.6(a).
(b)New Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, Atom New Delaware, any holder of New Common Stock or any other Person, each share of New Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares and Dissenting Shares) shall be converted into the right to receive, without interest, the New Common Stock Consideration. As of the Effective Time, all such shares of New Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such shares of New Common Stock shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments and withholding specified herein and, in the case of any shares of New Common Stock represented by Certificates, upon the surrender of such Certificate or the delivery of an affidavit as described in Section 2.10(d)), the consideration described in this Section 2.6(b).
(c)Treasury Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, Atom New Delaware or any

other Person, each share of New Common Stock or New Preferred Stock held in the treasury immediately prior to the Effective Time shall be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.
(d)Merger Sub Shares. As of the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted on a one-for-one basis into shares of common stock of the Surviving Corporation.
(e)For the avoidance of doubt, the New Common Stock Consideration deliverable in respect of the New Common Stock and New Preferred Stock pursuant to this Section 2.6 and as set forth on any Consideration Spreadsheet shall be allocated to the holders thereof in accordance with the New Certificate of Incorporation, and the Shareholders Agreement, including Sections 5.6(a), 5.6(b), 5.6(c) and 5.6(d) thereof. The portion of the Estimated Merger Consideration deliverable to the Former Holders at Closing shall accordingly be allocated among the Former Holders as if it were the only consideration deliverable in connection with the Merger, and any additional consideration which becomes deliverable to the Former Holders from the Adjustment Escrow Account or the Indemnity Escrow Account or the Representative Fund shall be allocated among the Former Holders in accordance with the New Certificate of Incorporation and the Shareholders Agreement after taking into account the previous payments to the Former Holders pursuant to this Agreement.
Section 2.7.    Treatment of Company Units.
(a)Vested Company Units. As of the Effective Time, each Company Unit that is outstanding immediately prior to the Effective Time and that is vested or that vests by its terms as of the date hereof as a result of the occurrence of the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled in exchange for the right to receive, without interest and less applicable withholding Taxes, an amount in cash equal to the Per Unit Consideration. Payments pursuant to this Section 2.7(a) shall be made through the payroll of Parent or its Affiliates (including the Surviving Corporation) in two equal installments (less withholding for applicable Taxes), with the first installment to be paid within 30 days following the Effective Time and the second installment to be paid 12 months following the Effective Time.
(b)Unvested Company Units. As of the Effective Time, each Company Unit Award not contemplated by Section 2.7(a) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into a Parent restricted stock unit award (each a “Parent RSU Award”) with a vesting schedule that is no less favorable to such holder than the vesting schedule that applied to such Company Unit immediately prior to the Effective Time. Each such Parent RSU Award shall represent a promise to deliver, upon satisfaction of the applicable vesting and other terms and conditions thereof, a number of shares of Parent Common Stock (that when issued pursuant and subject to the terms and conditions of the applicable Parent RSU Award will be (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of all Liens created by Parent or its Subsidiaries (excluding ongoing contractual restrictions set forth in the Organizational Documents of Parent, the applicable Parent RSU Award agreement or the Lock-Up Agreement and any restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws)) (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the quotient of (i) the product of (A) the Per Unit Consideration, multiplied by (B) the number of unvested Company Units subject to the corresponding Company Unit Award, divided by (ii) the average closing price per share of Parent Common Stock on the Nasdaq Global Select Market (the “NASDAQ”) for the five (5) consecutive trading days ending on, and including, the last trading day prior to the Effective Time (the “Closing Market Price”). Each Parent RSU Award to be issued under this Section 2.7(b) shall be granted pursuant to a restricted stock unit agreement in substantially the form of time-vesting restricted stock unit award agreement for Parent employees publicly filed with the SEC as part of Exhibit 10.2 to Parent’s Form 8-K filed on June 4, 2021 (subject to such modifications as are necessary or appropriate to comply with applicable Laws, including Section 409A of the Code).
(c)Additional Actions. At or prior to the Effective Time, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions approving, and shall take such other actions as are necessary or appropriate to implement, (i) the treatment of Company Units in accordance with this Section 2.7, (ii) the termination of the Company LTIP as of the Effective Time and (iii) the cancelation of all Company Unit Awards such that there shall be no outstanding Company Units from and following the Effective Time. Parent shall take such actions as are reasonably necessary, if any, to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon settlement of the Parent RSU Awards issued pursuant to Section 2.7(b). The delivery of the shares of Parent Common Stock subject to the Parent RSU Awards issued pursuant to Section 2.7(b) shall be covered under registration statement on Form S-8 (or any successor form) of Parent.
Section 2.8.    Estimated Closing Statement. Prior to the Closing, the Company shall prepare, in consultation with Parent, and no later than four (4) Business Days prior to the anticipated Closing, the Company shall deliver to Parent a statement substantially in the form of the Example Closing Statement, setting forth its good faith estimate, specified in written detail, of the Estimated Merger Consideration and the Estimated Purchase Price Adjustment, which shall include a good faith estimate of (i) Closing Cash and Cash Equivalents (“Estimated Closing Cash and Cash Equivalents”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Company Expenses (“Estimated Company Expenses”) and (iv) the Net Working Capital (and the related Net Working Capital Adjustment, if any) (“Estimated Net Working Capital Adjustment”) (such statement, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with this Agreement, including the definitions as provided in this Agreement and the Accounting Principles. The Company shall provide Parent and its Affiliates and their respective representatives (i) all supporting documentation reasonably requested by Parent in connection with Parent’s review of the Estimated Closing Statement and (ii) reasonable access to the books and records of the Company (including financial records and supporting documents) and to representatives of the Company, in each case, used to prepare the Estimated Closing Statement prior to the Closing. Parent may, until two (2) Business Days prior to the Closing Date, provide the Company with comments to the Estimated Closing Statement and the Company shall consider such comments in good faith and shall revise the Estimated Closing Statement by no later than one (1) Business Day prior to the Closing Date if, based on its good faith assessment of Parent’s comments, the Company determines such changes are warranted, which revised statement shall be deemed the Estimated Closing Statement for all purposes of this Agreement. Failure by the Company to incorporate any comments of Parent to the Estimated Closing Statement shall not limit Parent’s rights or remedies hereunder or, in and of itself, be deemed a breach by the Company hereunder.
Section 2.9.    Consideration Spreadsheet. No later than four (4) Business Days prior to the anticipated Closing, the Company shall deliver the Consideration Spreadsheet to Parent. The Consideration Spreadsheet shall be delivered in Excel format and include all formulas and calculations related to the delivery of the Merger Consideration in addition to the information required by the definition of “Consideration Spreadsheet” in this Agreement. Parent, Merger Sub and their respective Affiliates shall be entitled to rely on each Consideration Spreadsheet delivered pursuant to this Agreement for all purposes (including for purposes of compliance with Section 2.6 and the other provisions of this Article II), and shall have no Liability in respect of any payment or other actions taken in reliance upon any Consideration Spreadsheet (including in respect of any payment made in reliance upon any Consideration Spreadsheet). In the event that the Estimated Closing Statement is updated after the initial delivery of the Estimated Closing Statement pursuant to Section 2.8, then concurrently with the delivery of such updated Estimated Closing Statement by the Company to Parent, the Company shall deliver an updated Consideration Spreadsheet to Parent which takes into account the changes set forth in the updated Estimated Closing Statement. Nothing set forth in any Consideration Spreadsheet, including any updated Consideration Spreadsheet delivered pursuant to this Agreement, shall increase the aggregate amount of the Estimated Merger Consideration or the Merger Consideration from that contemplated by the definitions of such terms.
Section 2.10.    Payments in Respect of New Company Securities at Closing.
(a)Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) in the Merger and shall enter into an agreement with the Exchange Agent on or prior to the Closing Date (the “Exchange Agent Agreement”). At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the Former Holders and for delivery by the Exchange Agent in accordance with this Section 2.10, the Closing Consideration Fund.
(b)Prior to the Effective Time, the Company shall deliver (or shall cause the Exchange Agent to deliver) to each Former Holder a letter of transmittal in substantially the form set forth on Exhibit F hereto (the “Transmittal Document”), which shall specify that delivery shall be effected, and risk of loss and title to the New Company Securities held by such Former Holder shall pass, only upon proper delivery of the Certificates, if applicable, or other instruments evidencing such New Company Securities held by such Former Holder (the “Equity Instruments”) to the Exchange Agent and instructions for use in effecting the surrender of such Equity Instruments in exchange for the consideration associated with the New Company Securities evidenced by the Equity Instruments. Notwithstanding anything to the contrary contained in this Agreement, any Former Holder holding shares in book-entry form only, as set forth in the Consideration Spreadsheet, shall not be required to deliver a Certificate to the Exchange Agent as part of their respective Equity Instruments to receive his, her or its portion of the Merger Consideration (but shall be required to deliver a properly completed Transmittal Document). Each Former Holder’s entitlement to receive any portion of the Merger Consideration or any other payments pursuant to this Agreement shall be conditioned upon such Former Holder’s execution and delivery of a properly completed Transmittal Document.
(c)Payments and Deliveries to Former Holders.
(i)Payments and Deliveries to Former Holders. If a Former Holder surrenders to the Exchange Agent the Equity Instruments, if any, together with a properly completed and executed Transmittal Document, at least three (3) Business Days prior to the Closing Date, and such holder is the record holder of such Equity Instrument(s) as of the Effective Time, then the holder of such Equity Instrument(s) shall be delivered on the Closing Date in exchange therefor shares of Parent Common Stock equal to that portion of the Closing Consideration Fund attributable to such Equity Instrument or Equity Instruments surrendered which such Former Holder has the right to receive pursuant to Section 2.6 (subject to any applicable withholding hereunder), and such Equity Instrument shall forthwith be canceled. If a Former Holder surrenders to the Exchange Agent any Equity Instruments, together with a properly executed or delivered, as applicable, Transmittal Document at any time after three (3) Business Days prior to the Closing Date, and such holder is the record holder of such New Company Securities as of the Effective Time, then the holder of such Equity Instrument shall be delivered, as soon as reasonably practicable following the Closing Date, shares of Parent Common Stock equal to that portion of the Closing Consideration Fund attributable to such Equity Instrument or Equity Instruments surrendered which such Former Holder has the right to receive pursuant to Section 2.6, and such Equity Instrument shall forthwith be canceled. If payment or delivery is to be made to a Person other than the Person in whose name the Equity Instrument surrendered is registered, it shall be a condition of payment or delivery that the Equity Instrument so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Exchange Agent with all documents required to evidence and effect such transfer and that the Person requesting such payment or delivery pay any transfer or other Taxes required by reason of the payment or delivery to a Person other than the registered holder of the Equity Instrument surrendered or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.10, each Equity Instrument (other than Company Units and shares held in treasury and Dissenting Shares) shall at any time after the Effective Time represent solely the right to receive, upon such surrender, the portion of the Merger Consideration which such Former Holder has the right to receive pursuant to Section 2.6. No interest will be paid or will accrue on any consideration deliverable pursuant to this Agreement.
(d)If any Equity Instrument shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Equity Instrument to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent according to the customary practices of the Exchange Agent, a customary indemnity bond for the benefit of Parent, the Surviving Corporation, the Exchange Agent and their respective Affiliates against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent or any of their respective Affiliates with respect to such lost, stolen or destroyed Equity Instrument, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Equity Instrument, shares of Parent Common Stock equal to that portion of the Closing Consideration Fund attributable to such Equity Instrument or Equity Instruments represented by such affidavit which such Former Holder has the right to receive pursuant to Section 2.6 and in accordance with such Former Holder’s Allocation Percentage (subject to any applicable withholding hereunder).
(e)After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the New Company Securities that were outstanding immediately prior to the Effective Time. Parent may cause the Exchange Agent to deliver to the Surviving Corporation the portion of the Closing Consideration Fund that remains undistributed on the date which is twelve (12) months after the deposit of such amount with the Exchange Agent. If, after the Effective Time, Equity Instruments (other than Equity Instruments representing Dissenting Shares) are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration as provided for, and in accordance with, the provisions of this Article II; provided, that if Equity Instruments are not surrendered prior to the date that such unclaimed funds or property would otherwise become subject to any abandoned property, escheat or similar Law, unclaimed amounts of the consideration provided for by the provisions of this Article II, to the extent permitted by Law, shall become the property of the Surviving Corporation and may be commingled with the general funds or other property of the Surviving Corporation, free and clear of all claims or interest to the extent permitted by Law. Notwithstanding the foregoing, any Former Holders who have not theretofore complied with the provisions of this Article II shall thereafter look only to the Surviving Corporation or Parent, as applicable, and only as general creditors thereof, for payment for their claims in the form and amounts to which such Former Holders are entitled.
(f)Notwithstanding anything to the contrary contained herein, no fractional shares of Parent Common Stock shall be issued upon the surrender of Equity Instruments. All fractional shares of Parent Common Stock that a Former Holder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if such aggregation does not result in a whole number, such Former Holder shall be entitled to receive with respect thereto a number of shares of Parent Common Stock equal to such number of shares of Parent Common Stock rounded down to the nearest whole number.

(g)All certificates or other instruments or book-entry notations representing shares of Parent Common Stock to be issued upon the surrender of Equity Instruments will bear a legend (or comparable notation), substantially to the following effect:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.
Section 2.11.    Other Payments at Closing.
(a)Escrow. At the Closing, Parent, the Representative and an escrow agent selected by Parent and reasonably acceptable to the Representative (the “Escrow Agent”) shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”). As of the Effective Time, Parent shall deposit, or cause to be deposited, (i) the Adjustment Escrow Shares into the Adjustment Escrow Account and (ii) the Indemnity Escrow Shares into the Indemnity Escrow Account ((i) and (ii) together, the “Escrow Deposit”). The Escrow Agreement shall provide that (i) the Adjustment Escrow Shares deposited in the Adjustment Escrow Account will be used to satisfy the Actual Adjustment, if applicable, pursuant to Section 2.13 and (ii) the Indemnity Escrow Shares deposited in the Indemnity Escrow Account will be used to satisfy claims for Losses as set forth in Article VI and Article IX incurred by the Parent Indemnitees pursuant and subject to the limitations of Article VI and Article IX hereof. The Escrow Agreement shall also provide that, if applicable, the Indemnity Escrow Shares shall be released to the Exchange Agent in accordance with the Escrow Agreement for distribution to the Former Holders in accordance with Section 9.7. Notwithstanding the foregoing, the right of Former Holders to receive their applicable portion of the Escrow Deposit shall be conditioned on such Former Holder having complied with the requirements applicable to payments from the Closing Consideration Fund as contemplated by Section 2.10, including having delivered Equity Instruments, Transmittal Documents or affidavits of loss, as applicable.
(b)Representative Fund. On the Closing Date as of the Effective Time, Parent shall deliver, or cause to be delivered, the Representative Fund Amount Shares to an account designated in writing by the Representative prior to the Closing Date (the “Representative Fund”).
Section 2.12.    Dissenting Shares. Each share of New Common Stock or New Preferred Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the applicable form of consideration pursuant to the Merger, but shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect or otherwise waive or lose his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger. The Company and Atom New Delaware shall enforce any contractual waivers that stockholders of the Company or Atom New Delaware have granted regarding appraisal rights that would apply to the Merger or any of the other transactions contemplated by this Agreement. The Company and Atom New Delaware shall give Parent prompt notice of any demand for appraisal with respect to any Company Securities or New Company Securities. Parent shall have the right to direct all negotiations and proceedings with respect to any demands for appraisal in connection with the Merger or any of the Pre-Closing Restructuring Steps, and neither the Company nor Atom New Delaware shall voluntarily make any payment with respect to any such demand or settle or offer to settle any such demand, in each case without the prior written consent of Parent.
Section 2.13.    Adjustment to Merger Consideration.
(a)Preparation of the Final Statement of Merger Consideration.
(i)As soon as practicable, but no later than ninety (90) calendar days after the Closing Date, Parent shall prepare and deliver to the Representative a statement substantially in the form of the Example Closing Statement, setting forth its good faith estimate of the Merger Consideration (the “Proposed Merger Consideration Calculation”) and the Final Purchase Price Adjustment (the “Proposed Purchase Price Adjustment Calculation”), which shall include a good faith estimate of (A) a proposed calculation of the Closing Cash and Cash Equivalents (the “Proposed Closing Date Statement of Cash and Cash Equivalents”), (B) a proposed calculation of the Closing Indebtedness (the “Proposed Closing Date Statement of Indebtedness”), (C) a proposed calculation of the Company Expenses (the “Proposed Closing Date Statement of Company Expenses”) and (D) a proposed calculation of Closing Net Working Capital (and the related Net Working Capital Adjustment, if any) (the “Proposed Closing Date Statement of Net Working Capital”) (such statement, the “Closing Statement.”). The Proposed Closing Date Statement of Cash and Cash Equivalents, the Proposed Closing Date Statement of Indebtedness, the Proposed Closing Date Statement of Company Expenses, the Proposed Closing Date Statement of Net Working Capital, the Proposed Purchase Price Adjustment Calculation and the Proposed Merger Consideration Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” The Proposed Closing Date Calculations shall be prepared in accordance with this Agreement, including the definitions as provided in this Agreement and the Accounting Principles.
(ii)If the Representative does not give written notice of dispute (a “Merger Consideration Dispute Notice”) to Parent within thirty (30) calendar days of receiving the Proposed Closing Date Calculations, the parties hereto agree that (A) the Proposed Closing Date Statement of Cash and Cash Equivalents shall be deemed to set forth the Closing Cash and Cash Equivalents, (B) the Proposed Closing Date Statement of Indebtedness shall be deemed to set forth the Closing Indebtedness, (C) the Proposed Closing Date Statement of Company Expenses shall be deemed to set forth the Company Expenses, (D) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Closing Net Working Capital (and related New Working Capital Adjustment, if any), (E) the Proposed Purchase Price Adjustment Calculation shall be deemed to set forth the Final Purchase Price Adjustment and (F) the Proposed Merger Consideration Calculation shall be deemed to set forth the Merger Consideration. If the Representative gives a Merger Consideration Dispute Notice to Parent

(which Merger Consideration Dispute Notice shall set forth, in reasonable detail, the items and amounts in dispute and the proposed correct amount for each such item) within such 30 (thirty)-day period, Parent and the Representative will discuss in good faith to resolve the dispute during the 30 (thirty)-day period commencing on the date Parent receives the applicable Merger Consideration Dispute Notice from the Representative (or such longer period as mutually agreed in writing by Parent and the Representative). If the Representative and Parent do not obtain a final resolution within such 30-day period (or such longer period as mutually agreed in writing by the parties), then the items in dispute that were properly included in the Representative’s Merger Consideration Dispute Notice shall be submitted immediately to KPMG LLP, or, if KPMG LLP is unavailable or is unwilling to serve, another nationally recognized independent accounting firm selected jointly by Parent and the Representative (the “Accounting Firm”). The Accounting Firm shall be instructed to render a determination of the applicable dispute within thirty (30) calendar days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor, and include a certification that it reached such determination in accordance with the definitions as provided in this Agreement and the Accounting Principles. The determination of the Accounting Firm shall (except in the case of fraud or manifest error) be conclusive and binding upon the Representative, Parent and the other parties hereto and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The scope of the disputes to be resolved by the Accounting Firm is limited to only such items included in the Proposed Closing Date Calculations that the Representative has timely disputed in the Merger Consideration Dispute Notice. The Accounting Firm shall determine, based solely on presentations by Parent and the Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Merger Consideration Dispute Notice, and shall act as an expert and not as an arbitrator. In resolving any disputed item, the Accounting Firm shall (i) be bound by the principles set forth in this Section 2.13 and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, (ii) not make any determination as to the accuracy of the representations and warranties set forth in this Agreement, and (iii) not make any determination as to compliance by any party with any of their respective covenants in this Agreement (other than those set forth in this Section 2.13). The parties acknowledge that the purpose of preparing the Closing Statement and determining the Closing Cash and Cash Equivalents, Closing Indebtedness, Company Expenses and Net Working Capital Adjustment and the related consideration adjustment contemplated by this Section 2.13 is to measure the Closing Cash and Cash Equivalents, Closing Indebtedness, Company Expenses and Net Working Capital Adjustment, and such processes are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules, procedures, methods or bases inconsistent with the Accounting Principles and this Agreement for the purpose of preparing the Closing Statement or determining Closing Cash and Cash Equivalents, Closing Indebtedness, Company Expenses and Net Working Capital Adjustment, and the Accounting Firm shall make its determinations in accordance with this purpose. Parent will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.13. The “Final Statement of Merger Consideration” means the Proposed Merger Consideration Calculation and the Proposed Purchase Price Adjustment Calculation collectively, together with any revisions thereto pursuant to this Section 2.13.
(iii)In the event the Representative and Parent submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.13(a)(ii) above, the fees and expenses of the Accounting Firm (x) shall be borne by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by the Representative (solely on behalf of the Former Holders) in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted.
(iv)The Surviving Corporation will reasonably cooperate with, make its books and financial records available to and otherwise assist the Representative and its accountants and other representatives at reasonable times during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
(b)Adjustment to Estimated Merger Consideration.
(i)If the Actual Adjustment is a positive amount, (x) Parent will deliver to the Exchange Agent (for further credit to the Former Holders in accordance with their Allocation Percentages) a number of shares of Parent Common Stock equal to lesser of (1) (A) the full amount of the Actual Adjustment divided by (B) the Signing Market Price, and (2) the Adjustment Escrow Shares, within five (5) Business Days after the date on which the Merger Consideration and the Final Purchase Price Adjustment are finally determined pursuant to Section 2.13(a) above and (y) the Adjustment Escrow Shares shall be released to the Exchange Agent (for further credit to the Former Holders in accordance with their Allocation Percentages), as provided in the Escrow Agreement. If the Actual Adjustment exceeds aggregate Adjustment Escrow Share Value of all the Adjustment Escrow Shares, none of the Representative, the Former Holders nor any other Person shall have any right or claim to, or any recourse against Parent, the Surviving Corporation or any of their respective Affiliates for, such excess amount, and the Former Holders’ sole and exclusive rights and remedies in respect of the Actual Adjustment shall be receipt of their portion of the shares of Parent Common Stock set forth in the foregoing clauses (x) and (y).
(ii)If the Actual Adjustment is a negative amount, then within five (5) Business Days after the date on which the Final Purchase Price Adjustment and the Merger Consideration are finally determined pursuant to Section 2.13(a), Parent and the Representative shall deliver joint written instructions to the Escrow Agent to release to the Surviving Corporation from the Adjustment Escrow Account a number of Adjustment Escrow Shares with aggregate Adjustment Escrow Share Value equal to the lesser of (x) the absolute value of the full amount of the Actual Adjustment and (y) the aggregate Adjustment Escrow Share Value of all Adjustment Escrow Shares; provided, that if the absolute value of the Actual Adjustment payable under this sentence is less than the aggregate Adjustment Escrow Share Value of all Adjustment Escrow Shares, then a number of Adjustment Escrow Shares with aggregate Adjustment Escrow Share Value equal to the excess of the aggregate Adjustment Escrow Share Value of all Adjustment Escrow Shares over the absolute value of the Actual Adjustment shall be released to the Exchange Agent (for further credit to the Former Holders in accordance with their Allocation Percentages) as provided in the Escrow Agreement. For the avoidance of doubt, neither the Former Holders nor any of their respective Affiliates shall have any liability or obligation under this Section 2.13 for any amounts in excess of the aggregate Adjustment Escrow Share Value of all Adjustment Escrow Shares. Recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Parent against the Former Holders, or otherwise, arising out of or relating to any negative Actual Adjustment, and neither Parent nor the Surviving Corporation nor any of their respective Affiliates shall have any other claim against the Former Holders in respect thereof. The process set forth in this Section 2.13 shall be the sole and exclusive remedy of Parent and the Representative for disputes related to the Estimated Closing Statement, Closing Statement, Merger Consideration Dispute Notice and the amounts of Closing Cash and Cash Equivalents, Closing Indebtedness, Company Expenses or the Net Working Capital Adjustment. However, nothing in this Section 2.13 shall limit the rights or remedies of Parent against any Person with respect to such Person’s Fraud.

(iii)No fractional shares of Parent Common Stock shall be delivered to any Former Holder pursuant to this Section 2.13(b). To the extent the release of Indemnity Escrow Shares to a Former Holder or other delivery of shares of Parent Common Stock to a Former Holder pursuant to this Section 2.13(b) would include a fraction of a share of Parent Common Stock (determined after aggregating all fractional shares of Parent Common Stock that such Former Holder would otherwise be entitled to receive), such number of shares shall instead be rounded down to the nearest whole share of Parent Common Stock.
Section 2.14.    Withholding. Parent, the Company, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amount as such party is required to deduct and withhold with respect to such payment under the Code, or any provision of Law. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, however, if the applicable payor determines that it is obligated to deduct or withhold any amounts from any non-compensatory amounts payable or otherwise deliverable pursuant to this Agreement, such payor shall (i) provide the applicable recipient with prior written notice of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding), and (ii) the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND ATOM NEW DELAWARE
Except as set forth in a corresponding section or subsection of the disclosure schedules to this Agreement delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedules”) (each of which disclosures shall apply to and qualify the section, and if applicable, the subsection of this Article III to which it relates), the Company and Atom New Delaware hereby jointly and severally represent and warrant to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
Section 3.1.    Organization and Qualification. Each of the Company and Atom New Delaware is duly organized and validly existing under the laws of its respective jurisdiction of organization and has all requisite power and authority to own its properties and to carry on its business as presently conducted. Each of the Company and Atom New Delaware is in good standing under the laws of its respective jurisdiction of organization (to the extent such laws recognize such concept). Each of the Company and Atom New Delaware is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to be material to the Company. The Company and Atom New Delaware have made available to Parent and Merger Sub true and complete copies of their Organizational Documents as in effect on the date hereof. The Company and Atom New Delaware have made available to Parent and Merger Sub a true and complete list of their officers and directors (or individuals with equivalent responsibilities) as of the date hereof. Neither the Company nor Atom New Delaware is in violation of any provision of its Organizational Documents. The Company owns all of the outstanding shares of capital stock of Atom New Delaware. Since the date of its incorporation, Atom New Delaware has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 3.2.    Subsidiaries.
(a)Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company as of the date of this Agreement. Each Subsidiary of the Company is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and to carry on its business as presently conducted. Each Subsidiary of the Company is in good standing under the laws of its jurisdiction of organization (to the extent such laws recognize such concept). Each Subsidiary of the Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to be material to the Company. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions to the Company, except for restrictions on dividends or distributions under generally applicable Laws. The Company has made available to Parent and Merger Sub true and complete copies of the Organizational Documents of each Subsidiary of the Company as in effect on the date hereof.
(b)Except for the Subsidiaries of the Company, the Company and its Subsidiaries do not own, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest, or other equity, voting or ownership interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is the Company under any current or prospective legally binding obligation to form or participate in, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.
Section 3.3    Authorization. Each of the Company and Atom New Delaware has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and each other agreement or instrument to be executed in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, subject only, with respect to the Company, to receipt of the Company Shareholder Approval, and with respect to Atom New Delaware, the Atom New Delaware Stockholder Approval. Other than the Company Shareholder Approval, in the case of the Company, or the Atom New Delaware Stockholder Approval, in the case of Atom New Delaware, no other shareholder action, approval or vote is or shall be required by or on the part of the Company or Atom New Delaware, as applicable, to approve and adopt this Agreement or to consummate any of the transactions contemplated hereby, including the Pre-Closing Restructuring, the Contribution and the Merger. Prior to the execution of this Agreement, the board of directors of the Company, by resolutions duly adopted at a meeting duly called and held or written consent, as applicable, has (i) approved and authorized the execution and delivery of this Agreement, (ii) acknowledged and, to the extent required, approved the consummation of the transactions contemplated hereby, including the Contribution, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are in the Company’s best interest and (iv) recommended that the shareholders of the Company approve the Contribution. Prior to the execution of this Agreement, the board of directors of Atom New Delaware, by resolutions duly adopted at a meeting duly called and held or written consent, has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved the consummation of the transactions contemplated hereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable, (iv) recommended that the shareholders of Atom New Delaware approve and adopt the New Certificate of Incorporation and this Agreement and the other transactions contemplated hereby, including the Merger, and (v) directed that the New

Certificate of Incorporation, this Agreement and the Merger be submitted to the shareholders of Atom New Delaware for their approval and adoption. This Agreement has been, and each other agreement or instrument required to be executed by the Company or Atom New Delaware in connection herewith will be at the time of execution, duly authorized, executed and delivered by the Company or Atom New Delaware, as applicable, and, assuming that this Agreement has been or such other agreement or instrument will be at the time of execution duly and validly authorized, executed and delivered by the other parties hereto or thereto, constitutes, or when executed by the Company or Atom New Delaware, will constitute, a valid and binding agreement of the Company and Atom New Delaware, enforceable against the Company and Atom New Delaware in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles (the “Bankruptcy and Equity Exceptions”). The Consummation of the Merger will constitute a Deemed Liquidation Event (as defined in the New Certificate of Incorporation), and the treatment of the shares of New Common Stock and New Preferred Stock set forth in this Agreement will comply in all respects with, and satisfy all requirements of, the New Certificate of Incorporation and the Shareholders Agreement, unless waived pursuant to the terms thereof.
Section 3.4.    Non-contravention. Neither the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company or Atom New Delaware of its respective obligations hereunder will (h) violate or result in a breach of any provision contained in the Organizational Documents of the Company or Atom New Delaware, or (i) assuming that all consents, authorizations, waiting period expirations or terminations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 3.5(a) (including all filings or notifications required under, and all consents, authorizations, waiting period expirations or terminations, orders, or approvals required under, the HSR Act and any applicable foreign antitrust, merger control or competition Law (collectively, “antitrust Laws” ”) in connection with the transactions contemplated by this Agreement) and all Third Party Consents referred to in Section 3.5(b) have been obtained or made, (i) violate any applicable Law, (ii) violate, result in a violation or breach by the Company or Atom New Delaware or any of their respective Subsidiaries of, or the termination or acceleration of, or conflict with or constitute a default (or give rise to a right of termination, acceleration or cancellation) under, the Shareholders Agreement or any other Material Contract to which the Company or Atom New Delaware or any of their respective Subsidiaries is a party or by which the Company, Atom New Delaware, any of their respective Subsidiaries, or any of the respective properties or assets of the foregoing are bound, whether with the passage of time, giving of notice, or both, or (iii) result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company or Atom New Delaware or any of their respective Subsidiaries, except, in the case of clauses (ii) and (iii), for any such violation, breach, termination, acceleration, conflict, default or Lien as would not reasonably be expected, individually or in the aggregate, to be material to the Company, and as would not prevent or materially impair the Company and Atom New Delaware from timely consummating the transactions contemplated by this Agreement. For clarity, for all purposes of this Agreement (including Article IX), no representation or warranty is made under this Section 3.4 or Section 3.5 or otherwise under this Article III regarding the absence of any challenge brought by any Governmental Authority following the Closing Date on the grounds that the Merger or other transactions contemplated hereby would require registration, declaration or filing with such Governmental Authority under any antitrust Law or otherwise violate any antitrust Law.

Section 3.5.    Consents.
(a)Except for (i) compliance with any applicable requirements under the HSR Act, (ii) compliance with any applicable requirements under any foreign antitrust Laws, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority (collectively, “Governmental Approvals”) is required for the execution and delivery by the Company and Atom New Delaware of this Agreement, the performance by the Company and Atom New Delaware of its obligations hereunder or the consummation of the transactions contemplated hereby.
(b)Except as described in Section 3.5(b) of the Company Disclosure Schedules, no consent, authorization, approval or waiver from, or notice to, any Person (other than a Governmental Authority) under any Material Contract (collectively, “Third Party Consents”) is required for the execution and delivery by the Company and Atom New Delaware of this Agreement, the performance by the Company and Atom New Delaware of their respective obligations hereunder and the consummation of the transactions contemplated hereby, except any such Third Party Consent that, if not obtained, would not reasonably be expected, individually or in the aggregate, to be material to the Company, and as would not reasonably be expected to prevent or materially impair the Company or Atom New Delaware from timely consummating the transactions contemplated by this Agreement.
Section 3.6.    Capitalization.
(a)The issued stated capital stock of the Company consists of (i) 37,271 shares of Common Stock, and (ii) 45,192 shares of Preferred Stock, of which (A) 2,897 shares have been designated as Series A Preferred Stock, (B) 13,384 shares have been designated as Series B Preferred Stock and (C) 28,911 shares have been designated as Series C Preferred Stock. As of the date hereof, (I) 37,271 shares of Common Stock were issued and outstanding, (II) 1,215 Company Units were reserved and available for future issuance pursuant to the Company LTIP, and 378,410 Company Units were issued and outstanding, (III) no shares of Common Stock were owned or held by the Company as treasury stock, (IV) (1) 2,897 shares of Series A Preferred Stock, convertible into 2,897 shares of Common Stock, were issued and outstanding, (2) 13,384 shares of Series B Preferred Stock, convertible into 13,384 shares of Common Stock, were issued and outstanding and (3) 28,911 shares of Series C Preferred Stock, convertible into 28,911 shares of Common Stock, were issued and outstanding. Except as set forth in this Section 3.6(a), as of the date hereof, there are no issued, reserved for issuance or outstanding, and there are no commitments (whether written or verbal) to issue or grant, (w) shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, (x) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, (y) subscriptions, warrants, calls, puts, options, exchangeable and convertible securities or other rights to acquire from the Company, or other contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, or (z) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, the Company (the items in clauses (w) through (z) being referred to collectively as the “Company Equity Securities”). There are no outstanding legally binding obligations of the Company to repurchase, redeem or otherwise acquire any Company Equity Securities (for clarity, excluding forfeitures of unvested Company Equity Securities upon termination of service in accordance with the award agreement governing such Company Equity Securities made available to Parent and Merger Sub prior to the date hereof).
(b)All outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens created by the Company (excluding ongoing contractual restrictions set forth in the Organizational Documents of the Company), issued and granted in compliance with all applicable securities Laws and not subject to preemptive rights created by the Company (excluding any rights of first refusal in favor of the Company set forth in the Organizational Documents of the Company). There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote. Other than as set forth on Section 3.6(b) of the Company Disclosure Schedules, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or (to the Knowledge of the Company) which otherwise exist with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Company Equity Securities.
(c)All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary (i) are wholly owned, directly or indirectly, by the Company and (ii) have been duly authorized, validly issued and are fully paid and nonassessable. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary that are owned, directly or indirectly, by the Company are so owned free and clear of all Liens (other than restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws). No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitment or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(d)As of the date hereof, the authorized capital stock of Atom New Delaware consists of (i) 105,000 shares of common stock, par value $0.01, of which 100,000 are issued and outstanding as of the date hereof. As of immediately prior to the Effective Time, the authorized capital stock of Atom New Delaware will consist of (x) 8,351,300 shares of New Common Stock and (y) 4,519,200 shares of New Preferred Stock, of which (A) 289,700 shares will have been designated as New Series A Preferred Stock, (B) 1,338,400 shares will have been designated as New Series B Preferred Stock and (C) 2,891,100 shares will have been designated as New Series C Preferred Stock. As of immediately prior to the Effective Time, there will be (I) 3,727,100 shares of New Common Stock issued and outstanding, (II) no shares of New Common Stock held as treasury stock, and (III) (1) 289,700 shares of New Series A Preferred Stock, convertible into 289,700 shares of New Common Stock, will be issued and outstanding, (2) 1,338,400 shares of New Series B Preferred Stock, convertible into 1,338,400 shares of New Common Stock, will be issued and outstanding and (3) 2,891,100 shares of New Series C Preferred Stock, convertible into 2,891,100 shares of New Common Stock, will be issued and outstanding. Except as set forth in this Section 3.6(d), as of immediately prior to the Effective Time, there will be no issued, reserved for issuance or outstanding, and there will be no commitments (whether written or verbal) to issue or grant, (w) shares of capital stock or other voting securities of, or other equity or ownership interests in, Atom New Delaware, (x) securities of Atom New Delaware convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Atom New Delaware, (y) subscriptions, warrants, calls, puts, options, exchangeable and convertible securities or other rights to acquire from Atom New Delaware, or other contracts to which Atom New Delaware is a party or by which Atom New Delaware is bound obligating Atom New Delaware to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Atom New Delaware, or (z) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by Atom New Delaware that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, Atom New Delaware. As of immediately prior to the Effective Time, all outstanding shares of New Common Stock and New Preferred Stock, when issued on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens created by Atom New Delaware (excluding ongoing contractual restrictions set forth in the Organizational Documents of Atom New Delaware), issued and granted in compliance with all applicable securities Laws and not subject to preemptive rights created by Atom New Delaware. There are no bonds, debentures, notes or other Indebtedness of Atom New Delaware having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of Atom New Delaware may vote. Except as set forth in Atom New Delaware’s Organizational Documents and the Shareholders Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which Atom New Delaware is a party or (to the Knowledge of the Company) which otherwise exist with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any shares of capital stock or other equity securities of Atom New Delaware.
(e)The Consideration Spreadsheet delivered in connection with the Closing will, as of the Closing Date, be true and complete in all respects, and the amounts set forth therein will be consistent with the books and records of the Company and Atom New Delaware and calculated pursuant to and in accordance with this Agreement, the Company’s and Atom New Delaware’s Organizational Documents and the Shareholders Agreement in all respects.
Section 3.7.    Financial Statements.
(a)Set forth on Section 3.7(a) of the Company Disclosure Schedules are (i) audited consolidated financial balance sheets as of December 31, 2020, 2019 and 2018, and the related statements of operations and cash flows for the fiscal years then ended for the Company and its Subsidiaries and the unaudited consolidated financial balance sheet as of September 30, 2021 (the “Balance Sheet” and such date, the “Balance Sheet Date”) and related statements of operations and cash flows for the nine (9) month period then ended for the Company and its Subsidiaries ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements may not contain all footnotes required by IFRS, and have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. The Financial Statements fairly present in all material respects the assets, liabilities (including all reserves), financial condition, operating results and cash flows of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the Interim Financial Statements to normal year-end audit adjustments and other adjustments as set forth on Section 3.7(a) of the Company Disclosure Schedules (the effect of which will not individually, or in the aggregate, be material).
(b)The Company and its Subsidiaries have established and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded in conformity with IFRS consistently applied. Since January 1, 2018, neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their directors, officers, auditors or independent accountants has received written notice of (x) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures or methods of the Company or its Subsidiaries or their internal accounting controls or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or internal controls over financial reporting of the Company and its Subsidiaries.
(c)All trade and other accounts receivable of the Company and its Subsidiaries (the “Accounts Receivable”) as of September 30, 2021 represent valid obligations arising from goods or services actually sold by the Company and its Subsidiaries. To the Knowledge of the Company, the Accounts Receivable are collectible in accordance with their terms net of the respective reserves shown on the Financial Statements. There is no material contest, claim, or right to set-off under any Contract with any obligor of such an Account Receivable relating to the amount or validity of such Accounts Receivable.
(d)Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
Section 3.8.    No Undisclosed Liabilities. There are no liabilities of the Company or its Subsidiaries, other than: (i) liabilities expressly described and adequately reserved against in accordance with IFRS in the Balance Sheet or the notes thereto, (ii) liabilities incurred by the Company or its Subsidiaries after the Balance Sheet Date in the ordinary course of business, (iii) liabilities (including investment banking, legal and accounting costs) that constitute Company Expenses, and (iv) liabilities that are executory performance obligations arising under Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound and in the case of any Material Contract, not relating to any breach or non-performance by the Company or any of its Subsidiaries. For clarity, this Section 3.8 shall not be deemed to address the specific subject matter of any other representation or warranty in this Article III to the extent such subject matter is qualified by the Company’s Knowledge so as to have the effect of the Company making such other representation or warranty regarding such specific subject matter without a Knowledge qualifier. For clarity, the mere existence of a claim, complaint or notice from a third party involving the Company or its Subsidiaries arising after the date hereof shall not, in and of itself and before considering the merits of such claim, constitute a breach of this Section 3.8 on the theory that such claim, in and of itself and before considering the merits of such claim, constituted an unasserted, unknown, contingent, unaccrued, unmatured or other liability or obligation of the Company as of the date hereof.
Section 3.9.    Absence of Certain Developments.
(a)Since December 31, 2020, through the date hereof, there has not occurred any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.
(b)Since December 31, 2020, through the date hereof, the Company and its Subsidiaries have operated in the ordinary course of business. Without limiting the generality of the foregoing, since December 31, 2020 through the date hereof, none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by or required the consent of Parent under Section 5.1, had Section 5.1 been applicable during such period.
Section 3.10.    Properties and Assets.
(a)The Company and its Subsidiaries do not own, and have never owned, any real property.

(b)The Company and its Subsidiaries have good and marketable title to, or, in the case of leases of tangible properties and assets, a valid leasehold interest in, or, in the case of licensed tangible assets, a valid license to use, all material tangible properties and assets (whether real or personal) free and clear of all Liens (other than Permitted Liens). The material items of equipment owned or leased by the Company and its Subsidiaries (i) are adequate in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) are, in all material respects, in good operating condition, regularly and properly maintained, subject to normal wear and tear.
(c)Section 3.10(c) of the Company Disclosure Schedules contains a complete and accurate list as of the date hereof of all of the existing leases, subleases, licenses, or other contracts (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”). The Company has made available to Parent and Merger Sub true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all contracts in connection therewith, including all subordination agreements, and guarantees). The Closing will not affect the enforceability against any Person of any material Real Property Lease or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any material Leased Premises, including the right to the continued use and possession of such Leased Premises for the conduct of business as presently conducted (subject to the Bankruptcy and Equity Exceptions). To the Knowledge of the Company, there are no pending or threatened condemnation proceedings against the Leased Premises.
(d)The Real Property Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under, nor as of the date hereof, has the Company or any of its Subsidiaries received written notice of any material breach of or material default under any Real Property Lease, and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company as of the date hereof, any other party thereto. Neither the Company nor any of its Subsidiaries has transferred or assigned any interest in any Real Property Lease, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. Except as set forth on Section 3.10(d) of the Company Disclosure Schedules, the Company (or its Subsidiary, as applicable) currently occupies all of the Leased Premises for the operation of the Company’s or such Subsidiary’s business and, to the Knowledge of the Company, there is no other Person with a right to occupy the Leased Premises. The Leased Premises are to the Knowledge of the Company, in all material respects in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. The operations of the Company and its Subsidiaries do not, nor to the Knowledge of the Company, does any Leased Premises, violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon.
Section 3.11.    Compliance with Laws; Permits.
(a)The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with, and, as of the date hereof, have not received any written notice or other written communication, nor, to the Knowledge of the Company, any oral or other type of communication, of any material violation with respect to, any applicable Law. As of the date hereof, no investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company or any of its Subsidiaries. No event has occurred for the past five (5) years to the date hereof, and no condition or circumstance exists as of the date hereof, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by the Company or any of its Subsidiaries of, or constitute a material failure on the part of the Company or any of its Subsidiaries to comply with, any applicable Law. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication, nor, to the Knowledge of the Company, any oral or other type of communication from any Person regarding any actual or possible material violation of, or material failure to comply with, any applicable Law.
(b)There is no order, consent decree, non-prosecution agreement or similar arrangement of or with any Governmental Authority binding upon the Company or any of its Subsidiaries or to which any assets owned or used by the Company or any of its Subsidiaries is subject. No officer of the Company or any of its Subsidiaries, and to the Company’s Knowledge, no other employee of the Company or any of its Subsidiaries, is subject to any order, consent decree, non-prosecution agreement or similar arrangement of or with any Governmental Authority that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company and its Subsidiaries.
(c)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company, all Permits (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in property or (ii) which are required for the operation of the business of the Company and its Subsidiaries as currently conducted or the holding of any such interest, (A) have been issued or granted to the Company or any of its Subsidiaries, as applicable, and all such Permits are in full force and effect and (B) constitute all Permits required for the Company and its Subsidiaries to operate or conduct their businesses as currently conducted and hold any interest in their properties or assets. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice or other written communication, nor, to the Knowledge of the Company, any oral or other type of communication, of any suspension, cancellation, withdrawal, revocation or modification of any such Permits and neither the Company nor any of its Subsidiaries has received any written notice or other written communication, nor, to the Knowledge of the Company, any oral or other type of communication, from any Governmental Authority threatening to suspend, cancel, withdraw, revoke or modify any such Permit, except where such suspension, cancellation, withdrawal, revocation or modification has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
(d)For the past five (5) years, the Company and its Subsidiaries have conducted their operations and all transactions, including exports of software and technology, in all material respects, in accordance with applicable provisions of all applicable statutory and regulatory requirements related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods, and payment of custom duties of the United States and other applicable jurisdictions (collectively, “Trade Control Laws”).
(i)Neither the Company nor any of its Subsidiaries has been found to be in violation of any Trade Control Laws or received any warnings, “no-action letters,” or other disposition of a potential violation of Trade Control Laws by any Governmental Authority, and no proceeding or investigation, with respect to any alleged non-compliance with the Trade Control Laws by the Company or any of its Subsidiaries is pending or to the Knowledge of the Company, threatened.
(ii)Neither the Company nor any of its Subsidiaries has made any disclosures (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Trade Control Laws; nor does the Company or any of its Subsidiaries have any pending matters concerning Trade Control Laws under consideration for possible disclosure to any Governmental

Authority or any matters concerning Trade Control Laws that were previously under consideration for possible disclosure that the Company or any of its Subsidiaries determined not to disclose.
(iii)Except as set forth on Section 3.11 of the Company Disclosure Schedules, during the past five years, the Company and its Subsidiaries have not, except as authorized by Trade Control Laws, knowingly engaged in any transactions, or otherwise dealt directly or indirectly, with or involving (A) Persons located in or nationals of any Comprehensively-Sanctioned Territory or (B) any Sanctioned Person.
(e)For the past five (5) years, neither the Company nor any of its Subsidiaries has (and none of their officers or directors has, and, to the Company’s Knowledge, none of its other employees, agents or other Persons associated with or acting on behalf of the Company or any of its Subsidiaries has), directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, any rules or regulations thereunder, or any other applicable anti-corruption or anti-bribery law or similar Law (collectively, “Anti-Corruption Laws”). Neither the Company nor any of its Affiliates, or any of its or their officers, directors or employees, and to the Company’s Knowledge, no independent contractors, agents or representatives of or consultants to the Company acting on behalf of the Company or its Affiliates, and, to the Company’s Knowledge, no other Person associated with or acting on behalf of the Company or its Affiliates has, directly or, knowingly, indirectly, in connection with the conduct of any business of the Company or its Affiliates:
(i)made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Foreign Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Official, candidate, party or campaign, or any official of such party or campaign, to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage, all in violation of applicable Anti-Corruption Laws;
(ii)paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;
(iii)made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; or
(iv)established or maintained any unlawful or undisclosed fund of corporate moneys or other properties.
(f)The Company and its Subsidiaries have at all times maintained complete and accurate books and records to the extent required by applicable Law.
Section 3.12.    Litigation. Except as set forth on Section 3.12 of the Company Disclosure Schedules, there is no, and since January 1, 2019 there has not been any, Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of the Company’s owned properties or assets, or against any officer or director of the Company or any of its Subsidiaries in his or her capacity as such, in each case at Law or in equity, before or by any Governmental Authority. Neither the Company nor any of its Subsidiaries nor any officer or director of the Company or any of its Subsidiaries in his or her

capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority which would reasonably be expected, individually or in the aggregate, to be material to the Company or to prevent or materially impair the Company and Atom New Delaware from timely consummating the transactions contemplated by this Agreement. There is no Action initiated by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries currently intends to initiate.
Section 3.13.    Taxes.
(a)(i) The Company and its Subsidiaries have timely filed all income and other material Tax Returns that are required to be filed on or before the Closing Date by them, taking into account any applicable extensions, and all such Tax Returns are true, correct and complete in all material respects, (ii) the Company and its Subsidiaries have timely paid all income and other material Taxes required to be paid by them (whether or not shown on any Tax Return) and (iii) all material deficiencies asserted in writing or assessments made in writing by the relevant Governmental Authority in connection with any of the Tax Returns referred to in clause (i) have been timely paid in full on or before the Closing Date other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with IFRS.
(b)The Balance Sheet reflects proper accruals for all material current Taxes of the Company and its Subsidiaries that are unpaid or due and payable as of the Balance Sheet Date, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).
(c)The Company and its Subsidiaries have complied in all material respects with all applicable information reporting, collection and withholding requirements with respect to Taxes and, to the extent required by applicable Law, any collected or withheld Taxes have been paid to the relevant Governmental Authority, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer, or other third party.
(d)The Company and its Subsidiaries are registered for value-added Tax, goods and services Tax or any similar Tax in each jurisdiction where they are required to be so registered and have complied, in all material respects, with all Laws related to such Taxes, including any obligation to collect and remit any such Taxes in respect of services provided and received by them.
(e)Other than Permitted Liens, there are no Liens in respect of or on account of material Taxes upon any of the assets of the Company or its Subsidiaries.
(f)No extension or waiver of any statute of limitations or period of assessment with respect to the Taxes of the Company or any of its Subsidiaries is currently in effect and no written requests for any such extension or waiver is currently pending.
(g)No jurisdiction in which the Company does not file a Tax Return of a particular type has asserted in writing a claim that the Company or any of its Subsidiaries is subject to Taxes of such type or is required to file Tax Returns of such type in such jurisdiction.
(h)Neither the Company nor any of its Subsidiaries (i) is a resident for Tax purposes in a country outside of its country of incorporation; (ii) has, or has ever had, a permanent establishment or other taxable presence in any country other than its jurisdiction of incorporation; and (iii) is, or has ever been, subject to income Tax in a jurisdiction outside its country of incorporation.
(i)No closing agreements (within the meaning of Section 7121(a) of the Code or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries that would bind the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing. Neither the Company nor any of its Subsidiaries have made any requests for rulings, determinations or closing agreements in respect of any material Taxes that are pending between the Company and any Governmental Authority. Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax holidays, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements.
(j)Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than a Tax group the common parent of which is the Company) for purposes of filing any Tax Return, and (ii) has liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise by operation of Law.
(k)Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, other than customary indemnification provisions contained in debt documents or other commercial agreements entered into in the ordinary course of business, in each case, that do not primarily relate to Taxes (a “Commercial Tax Agreement”).
(l)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for, or have any liability for Tax in, any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in or improper method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into prior to Closing, (iii) any installment sale, open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) any prepaid amount received on or prior to the Closing (except as collected by the Company in the ordinary course of business and for which adequate reserves have been established on the Financial Statements in accordance with IFRS), (v) the deferral of any Taxes with respect to a Pre-Closing Tax Period pursuant to the Coronavirus Aid, Relief, and Economic Security Act or similar statutory relief, or (vi) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).
(m)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code within the two (2)-year period immediately preceding the date of this Agreement.
(n)Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Law).

(o)There is (i) no material pending or threatened in writing Tax Proceeding of the Company or its Subsidiaries and (ii) no deficiency for material Taxes that has been proposed, asserted or assessed by any Governmental Authority against the Company that has not been fully satisfied by payment.
(p)Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.
Section 3.14.    Environmental Matters.
(a)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company, (i) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication, nor to the Knowledge of the Company, any oral or other type of communication of any noncompliance of its past or present operations with Environmental Laws; (iii) as of the date hereof, no Actions are pending or to the Knowledge of the Company, threatened relating to an actual or alleged violation of any Environmental Law by the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other Person to any Hazardous Substances, in each case so as to give rise to any liability or corrective or remedial obligation under any Environmental Law; (v) there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries so as to give rise to any liability or corrective or remedial obligation under any Environmental Law; (vi) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the U.S. so as to give rise to liability or corrective or remedial obligation of the Company or its Subsidiaries under any Environmental Law; (vii) there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCB”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company or its Subsidiaries, in each case so as to give rise to any liability or corrective or remedial obligation of the Company or its Subsidiaries under any Environmental Law; and (viii) except for the Real Property Leases, neither the Company nor any of its Subsidiaries has entered into any contract that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Law or the Hazardous Substance related activities of the Company or any other Person.
(b)The Company has made available to Parent and Merger Sub true and correct copies of all material environmental reports, audits, notifications, Permits and environmental studies or assessments in the possession of the Company, its Subsidiaries or any of their representatives.
Section 3.15.    Personnel.
(a)The Company and its Subsidiaries are in compliance in all material respects with all applicable Law respecting employment, discrimination in employment, civil rights, workers’ compensation, unemployment, insurance, disability, collective bargaining, collection and payment of Tax withholding or social security taxes and any similar tax, severance pay, immigration, affirmative action, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), wages (including overtime wages), compensation and hours of work, work time, form of contract (part-time, fixed- term, temporary work and telework, or other regulated type of employment agreement) and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar legal requirements. The Company and its Subsidiaries have maintained records in compliance in all material respects with applicable legal requirements for all Company Employees during their employment.
(b)The Company and its Subsidiaries have conducted all of the required immigration checks with respect to each current (as of the date of this Agreement and as of the Closing) Company Employee commencing employment with the Company or any of its Subsidiaries. As of the date hereof, there is no current (as of the date of this Agreement or as of the Closing) Company Employee whose employment requires the Company or any of its Subsidiaries to obtain special licenses or permits. All amounts required by applicable legal requirements or by contract to be withheld from the wages, salaries, and other payments to Company Employees have been properly and timely withheld, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages, compensation, overtime, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid or provided in full, or caused to be paid or provided in full, to all Company Employees, all wages, salaries, overtime, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Company Employees. Neither the Company nor any of its Subsidiaries has any Liability with respect to any misclassification of: (i) any Person as an independent contractor or agent rather than as an employee; (ii) any Company Employee leased from another employer; or (iii) any Company Employee currently or formerly classified as exempt from overtime wages.
(c)Neither the Company nor any of its Subsidiaries (i) is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice), (ii) has not in the past three (3) years engaged any consultants, sub-contractors or freelancers who, according to applicable Law, would be entitled to the rights of an employee vis-à-vis the Company, including rights to severance pay or vacation, and (iii) is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to any Company Employees.
(d)There are no Actions pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any Company Employee, which Actions have resulted, or would reasonably be expected to result, in any material Liability to the Company.
(e)To the Knowledge of the Company, no allegations of sexual harassment or sexual assault have been made against any Company Employee. Neither the Company nor any of its Subsidiaries has been involved in any litigation, settlement, mediation or other proceedings, or entered into any settlement agreements, related to allegations of sexual harassment, sexual assault, or sexual misconduct by any Company Employee.
(f)Neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by any collective bargaining agreement or other labor union contract (including any contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Company Employee, and no such collective bargaining agreement or other union contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Company Employee. There have never been activities or proceedings of any labor union to organize the Company Employees. There is no labor dispute, strike, walkout, picketing, lockout or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company and its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any Company Employee (including any works council, trade union or other labor-relations entity) to any payments under any labor contract with respect to which the Company or any of its Subsidiaries is a party or bound, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice within the meaning of the National Labor Relations Act or any similar legal requirements in connection with the operation of the business of the Company and its Subsidiaries, and there is no charge or complaint of unfair labor practice against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.
(g)The Company has made available to Parent and Merger Sub a true, correct and complete list, as of the date hereof, of the positions and rates of compensation of all current Company Employees, showing each such person’s city/country of employment or services (taking into account any permanent remote work arrangements), position, date of hire or engagement, applicable notice period, annual cash compensation (including target commission and target bonus opportunities), status as exempt/non-exempt under the Fair Labor Standards Act as applicable, and status as an active or inactive employee, as applicable.
(h)The Company and its Subsidiaries are in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state, local or foreign legal requirement. In the past year: (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any applicable state, local or foreign Law similar to the WARN Act.
(i)Neither the Company nor any of its Subsidiaries has entered into or made any outsourcing agreements or other staffing arrangements with any third party under which any person may become or cease to be an employee of the Company or its Subsidiaries upon the termination or expiry of such agreements or arrangements.
Section 3.16.    Employee Benefit Plans and Compensation.
(a)Company Employee Plans. Section 3.16(a) of the Company Disclosure Schedules (i) contains an accurate and complete list as of the date of this Agreement of each material Company Employee Plan and (ii) specifies, with respect to each such Company Employee Plan, whether it provides compensation or benefits (A) exclusively or primarily to Company Employees in the United States or (B) exclusively or primarily to Company Employees outside of the United States (an “International Plan”). Neither the Company nor any of its Subsidiaries has made any commitment to any Company Employee to (x) establish any new material Company Employee Plan, (y) materially modify any material Company Employee Plan (except in the ordinary course of business, to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law), or (z) enter into any material Company Employee Plan.
(b)Documents. The Company has made available to Parent and Merger Sub, to the extent applicable, (i) for each written material Company Employee Plan, correct and complete copies of all current documents embodying each such Company Employee Plan including, all amendments thereto and all related trust documents, (ii) for each unwritten material Company Employee Plan, a written summary of the material terms, (iii) the three (3) most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable legal requirement in connection with each material Company Employee Plan, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each material Company Employee Plan, and (v) all material correspondence to or from any Governmental Authority from the past three years relating to any Company Employee Plan related to matters involving a material Liability to the Company.
(c)Employee Plan Compliance.
(i)Each Company Employee Plan has been established, maintained, funded, and administered in all material respects in accordance with the terms of the applicable controlling documents and in material compliance with applicable Law. All contributions and other payments required by and due under the terms of each Company Employee Plan have been timely and properly made or have been properly accrued in accordance with IFRS.
(ii)Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Employee Plan, in either case, on which the Company can rely and there are no facts or circumstances that could be reasonably likely to adversely affect the qualified status of any such Company Employee Plan. To the Knowledge of the Company, no material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.
(iii)There are no Actions pending, or, to the Knowledge of the Company, threatened (other than routine undisputed claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any of its Subsidiaries has incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
(iv)Each Company Employee Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance thereunder, has been maintained and administered, and is, and within the last three (3) years has been, in operational and documentary compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to or is otherwise obligated under any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

(d)No Pension Plan, Funded Welfare Plans, PEOs or MEWAs. Neither the Company nor any of its Subsidiaries has maintained, established, sponsored, participated in, or contributed to, any (i) pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) plan maintained or sponsored by a professional employer organization, or (iv) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.
(e)No Self-Insured Plan. No Company Employee Plan is a self-insured plan that provides benefits to Company Employees (including any such plan pursuant to which a stop loss policy or contract applies).
(f)Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any of its Subsidiaries contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries (i) has maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, or (ii) would reasonably be expected to have any Liability by reason of being considered a single employer with any other Person under Section 414 of the Code.
(g)No Post-Employment Obligations. No Company Employee Plan provides, and neither the Company nor any of its Subsidiaries has any Liability with respect to, post-termination or retiree life insurance, or post-termination or retiree health benefits, to any Person for any reason, except (i) as may be required by COBRA or other applicable statute, (ii) at the sole expense of the participant or the participant’s dependent or beneficiary, (iii) coverage through the last day of the calendar month in which a termination of employment occurs or (iv) death or disability benefits under an employee welfare benefit plan (as defined under Section 3(1) of ERISA).
(h)Effect of Transaction. Except as otherwise expressly contemplated under this Agreement, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby could (alone or in combination with one or more events or circumstances, including any termination of employment or service): (i) result in any compensation or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Company Employee; (ii) increase or otherwise enhance any compensation or benefit otherwise payable to any such individual; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefit under any Company Employee Plan; (iv) result in the acceleration or forgiveness (in whole or in part) of any outstanding loan to any Company Employee; (v) require any contributions or payments to fund any obligations under any Company Employee Plan; or (vi) result in any limitation on the ability of the Company or Parent to amend or terminate any Company Employee Plan.
(i)International Plans. Without limiting the generality of the other provisions of this Section 3.16, each International Plan that, under applicable Law, is required to be registered or approved by a Governmental Authority, has been so registered or approved and has been maintained in all material respects in good standing with all applicable Governmental Authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such International Plan that could reasonably be expected to adversely affect any such approval or good standing. Each International Plan that is intended to qualify for special Tax treatment meets the requirements for such treatment in all material respects. All contributions to, and payments from, each International Plan under the terms of such plan or applicable legal requirements have been timely made in all material respects, and all contributions that are not yet due have been accrued in accordance with IFRS or country-specific accounting practices, as applicable.
Section 3.17.    Intellectual Property; Technology; Data Security.
(a)Registered Intellectual Property. Section 3.17(a) of the Company Disclosure Schedules sets forth all Registered Intellectual Property owned, purported to be owned by, filed in the name of or applied for by the Company or any of its Subsidiaries (“Company Registered Intellectual Property”) (including, as applicable: (A) the country of filing; (B) the registration number and date; and (C) the application number and date). All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property that are due for payment on or before the date hereof have been timely paid prior to the date hereof, and all such payments due as of or prior to the Closing Date will have been paid prior to the Closing Date. All necessary documents, instruments and certificates in connection with the Company Registered Intellectual Property that are due for filing on or before the Closing Date and that are necessary to establish, perfect and maintain the rights of the Company or any of its Subsidiaries in any Company Registered Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority (or validly registered with the appropriate registrar in the case of Domain Names and the like). All necessary documents, instruments and certificates in connection with Company Intellectual Property capable of becoming Company Registered Intellectual Property of material business importance or value that are eligible for filing on or after the Closing Date that are necessary to establish, perfect and maintain the rights of the Company in any such Company Registered Intellectual Property, have been validly executed and delivered and, as of the Closing Date, have been preserved by the Company or its Subsidiaries to the extent required for the Surviving Corporation to file to protect such Company Registered Intellectual Property with the appropriate Governmental Authority (or validly registered with the appropriate registrar in the case of Domain Names and the like) promptly following the Closing Date. Section 3.17(a) of the Company Disclosure Schedules sets forth any of the foregoing payments or filings that are required to be made or paid, as the case may be, prior to March 31, 2022.
(b)Outbound and Inbound Licenses.
(i)Section 3.17(b)(i) of the Company Disclosure Schedules accurately identifies each Contract pursuant to which (A) any Person has been granted any license under, in or to, or otherwise has received any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, any Company Intellectual Property or Company Technology, other than (x) non-exclusive, end-user licenses and customer agreements for the Company Products entered into in the ordinary course of business, (y) feedback, provided such feedback was provided on a non-exclusive basis and subject to Company Intellectual Property Rights, and (z) agreements that include a license for the use of Trademarks entered into in the ordinary course of business where such license is not the primary purpose of such agreements, or (B) any material limit or restriction is imposed on the right or ability of the Company or its Subsidiaries to sell, license, market, encumber, exploit, assert, enforce, transfer or dispose of any Company Intellectual Property or Company Product owned or purported to be owned by the Company or licensed to any Person by the Company or any of its Subsidiaries.
(ii)Neither the Company nor any of its Subsidiaries is bound by, and no Company Intellectual Property or Company Product is subject to, any contract containing any exclusive license or any covenant or other provision that limits or restricts the ability of the Company or any of its Subsidiaries to use, distribute, license, market, sell, assert, enforce, transfer, encumber or otherwise exploit any Company Product or Company Intellectual Property anywhere in the world, other than customary license restrictions entered into in the ordinary course of business with respect to Technology incorporated into a Company Product and licensed from a third Person.
(iii)Section 3.17(b)(iii) of the Company Disclosure Schedules accurately identifies each Contract pursuant to which the Company has been granted any license under, in or to, or otherwise has received any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any Technology or Intellectual Property Rights of another Person, other than (A) nonexclusive licenses of non-customized “off-the-shelf” software for which the Company and its Subsidiaries are not required to pay any royalties, milestones or similar payments and is generally available, and will continue to be available to the Surviving Corporation after the Closing Date, on standard terms for less than $25,000 per year, based on the Company’s and its Subsidiaries’ current, historical or anticipated usage, volume, revenue or profits, as applicable, and (B) feedback, provided such feedback was provided on a non-exclusive basis and subject to Company Intellectual Property Rights, (C) licenses pursuant to Contracts that are based on, and do not materially deviate from, the Standard Form Agreements, Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement, and (D) agreements that include a license for the use of Trademarks entered into in the ordinary course of business where such license is not the primary purpose of such agreements.
(iv)Section 3.17(b)(iv) of the Company Disclosure Schedules accurately identifies each Contract pursuant to which the Company or any of its Subsidiaries has received a license under any Patent owned or controlled by any third party.
(c)Title to and Enforceability of Company Intellectual Property. The Company and its Subsidiaries are the sole and exclusive owners of each item of Company Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Company Registered Intellectual Property (other than pending applications for Copyrights, Patents and Trademarks) is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
(i)No Action (including any interference, opposition, cancellation, reissue, review, reexamination, or other legal proceeding) before any court or tribunal (including the United States Patent and Trademark Office or other similar Governmental Authority anywhere in the world), is or has been pending or, to the Knowledge of the Company, threatened in which the ownership, scope, validity, enforceability or infringement of any Intellectual Property Rights included in the Company Intellectual Property is being or has been contested or challenged.
(ii)Neither the Company nor any of its Subsidiaries has transferred to any other Person full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights.
(iii)No action has been taken or omitted to be taken by the Company or any of its Subsidiaries, as a result of which any Company Intellectual Property has been, or would reasonably be expected to be, impaired or abandoned. There have been no disclosures by the Company, any of its Subsidiaries or any of their current or former directors, officers, employees or other representatives of Trade Secrets without reasonable and customary protective measures applicable to such disclosure (e.g., reasonable and customary confidentiality agreement).
(iv)To the Knowledge of the Company, no Trademark owned or for which registration has been applied for by the Company or any of its Subsidiaries conflicts or interferes (with respect to the classes in which the Company or any of its Subsidiaries uses or has applied for registration of the Trademark) with any Trademark owned, used or for which registration has been applied for by any other Person. The Company and its Subsidiaries have taken commercially reasonable steps to police the use of the Trademarks owned or for which registration has been applied by the Company or its Subsidiaries.
(v)Upon and after the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by the Surviving Corporation without material restriction and without payment of any kind to any third party, except as set forth in Section 3.17(c)(v) of the Company Disclosure Schedules.
(d)Third Party Intellectual Property Rights. Other than Technology and Intellectual Property Rights licensed to the Company under (i) Open Source Licenses; (ii) the licenses set forth in Section 3.17(b)(iii) of the Company Disclosure Schedules and (iii) those licenses expressly excluded from the disclosure requirements under Section 3.17(b)(iii), the Company Intellectual Property includes all Intellectual Property Rights that are incorporated or embodied in, or practiced by, any Company Product (including all Company E-Services). The Company and its Subsidiaries own or otherwise have sufficient rights in and to, and immediately after the Closing will continue to own or have sufficient rights in and to, all Technology and Intellectual Property Rights that are used in or reasonably necessary for the businesses of the Company and its Subsidiaries as currently conducted.
(e)Standard Form Agreements. To the extent they exist, current copies of the Company’s standard forms of (i) confidentiality agreements and (ii) customer or subscriber license and/or service or subscription agreements, terms of use or terms of service for Company E-Services (including each Company Web Site) and Company Products generally, including any Privacy Policies (collectively under this clause (ii), the “Company TOS”) (all of the foregoing, collectively, the “Standard Form Agreements”) have been made available to Parent and Merger Sub. All users of Company E-Services and Company Products generally are bound by the Company TOS, and the Company and its Subsidiaries have maintained electronic records sufficient to meet all applicable Laws pertaining to the enforceability of the Company TOS.
(f)No Infringement by the Company. The Company has never infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person. Without limiting the generality of the foregoing:
(i)except as set forth in Section 3.17(f)(i) of the Company Disclosure Schedules, as of the date hereof neither the Company nor any of its Subsidiaries has received written notice or other written communication, or to the Knowledge of the Company, any oral or other type of communication (A) relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use (either directly or indirectly through customers or partners of the Company or any of its Subsidiaries) by any Company Product or Company Intellectual Property, or by the Company or any of its Subsidiaries, of any Intellectual Property Rights or Technology of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Rights or Technology of another Person or (B) requesting, claiming, or demanding that the Company indemnify, defend, hold harmless, or reimburse another Person with respect to any actual, alleged, or suspected infringement, misappropriation, violation or unlawful use of any Intellectual Property Rights or Technology; and
(ii)no infringement, misappropriation or similar claim or Action is pending or, to the Knowledge of the Company, threatened against (A) the Company or any of its Subsidiaries or (B) to the Knowledge of the Company, any other Person, including but not limited to customers and partners of Company or any of its Subsidiaries, who is or may be

entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries under any contract with respect to any such claim or Action.
(g)Effects of Contemplated Transactions. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in, or give any other Person the right or option to cause or declare: (i) Parent or any of its respective Affiliates, or the Company or any of its Subsidiaries, to grant, assign or transfer to any other Person any license or other right or interest under, in or to any Company Intellectual Property; (ii) Parent or any of its respective Affiliates, or the Company or any of its Subsidiaries, to be bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses; (iii) a breach of, an obligation to obtain any consent under, or the right of any Person to terminate any Material Contract pursuant to which the Company or any of its Subsidiaries has been granted, or has granted to any other Person, any license to or under any Technology or Intellectual Property Rights; (iv) Parent or any of its respective Affiliates, or the Company or any of its Subsidiaries, to be obligated to pay any royalties or other fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby; (v) by the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or their properties or assets are bound, a reduction of any royalties, revenue sharing, or other payments that the Company or any of its Subsidiaries would otherwise be entitled to with respect to any Company Intellectual Property; (vi) a loss of, or Lien (other than a Permitted Lien) on, any Company Intellectual Property; or (vii) the release, disclosure or delivery of any Company Intellectual Property or Company Product by or to any escrow agent or other Person.
(h)No Third Party Infringement. To the Knowledge of the Company as of the date hereof, no Person is infringing, violating, or misappropriating, or has infringed, violated, or misappropriated, any Company Intellectual Property. No infringement, misappropriation or similar claim or Action is pending, or threatened by the Company or any of its Subsidiaries, involving any actual or alleged infringement or misappropriation by any other Person of any Company Intellectual Property.
(i)Proprietary Information Agreements. Copies of (a) the Company’s standard forms of employee agreement containing any assignment or license of Intellectual Property Rights (including any forms that have been superseded) (the “Employee Proprietary Information Agreement”), and (b) the Company’s standard form of professional services, outsourced development, consulting or independent contractor agreement containing any assignment or license to the Company of Intellectual Property Rights (including any forms that have been superseded) (the “Consultant Proprietary Information Agreement” ) have been made available to Parent and Merger Sub. All current and former employees of the Company and its Subsidiaries, and all current and former consultants, contractors, developers and partners of the Company and its Subsidiaries who have been involved, in the course of their work for the Company and its Subsidiaries, in the creation or development of Technology or Intellectual Property Rights that are either material to the Company, its Subsidiaries or their business or are material and incorporated or embodied in any Company Product, (i) have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement (and true, correct and complete copies of which are in the possession of the Company), and (ii) (A) have validly and irrevocably assigned all of their rights in such Technology and Intellectual Property Rights to the Company, and (B) to the extent permitted under applicable Law, have waived all moral rights in such Technology and Intellectual Property Rights in favor of Company, in each of “(A)” and “(B)” without the exclusion or reservation of any Technology or Intellectual Property Rights that are related to or necessary for the business of the Company as it is currently conducted. The Company and its Subsidiaries have taken all reasonable steps to protect the confidentiality of all Trade Secrets and other Confidential

Information of the Company and its Subsidiaries or of any third party that has provided any Trade Secrets or other Confidential Information to the Company and its Subsidiaries under an obligation of confidentiality.
(j)Open Source Software.
(i)Other than as set forth in Section 3.17(j)(i) of the Company Disclosure Schedules, the Company has not used, distributed or made available any Open Source Software with any Company Products in any manner that would: (A) require the disclosure or distribution of any Company Source Code; (B) require the licensing of any Company Intellectual Property, including for the purpose of making modifications or derivative works; (C) impose any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (D) create, or purport to create, material obligations for the Company with respect to the Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities with respect to any Company Intellectual Property; or (E) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Intellectual Property. The use of any Company Intellectual Property does not require use of any Open Source Software which use would create (or purport to create) any such obligations or grant (or purport to grant) any such rights or immunities.
(ii)The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable licenses to Open Source Software that is or has been used, distributed or made available by the Company and its Subsidiaries with any Company Products or Company Intellectual Property.
(k)Company Source Code. The Company and its Subsidiaries own and possess all source code for all software included within the Company Intellectual Property and own or have valid licenses to and possesses all source code for all Company Products owned or purported to be owned by the Company and its Subsidiaries or licensed to any Person by the Company and its Subsidiaries. The Company and its Subsidiaries have taken all actions customary in the software industry to document the software that is Company Intellectual Property and its operation. Neither the Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code except for disclosures to employees, contractors or consultants of the Company or any of its Subsidiaries under agreements that prohibit use or disclosure except in the performances of services to the Company or its Subsidiaries or with respect to Company Products that constitute developer tools (e.g., SDKs).
(l)Private Information. The Company, the Company Web Sites and the Company Products owned or purported to be owned by the Company or licensed to any Person by the Company substantially comply with all applicable Privacy Laws and Requirements, Company TOS, and all contracts to which the Company is a party to the extent such contracts require the Company to Process or protect Private Information. Copies of all current and most recent former privacy policies and current data Processing and transfer agreements of the Company that apply to the Company Web Sites and Company Products owned or purported to be owned by the Company and its Subsidiaries or licensed to any Person by the Company or any of its Subsidiaries (collectively, “Privacy Policies”) have been made available to Parent and Merger Sub. The Privacy Policies make all material disclosures to users or customers required by all applicable Privacy Laws and Requirements. The Company substantially complies with, in all material respects, its applicable Privacy Policies and its security- and marketing-related internal policies. Neither the Company nor any of its Subsidiaries has received any written notice of a complaint to, or any audit (excluding, for the avoidance of doubt, any audit requested by customers in the ordinary course of business pursuant to the applicable customer’s standard vendor practices and not specifically targeted at the Company’s or its Subsidiaries’ privacy, security or data protection practices), proceeding, investigation (formal or informal) or claim against, the Company or any of its Subsidiaries or, to the Knowledge of the Company, or any of their customers (specific to the Company Products), with respect to the privacy, security or data protection practices of the Company or any of its Subsidiaries, including the Processing of Private Information maintained by or on behalf of the Company or any of its Subsidiaries, and, to the Knowledge of the Company as of the date hereof, there is no reasonable basis for any such notice, claim, investigation, litigation, or proceeding.
(m)Security Measures. The Company and its Subsidiaries have implemented commercially reasonable technical, administrative and physical controls or procedures designed to protect their information technology systems, networks and equipment and to preserve the confidentiality, availability, security and integrity of such systems, networks and equipment and the data and information stored thereon, including Private Information, Personal Information and Confidential Information and in accordance with applicable Privacy Laws and Requirements. As of the date hereof, there is not currently, and there has not been, any complaint (written or otherwise), proceeding, investigation (formal or informal) or claim against, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their customers (specific to the Company Products) by any Person, with respect to the security, confidentiality, availability or integrity of information technology assets, Private Information, Personal Information, Confidential Information, or other data, information or Company Intellectual Property. Other than immaterial incidents, there have been no intrusions or breaches of the security, confidentiality, integrity, or availability of, or other loss, or unauthorized access, use, disclosure or Processing of the information technology assets, Private Information, Personal Information, Confidential Information, or other data, information or Company Intellectual Property owned, used, stored, received, Processed, transmitted, or controlled by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries, including any unauthorized access, use or disclosure of the foregoing that would constitute a breach for which notification to any Person is required under any applicable Privacy Laws and Requirements or contracts or agreements to which the Company or any of its Subsidiaries is a party. As of the date of the last SOC 2 audit, the Company Products owned or purported to be owned by the Company or its Subsidiaries or licensed to any Person by the Company or its Subsidiaries are compliant with all applicable requirements under SOC 2.
(n)Authority, Consents and Authorizations. The Company has obtained and documented (where required by applicable Law, including Privacy Laws and Requirements) all necessary authority, consents and authorizations, including such authority, consent, or authorization, to receive, access, collect, use, disclose, transfer, store, and otherwise Process Private Information, Personal Information, and Confidential Information in the possession or under the control of the Company in connection with the operation of the Company’s business. The Company has filed any required registrations with any applicable data protection authority or other Governmental Authority related to their Processing of Private Information or Personal Information, including any consents or authorizations necessary to operate the business of the Company. The Company has taken commercially reasonable steps to confirm and document the Company has and will provide access and/or disclosure of Private Information or Personal Information in accordance with applicable Law (including Privacy Laws and Requirements); and it has all necessary authority, consents, and other rights to provide that Private Information or Personal Information to any third party to whom it provides such Private Information, including documentation or evidence of the same.
Section 3.18.    Material Contracts.
(a)Except as set forth on Section 3.18 of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries has entered into any contract or legally binding arrangement, obligation, commitment or understanding (whether written or oral) (a “Contract”) that involves any of the following (excluding any Company Employee Plan, collectively, the “Material Contracts”):
(i)any joint venture, limited liability company or partnership agreement or similar Contract involving the sharing of profits, losses, costs or liabilities with any other party or otherwise;
(ii)any Contract imposing any restriction on the Company’s or any of its Affiliates’ (including Parent and its Subsidiaries after the Closing) right or ability: (A) to compete with any other Person, to conduct business in any geographic region or to engage in any line of business; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to design, develop, deliver, use, market, distribute, license out or otherwise exploit any Company Product or Company Intellectual Property, anywhere in the world (excluding restrictions on the use of third party Intellectual Property Rights pursuant to written Contracts described in Section 3.17(b)(iii)(A));
(iii)any Contract: (A) granting exclusive rights to license, market, sell or deliver any Company Product, or to exclusively supply any product or service to the Company or any of its Subsidiaries; (B) otherwise granting any exclusive license to any Company Product or Company Intellectual Property; (C) under which the Company or any of its Subsidiaries grants “most favored nation” terms, rights of first refusal, rights of first offer or similar rights or terms to any Person, or that limits or purports to limit the ability of the Company or its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (D) under which the Company or any of its Subsidiaries grants to any other Person (1) the right to receive updates or new versions of Company Products or new Company Products before other customers (other than beta-testing or similar arrangements entered into in the ordinary course of business); or (2) the right to guaranteed or preferred placement on any marketplace, software, web site or service of the Company or any of its Subsidiaries; or (E) including performance milestones, hurdles or similar terms applicable to the Company or any of its Subsidiaries;
(iv)any Contract relating to the acquisition, transfer, development or shared ownership of any Technology or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company or its Affiliates), other than Contracts that are based on, and do not materially deviate from, the Standard Form Agreements, the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement;
(v)any Contract material to the business of the Company and its Subsidiaries as currently conducted, or currently contemplated to be conducted, relating to (A) the license or transfer of any Company Technology and Company Registered Intellectual Property, Trade Secret or other Intellectual Property Rights to or from the Company individually in excess of $250,000 (other than non-exclusive licenses or transfers in the ordinary course of business) or (B) the provision of hosting or similar services;
(vi)(A) any acquisition or any binding proposal for the acquisition by the Company or any of its Subsidiaries of any capital stock, or a material portion of the assets or business, of any other Person, or (B) any disposition of any equity securities or material assets of the Company or any of its Subsidiaries;
(vii)Contracts relating to the borrowing or lending of money or to mortgaging, pledging or otherwise placing or granting any Lien (other than a Permitted Lien) on any portion of the material assets of the Company or any of its Subsidiaries, or otherwise related to Indebtedness;
(viii)Contracts with any Governmental Authority;
(ix)Contracts for the employment of any officer, individual employee or other Person on a full time or consulting basis providing for base salary compensation in excess of $150,000 per annum, except for offer letters (A) for at-will employees or (B) that provide for advance notice of termination of 30 days or less, in the case of each of (A) and (B), that do not provide for severance in excess of the amounts due under the Company’s severance practices;
(x)Contracts providing for a change of control payment or the benefits of which will be materially increased, or the vesting of the benefits of which will be accelerated, by virtue of entering into or completing the transactions contemplated hereby, or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated hereby, or that provide for any termination right or payment to be made by the Company or any of its Subsidiaries in connection therewith;
(xi)Contracts pursuant to which payments made or payable by the Company or any of its Subsidiaries to a third party were in excess of $250,000 during the twelve (12) month period beginning on January 1, 2020 and ending on December 31, 2020;
(xii)any Real Property Lease;
(xiii)any Contract for the purchase, lease, license or rental of material equipment;
(xiv)any Contract with any labor union or association representing any employee of the Company;
(xv)any Contract that provides for a “clawback” or similar undertaking requiring the reimbursement or refund of any fees received (including any fees received with respect to any license) with the potential to involve individually in excess of $500,000;
(xvi)any Contract that is a settlement, consent or similar agreement restricting in any respect the operations or the Company or any of its Affiliates (including Parent and its affiliates after the Effective Time);
(xvii)any Affiliate Agreement;
(xviii)any Contract with any Major Customer or Major Supplier (including their Affiliates); or
(xix)any other Contract (A) with annual payments to or from the Company or its Subsidiaries in excess of $250,000; or (B) that would be a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if such regulation were applicable to the Company.
(b)The Company has made available to Parent and Merger Sub a true, accurate and complete copy of each Material Contract. Each Material Contract constitutes the valid and binding obligation of the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect enforceable in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions. Except as set forth on Section 3.18(b) of the Company Disclosure Schedules, neither the Company nor its applicable Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in default of any material obligation thereunder, and there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would reasonably be expected to constitute, a default of any material obligation by the Company or its applicable Subsidiary or, to the Knowledge of the Company, by any other party thereto, of any obligation or provision thereunder. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication, nor, to the Knowledge of the Company, any oral or other type of communication from any party to a Material Contract, including any legal representative thereof, relating to such party’s intent to modify, terminate or fail to renew the arrangements and relationships set forth therein, asserting a material breach by the Company or any of its Subsidiaries of such arrangements, or contesting, objecting to, questioning or otherwise disputing any renewal or extension of any Material Contract. To the Knowledge of the Company, there is no condition, event, fact or circumstance that, either individually or together with other conditions, events, facts or circumstances, would reasonably be expected to cause the Company or any of its Subsidiaries to fail to achieve any performance milestones, hurdles or similar terms under any Material Contract. To the Knowledge of the Company, no event has occurred and is continuing through the Company’s or any of its Subsidiaries’ actions or omissions that will result in a violation or breach of any of the provisions of any Material Contract or permit termination, modification or acceleration of such Material Contract.
Section 3.19.    Customers; Suppliers.
(a)Section 3.19(a) of the Company Disclosure Schedules sets forth complete and accurate lists (separated by applicable fiscal year) of the top fifteen (15) customers of the Company and its Subsidiaries as measured by the dollar amount of annual revenue received by the Company and its Subsidiaries, for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021 (the “Major Customers”), together with the amount received by the Company and its Subsidiaries from each Major Customer during such period. Since January 1, 2019 to the date hereof, no Major Customer has cancelled or otherwise terminated its relationship with the Company or its Subsidiaries or has materially decreased its usage of products or services of the Company or its Subsidiaries, and, to the Knowledge of the Company as of the date hereof, no Major Customer intends to cancel or otherwise terminate (or fail to renew) its relationship with the Company or its Subsidiaries (or, following the Effective Time, Parent or its Affiliates) or to decrease materially its usage of products or services of the Company or its Subsidiaries.
(b)Section 3.19(b) of the Company Disclosure Schedules sets forth complete and accurate lists (separated by applicable fiscal year) of the top fifteen (15) suppliers of goods or services to the Company and its Subsidiaries as measured by the dollar volume of services, for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021 (the “Major Suppliers”), together with the amount of payments to each such Major Supplier during such period. Since January 1, 2019 to the date hereof, no Major Supplier has cancelled or otherwise terminated its relationship with the Company or its Subsidiaries or has materially increased the pricing or materially changed other terms of its business with the Company or its Subsidiaries, and, to the Knowledge of the Company as of the date hereof, no Major Supplier intends to cancel or otherwise terminate (or fail to renew) its relationship with the Company or its Subsidiaries (or, following the Effective Time, Parent or its Affiliates) or to materially increase the pricing or materially change other terms of its business with the Company or its Subsidiaries.
Section 3.20.    Insurance. Set forth on Section 3.20 of the Company Disclosure Schedules is an accurate summary of the insurance policies maintained by the Company or any of its Subsidiaries as of the date hereof. The Company and such Subsidiaries are not in default with respect to their respective obligations under any such insurance policy and each such insurance policy is in full force and effect. Except as described on Section 3.20 of the Company Disclosure Schedules, as of the date hereof, there are no claims pending against the Company under any insurance policies currently in effect and covering the property, the business or employees of the Company or its Subsidiaries, or any claims which have been denied or disputed by the applicable insurer, and all premiums due and payable with respect to the policies maintained by the Company or any of its Subsidiaries have been paid to date. No written notice of cancellation, termination or non-renewal has been received by the Company or any of its Subsidiaries with respect to any such insurance policy.
Section 3.21.    Indebtedness.
(a)Except as set forth on Section 3.21 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Indebtedness. Neither the Company nor any of its Subsidiaries is in default in the payment of the principal of or interest or premium on any such Indebtedness, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such Indebtedness which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.
(b)The Company has not applied for a loan under the Paycheck Protection Program or otherwise applied for or received any other direct assistance from any Governmental Authority in connection with the COVID-19 pandemic.
Section 3.22.    Related Party Transactions. Except as set forth on Section 3.22 of the Company Disclosure Schedules, none of the Company’s Affiliates, or any of their respective shareholders, members, directors, managers or officers is involved in any business arrangement or Contract with the Company or any of its Subsidiaries other than employment arrangements entered into in the ordinary course of business, indemnification agreements for directors and officers, the Employee Benefit Plans, Shareholders Agreement and the Company LTIP, and none of the Company’s Affiliates, or any of their respective shareholders, members, directors, managers or officers has any interest in any property or right, tangible or intangible, which is used by the Company (each such business arrangement or Contract required to be disclosed, an “Affiliate Agreement”); provided, that no disclosure will be required under this Section 3.22 as to any Contract negotiated on an arms’ length basis involving (i) the portfolio companies of any venture capital, private equity or angel investor in Company or (ii) any publicly-traded company.
Section 3.23.    Takeover Laws. Neither Section 203 of the DGCL nor any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law is applicable to this Agreement or the transactions contemplated hereby, including the Merger. No appraisal, dissenters’ or other similar rights will be available to holders of Common Stock or Preferred Stock in connection with the Contribution or any of the other Pre-Closing Restructuring Steps.
Section 3.24.    Brokers. No Person has or will have, in connection with this Agreement or as a result of the Merger, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or the shareholders of the Company.
Section 3.25.    Company Information. The information relating to the Company, its Subsidiaries or the holders of any Company Securities that is provided by the Company or its representatives for inclusion in any document filed with any Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 3.26.    Reorganization. Neither the Company nor Atom New Delaware has taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.27.    No Additional Representations. Except for the representations and warranties contained in this Article III, or any certificate delivered by or on behalf of the Company and Atom New Delaware pursuant to Article VII of this Agreement, neither the Company, Atom New Delaware nor any of their Affiliates, nor any other Person makes or shall be deemed to make any representations or warranties to Parent or Merger Sub, express or implied, at law or in equity, by or on behalf of the Company or Atom New Delaware with respect to the Company or Atom New Delaware (or their respective business, assets, liabilities, condition, operations or results of operations) or the transactions contemplated by this Agreement, and the Company and Atom New Delaware hereby disclaim any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (a) as set forth in a corresponding section or subsection of the disclosure schedules to this Agreement delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedules”) (each of which disclosures shall apply to and qualify the section, and if applicable, the subsection of this Article IV to which it relates) or (b) as disclosed in any Parent Reports filed by Parent since June 1, 2021, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and Atom New Delaware, as of the date hereof and as of the Closing Date:
Section 4.1Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. Each of Parent and Merger Sub is in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to be material to Parent. Parent and Merger Sub have made available to the Company and Atom New Delaware true and complete copies of their Organizational Documents as in effect on the date hereof. Neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents. From the date of incorporation of Merger Sub through the Effective Time, Parent owns all of the outstanding shares of capital stock of Merger Sub. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.2Subsidiaries.
(a)Section 4.2(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the name and jurisdiction of organization of each Significant Subsidiary of Parent as of the date of this Agreement. Each Subsidiary of Parent is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and to carry on its business as presently conducted. Each Subsidiary of Parent is in good standing under the laws of its jurisdiction of organization (to the extent such laws recognize such concept). Each Subsidiary of Parent is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to be material to Parent.
(b)All the issued and outstanding shares of capital stock of, or other equity interests in, Parent’s Significant Subsidiaries (i) are wholly owned, directly or indirectly, by Parent and (ii) have been duly authorized, validly issued and are fully paid and nonassessable. All the issued and outstanding shares of capital stock of, or other equity interests in, Parent’s Significant Subsidiaries that are owned, directly or indirectly, by Parent are so owned free and clear of all Liens. None of Parent’s Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitment or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 4.3.Authorization.
(a)Each of Parent and Merger Sub has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by Parent and Merger Sub of this Agreement and each other agreement or instrument to be executed in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, in each case subject to the approval of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub, which shall be obtained promptly following execution of this Agreement. This Agreement and each other agreement or instrument to be executed in connection herewith has been or will be duly authorized, executed and delivered by Parent and Merger Sub and, assuming that this Agreement has been or such other agreement or instrument will be at the time of execution duly and validly authorized, executed and delivered by the other parties hereto or thereto, constitutes, or when executed by Parent and Merger Sub, will constitute, a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except to the extent such enforceability may be limited by the Bankruptcy and Equity Exceptions. The issuance of the shares of Parent Common Stock to be issued in the Merger does not require the vote or approval of the stockholders of Parent under the rules of the NASDAQ or otherwise.
(b)The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens created by Parent or its Subsidiaries (excluding ongoing contractual restrictions set forth in the Organizational Documents of Parent and any restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws), and the issuance thereof will be in compliance with all applicable securities Laws and will not be subject to any preemptive rights. Assuming the representations and warranties set forth in Section 4 of the Lock-Up Agreement are true and correct in all respects as of the date of this Agreement and as of the Closing Date, the offer and sale of the shares of Parent Common Stock to be delivered in the Merger will be exempt from the registration requirements of the Securities Act.
Section 4.4.Non-contravention. Neither the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by Parent or Merger Sub of its obligations hereunder will (a) violate or result in a breach of any provision contained in its Organizational Documents; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 4.5(a) (including all filings or notifications required under, and all consents, authorizations, waiting period expirations or terminations, orders, or approvals are required under, the HSR Act and any applicable foreign antitrust, Law in connection with the transactions contemplated by this Agreement) and all consents of third parties referred to in Section 4.5(b) have been obtained or made, (i) violate any applicable Law in any material respect or (ii) violate, result in a violation or breach by Parent or Merger Sub of, or the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which Parent or Merger Sub is a party or by which any of its property is bound, except, in the case of clause (ii), for any such violation, breach, termination, acceleration, conflict or default as would not prevent or materially impair Parent and Merger Sub from timely consummating the transactions contemplated by this Agreement or performing their respective obligations hereunder.
Section 4.5.Consents.
(a)Except for (i) compliance with any applicable requirements under the HSR Act, (ii) compliance with any applicable requirements under any foreign antitrust, merger control or competition laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various jurisdictions in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (v) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, no Governmental Approval is required for the execution and delivery by Parent of this Agreement, the performance by it of its obligations hereunder and its consummation of the transactions contemplated hereby, except in any such case for any such Governmental Approval the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair Parent and Merger Sub from consummating the transactions contemplated hereby or performing their respective obligations hereunder.
(b)Except as described in Section 4.5(b) of the Parent Disclosure Schedules no consent of any third party with respect to any material Contract to which Parent or Merger Sub is a party or by which any of their property is bound is required for the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except in any such case for any such consents of third parties, the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair Parent and Merger Sub from consummating the transactions contemplated by this Agreement or performing their respective obligations hereunder.
Section 4.6.Capitalization.
(a)The authorized capital stock of Parent consists of (i) 3,000,000,000 shares of Parent Common Stock, (ii) 100,000,000 shares of non-voting common stock, par value $0.0001 per share, of Parent (“Parent Non-Voting Common Stock”), (iii) 100,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”), and (iv) 100,000,000 shares of redeemable preferred stock, par value $0.0000025 per share, of Parent

(“Parent Redeemable Preferred Stock”), of which 4,500,000 shares have been designated as Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock. As of February 15, 2022, (I) 828,591,590 shares of Parent Common Stock were issued and outstanding, (II) 0 shares of Parent Non-Voting Common Stock were issued and outstanding, (III) 0 shares of Parent Preferred Stock were issued and outstanding and (IV) 3,234,000 shares of Parent Redeemable Preferred Stock were issued and outstanding. Except as set forth in this Section 4.6(a) or in Section 4.6(a) of the Parent Disclosure Schedules, or for changes since February 15, 2022 resulting from the exercise, conversion, vesting or settlement of any securities described on Section 4.6(a) of the Parent Disclosure Schedules, as of the date hereof, there are no issued, reserved for issuance or outstanding, and there are no commitments (whether written or verbal) to issue or grant, (w) shares of capital stock or other voting securities of, or other equity or ownership interests in, Parent, (x) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Parent, (y) subscriptions, warrants, calls, puts, options, exchangeable and convertible securities or other rights to acquire from Parent, or other contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Parent, or (z) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by Parent that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, Parent (the items in clauses (w) through (z) being referred to collectively as the “Parent Equity Securities”). There are no outstanding legally binding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Equity Securities (for clarity, excluding forfeitures of unvested Parent Equity Securities upon termination of service in accordance with the award agreement governing such Parent Equity Securities).
(b)As of the date hereof, all outstanding shares of Parent Common Stock, Parent Non-Voting Common Stock, Parent Preferred Stock and Parent Redeemable Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens created by Parent (excluding ongoing contractual restrictions set forth in the Organizational Documents of Parent and the form of option grant or exercise agreement made available to the Company prior to the date hereof), issued and granted in compliance with all applicable securities Laws and not subject to preemptive rights created by Parent (for clarity, excluding any right of first refusal in favor of Parent set forth in the form of option grant or exercise agreement made available to the Company prior to the date hereof). There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote. Other than as set forth on Section 4.6(b) of the Parent Disclosure Schedules, there are no shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or (to the Knowledge of Parent) which otherwise exist with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Parent Equity Securities.
(c)The authorized capital stock of Merger Sub consists of (i) 5,000 shares of common stock, par value $0.01, of which 100 are issued and outstanding as of the date hereof and (ii) 5,000 shares of preferred stock, par value $0.01, of which zero are issued and outstanding as of the date hereof.
Section 4.7.SEC Reports. An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the “SEC” since May 28, 2021 (such statements, prospectuses, reports and schedules, the “Parent Reports”) is publicly available. No Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained (or, with respect to Parent Reports filed after the date hereof and prior to the Closing Date, will contain) any untrue statement of a material fact or omitted (or, with respect to Parent Reports filed after the date hereof and prior to the Closing Date will omit) to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent Reports filed under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act complied in all material respects with, to the extent applicable, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as well as published rules and regulations of the SEC with respect thereto. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. As of the date of this Agreement, (i) none of the Parent Reports is, to the Knowledge of Parent, the subject of ongoing SEC review or outstanding SEC investigation and (ii) there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC that have not been so filed or furnished with the SEC. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent, and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. The information relating to Parent, its Subsidiaries or the holders of any Parent Equity Securities that is provided by Parent or its representatives for inclusion in any document filed with any Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 4.8.Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Neither Parent nor Merger Sub has any material liability or obligation, except (i) as and to the extent set forth in the Parent Reports, (ii) for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business, (iii) liabilities (including investment banking, legal and accounting costs) in connection with this Agreement and the transactions contemplated hereby, including the Merger, and (iv) liabilities that are executory performance obligations arising under Contracts to which Parent or Merger Sub is a party or otherwise bound and in the case of material Contracts, not relating to any breach or non-performance by Parent or Merger Sub. Except as would not be material to Parent and its Subsidiaries, taken as a whole, the books and records of Parent and its Subsidiaries have since January 1, 2018, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2019, no independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither Parent nor its independent audit firm has identified or received written notice of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by Parent which would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.
Section 4.9.Litigation. There are no Actions by or before any Governmental Authority in effect, pending or threatened in writing against Parent or Merger Sub which would reasonably be expected to prevent or materially impair Parent and Merger Sub from consummating the transactions contemplated hereby or performing their respective obligations hereunder.
Section 4.10.Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent or Merger Sub in connection with this Agreement or any of the transactions contemplated hereby, other than any such fee that will be payable solely by Parent or its Affiliates.
Section 4.11.Available Funds. On the Closing Date, Parent will have available funds sufficient to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party.
Section 4.12.Reorganization. Neither Parent nor Merger Sub has taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.13.Compliance with Laws and Contracts.
(a)Parent and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with, and, as of the date hereof, have not received any written notice or other written communication, nor, to the Knowledge of Parent, any oral or other type of communication, of any material violation with respect to, any applicable Law. As of the date hereof, no investigation or review by any Governmental Authority is pending or, to the Knowledge of Parent, has been threatened against or with respect to Parent or any of its Subsidiaries. No event has occurred for the past five (5) years to the date hereof, and no condition or circumstance exists as of the date hereof, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by Parent or any of its Subsidiaries of, or constitute a material failure on the part of Parent or any of its

Subsidiaries to comply with, any applicable Law. As of the date hereof, neither Parent nor any of its Subsidiaries has received any written notice or other written communication, nor, to the Knowledge of Parent, any oral or other type of communication, from any Person regarding any actual or possible material violation of, or material failure to comply with, any applicable Law. There is no order, consent decree, non-prosecution agreement or similar arrangement of or with any Governmental Authority binding upon Parent or any of its Subsidiaries or to which any assets owned or used by Parent or any of its Subsidiaries is subject. Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent, all Permits (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in property or (ii) which are required for the operation of the business of Parent and its Subsidiaries as currently conducted or the holding of any such interest, (A) have been issued or granted to Parent or any of its Subsidiaries, as applicable, and all such Permits are in full force and effect and (B) constitute all Permits required for Parent and its Subsidiaries to operate or conduct their businesses as currently conducted and hold any interest in their properties or assets. As of the date hereof, neither Parent nor any of its Subsidiaries has received written notice or other written communication, nor, to the Knowledge of Parent, any oral or other type of communication, of any suspension, cancellation, withdrawal, revocation or modification of any such Permits and neither Parent nor any of its Subsidiaries has received any written notice or other written communication, nor, to the Knowledge of Parent, any oral or other type of communication, from any Governmental Authority threatening to suspend, cancel, withdraw, revoke or modify any such Permit, except where such suspension, cancellation, withdrawal, revocation or modification has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent. Neither Parent nor its Subsidiaries are Sanctioned Persons or Persons located in or nationals of any Comprehensively Sanctioned Territory.
(b)Each material contract of Parent and its Subsidiaries (as defined under Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act) (a “Parent Material Contract”) constitutes the valid and binding obligation of Parent or its applicable Subsidiary and, to the Knowledge of Parent, the other parties thereto, and is in full force and effect enforceable in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions. Except as set forth on Section 4.13(b) of the Parent Disclosure Schedules, neither Parent nor its applicable Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in default of any material obligation thereunder, and there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would reasonably be expected to constitute, a default of any material obligation by Parent or its applicable Subsidiary or, to the Knowledge of Parent as of the date hereof, by any other party thereto, of any obligation or provision thereunder. Neither Parent nor any of its Subsidiaries has received any written notice or other written communication, nor, to the Knowledge of Parent, any oral or other type of communication, from any party to a Parent Material Contract, including any legal representative thereof, relating to such party’s intent to modify, terminate or fail to renew the arrangements and relationships set forth therein, asserting a material breach by Parent or any of its Subsidiaries of such arrangements, or contesting, objecting to, questioning or otherwise disputing any renewal or extension of any Parent Material Contract. To the Knowledge of Parent, there is no condition, event, fact or circumstance that, either individually or together with other conditions, events, facts or circumstances, would reasonably be expected to cause Parent or any of its Subsidiaries to fail to achieve any performance milestones, hurdles or similar terms under any Parent Material Contract.
Section 4.14. No Material Adverse Effect. Since December 31, 2020, there has not occurred any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, (i) has had a Material Adverse Effect on Parent that is continuing or (ii) is reasonably likely to have a Material Adverse Effect on Parent.

Section 4.15.No Additional Representations. Except for the representations and warranties contained in this Article IV, or any certificate delivered by or on behalf of Parent or Merger Sub pursuant to Article VII of this Agreement, neither Parent, Merger Sub nor any of their Affiliates, nor any other Person makes any representations or warranties to the Company, Atom New Delaware or the Representative, express or implied, at law or in equity, by or on behalf of Parent or Merger Sub with respect to Parent or Merger Sub (or their respective businesses, assets, liabilities, conditions, operations or results of operations) or the transactions contemplated by this Agreement, and each of Parent and Merger Sub hereby disclaim any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE V

COVENANTS AND AGREEMENTS
Section 5.1.Conduct of Business of the Company and its Subsidiaries. During the period from the date hereof and continuing until the earlier of the date of termination of this Agreement and the Closing, except as (w) expressly required by this Agreement (including the Pre-Closing Restructuring Steps), (x) set forth in a corresponding subsection of this Section 5.1 of the Company Disclosure Schedules, (y) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law (including any antitrust Law), the Company shall, and shall cause each of its Subsidiaries to, (i) carry on its business in the ordinary course of business (provided that, any commercially reasonable action taken, or omitted to be taken, that (1) is required by COVID-19 Law or (2) is determined by the Company in good faith, after prior written notice to, and good faith consultation with, Parent, to be in its best interests in response to COVID-19, shall be deemed to be in the ordinary course of business); and (ii) use reasonable best efforts to (A) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, Governmental Authorities with jurisdiction over its operations and other third parties having material business relationships with the Company or any such Subsidiary, (B) keep available the services of its present directors, officers and employees (other than any terminations for cause or voluntary resignations) and (C) maintain in effect all material Permits. Without limiting the generality of the foregoing, except (I) as expressly required by this Agreement (including the Pre-Closing Restructuring Steps), (II) as set forth in a corresponding subsection of Section 5.1 of the Company Disclosure Schedules, (III) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), or (IV) as required by applicable Law (including any antitrust Law), the Company agrees that it shall not, and shall not permit any of its Subsidiaries to:
(a)cause or permit any amendments to the Organizational Documents of the Company or any of its Subsidiaries;
(b)(A) merge or consolidate with any Person, (B) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any other corporation, partnership, other business organization or any division thereof or any assets, equity interests or property (other than purchases of goods and services in the ordinary course of business), (C) incorporate, establish, form or otherwise create any legal entity (including any Subsidiary) or (D) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;
(c)sell, transfer, lease, offer to sell, abandon or otherwise dispose of any of its material properties or assets, or grant or suffer to exist any Lien (other than Permitted Liens) on any of its material properties or assets (excluding sales and licenses of Company products and services in the ordinary course of business);

(d)make capital expenditures in excess of $1,000,000 in the aggregate for the Company;
(e)change its financial accounting methods, principles or practices, except as required by GAAP, applicable Law or official interpretations thereof;
(f)issue, deliver, grant, sell, dispose of or encumber any Company Equity Securities or any shares of capital stock or other equity securities of any Company Subsidiary or any subscriptions, options, warrants, calls, rights, commitment or agreements calling for the purchase or issuance of any shares of capital stock or any other equity security of any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any Company Subsidiary (other than issuances of Common Stock upon the conversion of Preferred Stock outstanding as of the date hereof, in accordance with the terms of such Preferred Stock in effect as of the date hereof);
(g)declare, set aside, make or pay any dividend or other distribution on or in respect of, or redeem, purchase or otherwise acquire any Company Equity Securities (other than to effect the forfeiture of unvested Company Units for no consideration in connection, with a termination of service);
(h)adjust, split, combine, subdivide or reclassify any Company Equity Securities;
(i)incur, assume or guarantee any Indebtedness in excess of $2,000,000 in the aggregate;
(j)make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or its Subsidiaries;
(k)cancel any debts or waive or compromise any material claims or rights;
(l)except as required by the terms of any Company Employee Plan as in effect on the date hereof, (A) establish, adopt, enter into, amend, modify, accelerate or vest rights under, or terminate any Company Employee Plan, (B) pay or agree to pay, or grant or agree to grant, any bonus, Company Unit or Company Unit Award, other equity or equity-based award, retention award, transaction bonus, change-in-control compensation or benefits, severance compensation or benefits or special compensation to any Company Employee, or (C) increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Company Employee;
(m)except as required by the terms of any Company Employee Plan as in effect on the date hereof, accelerate the vesting of, or amend, modify or correct in any respect, any Company Unit or Company Unit Award;
(n)hire, engage, promote or terminate (other than for cause) the employment or service relationship of any Company Employee who is or would be entitled to receive annual cash compensation (consisting of annual base salary and annual incentive opportunity, as applicable) of $100,000 or more;
(o)make, change, revoke or amend any material Tax election, change any Tax accounting period, adopt or change any method of Tax accounting, settle or compromise any material Tax liability or right to a material Tax refund, surrender any right to claim a material refund of Taxes, settle or compromise any audit, examination, or other proceeding with a Governmental Authority with respect to any material amount of Taxes, amend any material Tax

Return, enter into any closing agreement within the meaning of Section 7121(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or other material agreement with a Governmental Authority with respect to Taxes, apply for any Tax ruling or waive or extend any statute of limitations in respect of Taxes (other than with respect to an extension obtained in the ordinary course of business), enter into any material Tax sharing, allocation, indemnity or similar agreement or arrangement (other than any Commercial Tax Agreement), agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(p)except as specifically required by this Agreement, enter into, amend in any material respect or terminate, or waive any material right under, or assign any rights or claims under, any Material Contract (other than entry into customer or supplier agreements in the ordinary course of business, which agreements would be Material Contracts solely by reason of Section 3.18(a)(v), Section 3.18(a)(xi) or Section 3.18(a)(xviii); provided that to the extent consistent with applicable Law the Company will consult in good faith with Parent prior to any such entry into a customer or supplier agreement in the ordinary course of business that would be a Material Contract by reason of Section 3.18(a)(xviii);
(q)settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement), other than a settlement or compromise that meets each of the following requirements: (i) the terms of such settlement or compromise do not impose any obligation other than the payment of money and customary confidentiality and release of claims provisions, (ii) the settlement or compromise does not involve any admission of guilt by the Company, a Company Subsidiary or any affiliated Person and does not create an adverse precedent with respect to any potential future litigation or disputes and (iii) the amount payable pursuant to such settlement or compromise is, in each case, less than $250,000 individually and less than $1,000,000 in the aggregate for all such settlements and compromises, and such amount is paid in full prior to the Closing;
(r)sell, assign, license or sublicense (other than non-exclusive licenses in the ordinary course of business), abandon, allow to lapse, transfer or otherwise dispose of, create or incur any Lien (other than a Permitted Lien) on or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Company Intellectual Property;
(s)change in any material respect its working capital and/or cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, prepayment of expenses and payment of accounts payable of the Company or any of its Subsidiaries (in each case including the timing thereof);
(t)(i) enter into any new business line or (ii) open or close any physical office (other than closures required or recommended by any COVID-19 Law);
(u)(i) cancel or terminate any insurance policies or fail to pay the premiums on such insurance policies, other than any cancellation or termination in the ordinary course of business, or (ii) fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business;
(v)terminate, modify or waive any material right under any Permit; or
(w)authorize, resolve, commit or agree, whether in writing or otherwise, to do any of the foregoing referred to in clauses (a)-(v) of this Section 5.1.

Without limiting the foregoing, Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) Parent does not have the right to cause the Company to terminate the employment of any Company Employee prior to the Closing.
Section 5.2.Conduct of Business of Parent. During the period from the date hereof and continuing until the earlier of the date of termination of this Agreement and the Closing, except as (w) expressly required by this Agreement, (x) set forth in a corresponding subsection of Section 5.2 of the Parent Disclosure Schedules, (y) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law (including any antitrust Law), Parent agrees that it shall not, and shall not permit any of its Subsidiaries to:
(a)cause or permit any amendments to the Organizational Documents of Parent or its Subsidiaries in a manner that would materially and adversely affect the Former Holders relative to other holders of Parent Common Stock;
(b)adopt or publicly propose a plan of complete or partial liquidation or dissolution, or resolutions providing for or authorizing such a liquidation or dissolution, other than in respect of a dormant subsidiary;
(c)declare, set aside, make or pay any dividend or other distribution on or in respect of, or redeem, purchase or otherwise acquire any Parent Equity Securities (other than (i) to effect the forfeiture of unvested Parent Equity Securities for no consideration in connection, with a termination of service, (ii) any transactions that would require an adjustment to the Base Purchase Consideration pursuant to Section 11.16, and for which such adjustment is made, (iii) dividends in respect of Parent Redeemable Preferred Stock in accordance with the terms thereof or (iv) net share settlement (including in respect of the option exercise price or in connection with Taxes or any Tax withholding) in connection with (A) the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under equity incentive plans of Parent or its Subsidiaries or (B) the settlement of restricted stock unit awards or performance stock unit awards in respect of Parent Common Stock;
(d)adjust, split, combine, subdivide or reclassify any Parent Equity Securities, except for any transactions that would require an adjustment to the Base Purchase Consideration pursuant to Section 11.16, and for which such adjustment is made;
(e)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(f)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
Section 5.3.Access and Information.
(a)Subject to applicable Law, from the date hereof until the Closing Date or termination of this Agreement, the Company shall provide Parent and its representatives access to the personnel, premises, Contracts, books and records, financial statements and other materials of the Company and its Subsidiaries reasonably requested by the Parent or its representatives, during normal business hours and upon advance notice, and the Company shall cooperate to the extent such access does not disrupt the operations, activities and employees of the Company or its Subsidiaries in any material respect. The foregoing access rights shall not include the right to have access to any information the disclosure of which is restricted by applicable Law, which would breach any Contract in effect as of the date hereof, including any confidentiality obligations, or which would result in the waiver of or jeopardize any legal privileges or protections (provided that in each case the parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements to the extent practicable).
(b)All information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Parent (or its representatives or Affiliates) shall be subject to the Confidentiality Agreement, dated as of November 20, 2020, by and between Social Finance, Inc. and First Digital Enabler, LLC (the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement or in accordance with the Confidentiality Agreement. Effective upon, and only upon, the Effective Time, the Confidentiality Agreement shall terminate.
Section 5.4.Reasonable Best Efforts.
(a)The parties each shall use their respective reasonable best efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
(b)In furtherance and not in limitation of the foregoing, each party agrees, with the other party’s reasonable assistance, to make any required filings pursuant to applicable Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable. Each party shall supply as promptly as reasonably practicable any information or documentary material that may be requested by a Governmental Authority investigating the transactions contemplated hereby pursuant to any applicable Laws and use its reasonable best efforts to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods or the receipt of any required approvals or consents under any applicable Laws in connection with the transactions contemplated hereby as soon as practicable and in any event on or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, Parent and its Affiliates shall not have any obligation to propose, negotiate, effect or agree to the sale, divestiture, license or other disposition of any assets or businesses of the Parent, the Company or their respective Affiliates (solely in the case of any such action with respect to the Company, if doing so would reasonably be expected to be material to the Company). In no event shall (A) either Parent or the Company have any obligation to agree to or effect the sale, divestiture, license, or other disposition of any assets or businesses that are not contingent upon the Closing or (B) the Company or any of its Subsidiaries agree with any Governmental Authority to the sale, divestiture, license or other disposition of any assets or businesses of the Company or its Subsidiaries without the prior written consent of Parent.
(c)Subject to applicable Law, the parties shall use their reasonable best efforts to cooperate with the other in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated by this Agreement, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.
(d)To the extent permitted by applicable Law, each of the Company and Parent shall promptly advise the other party of any material communication between it or its

Affiliates and any Governmental Authority (and if in writing, furnish the other party with a copy of such communication) regarding the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the transactions contemplated by this Agreement pursuant to the terms hereof. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a reasonable response in compliance with such request. Without limiting the generality or effect of this Section 5.4, to the extent permitted by applicable Law and except as may be prohibited by any Governmental Authority, the parties shall (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority relating to the transactions contemplated by this Agreement; (ii) not participate in any substantive meeting or conference, or have any substantive communication with, any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other or its Representatives the opportunity to attend and participate therein; (iii) upon the other party’s request, furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the transactions contemplated by this Agreement; provided that such material may be redacted as necessary or designated as “outside counsel only”; and (iv) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party. Without limiting the parties’ obligations set forth in this Section 5.4, Parent will have principal control over devising the ultimate strategy for obtaining any applicable clearances or approvals of Governmental Authorities and responding to inquiries by Governmental Authorities, including taking the lead in connection with any filings, submissions and communications with or to any Governmental Authority in connection therewith, taking into account in good faith any comments of the Company relating to such strategy.
(e)To the extent that any Third Party Consent is required under any Contract of the Company or its Subsidiaries (to the extent requested by Parent) in connection with the consummation of the transactions contemplated by this Agreement, the Company will use its commercially reasonable efforts to obtain such Third Party Consent on or prior to the Closing Date (for clarity, the Company shall not be required to pay any consent fee or similar fee or make any accommodation to a third party not expressly required by the terms of the applicable Contract in connection with obtaining such Third Party Consent).
Section 5.5.Employee Matters.
(a)Parent shall, or shall cause its Subsidiaries to, provide each Continuing Employee for one year following the Effective Time (or such shorter period of service with Parent or its Subsidiaries) with (i) base salary or wage level and a target cash incentive opportunity (excluding equity-based compensation and any special or one-time bonus awards), each of which is no less favorable than such Continuing Employee was entitled or eligible to receive from the Company and its Subsidiaries as of immediately prior to the Effective Time, and (ii) employee benefits (excluding equity-based compensation and any special or one-time bonus awards) that are no less favorable, in the aggregate, than either the employee benefits that such Continuing Employee was entitled or eligible to receive immediately prior to the Effective Time or the employee benefits applicable to similarly situated employees of Parent or its

Subsidiaries. Parent will, and will cause the Company to, grant all Continuing Employees full credit for all service with the Company (or predecessor employers to the extent the Company provides such past service credit) prior to the Effective Time for purposes of eligibility, vesting and determining the level of benefits under any benefit or compensation plan, program, policy, agreement or arrangement made available to Continuing Employees after the Effective Time (collectively, the “Parent Plans”) (excluding any sabbatical program, defined benefit pension, nonqualified deferred compensation, equity or equity-based or retiree welfare benefits) to the same extent service was recognized for the same purpose under the comparable Company Employee Plan, except to the extent it would result in the duplication of benefits. In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, Parent will use commercially reasonable efforts to: (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that provide such benefits for the first plan year in which Continuing Employees commence participation in such Parent Plans, to the extent such exclusions, requirements or limitations were waived or satisfied by a Continuing Employee under any analogous Company Employee Plan providing such benefits in which the Continuing Employee participated immediately prior to commencing participation in the applicable Parent Plan, and (ii) cause any deductible, co-insurance and out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) under an analogous Company Employee Plan for the portion of the plan year that has elapsed prior to the Continuing Employee commencing participation in the applicable Parent Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such Parent Plan for the applicable plan year.
(b)Nothing in this Section 5.5, whether express or implied, shall: (i) confer upon any current or former employee of the Company, Parent or any of their respective Subsidiaries or Affiliates, as applicable (including any Continuing Employee), the right to employment or continued employment or any term or condition of employment for any specified period, of any nature or kind whatsoever, or restrict the ability of Parent or any its Subsidiaries or Affiliates to terminate the employment or service of any Person, (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, contract, policy or arrangement, (iii) limit the ability of Parent or any of its Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iv) create any third-party beneficiary rights or obligations in any Person (including any employee of the Company).
Section 5.6.Public Announcements. Prior to the Closing, each of the Company and Parent shall consult with the other prior to any public announcement with respect to this Agreement or the transactions contemplated hereby, and shall not release any such announcement without the prior consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided that Parent shall in all events be permitted to make any public announcement required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market on which securities of Parent are then listed or traded.
Section 5.7.Solicitation of Section 280G Approval. Prior to the Closing, the Company shall (i) use commercially reasonable efforts to obtain a waiver from each “disqualified individual” within the meaning of Section 280G of the Code (a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that would separately or in the aggregate constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”), which waiver shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, no Section 280G Payments shall be payable to or retained by such Disqualified Individual to the extent such Section 280G Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such Disqualified Individual, and (ii) solicit from the Company’s stockholders a vote with respect to such parachute payments in compliance with the requirements of Section 280G(b)(5)(B) of the Code, including by delivering to the Company’s stockholders a disclosure statement that satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code. The Company shall not make any such Section 280G Payments that are not so approved by stockholders under Section 280G(b)(5)(B) of the Code. The Company shall provide Parent with a copy of the form of such waiver and such disclosure statement for its review and comment no less than three (3) Business Days prior to delivery to each such Disqualified Individual and the Company’s stockholders, respectively, which comments will be considered in good faith by the Company. Within a reasonable period of time prior to the Closing, but in no event less than five (5) Business Days prior to the Closing, with respect to each Disqualified Individual, the Company shall provide to Parent a customary Section 280G analysis prepared by or on behalf of the Company that includes: (x) the Company’s reasonable, good faith estimate of all Section 280G Payments, and (y) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual. In connection with the stockholder approval contemplated by this Section 5.7, Parent shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any new offer letters or other compensation arrangements entered into or negotiated between Parent or its Affiliates and any Disqualified Individual, together with all potential payments and benefits contingent on the transactions contemplated by this Agreement, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, in each case, at least five (5) Business Days prior to delivery of the applicable waiver to each such Disqualified Individual and the disclosure statement to the Company’s stockholders. To the extent Parent has provided inaccurate information, or Parent’s omission of information has resulted in inaccurate information, with respect to any such analysis, there shall be no breach of the covenant contained in this Section 5.7 due to such inaccurate or omitted information. Further, for the avoidance of doubt, in no event shall the Company (or any of its Affiliates) be deemed in breach of this Section 5.7 if any Disqualified Individual refuses to waive any Section 280G Payments or rights to receive such payments (so long as the Company has used commercially reasonable efforts to obtain a waiver from such Disqualified Individual as required by this Section 5.7), or if the requisite approval by the stockholders entitled to vote on any Section 280G Payments is not obtained (so long as the Company has solicited such approval as required by this Section 5.7).
Section 5.8.Indemnification of Directors and Officers.
(a)At or prior to the Closing Date, the Company shall obtain a “tail” or “run off” insurance policy for directors’ and officers’ liability insurance, on mutually agreeable terms with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as to the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement). For the avoidance of doubt, the cost of such tail insurance policy shall constitute Company Expenses.
(b)From and after the Effective Time, in the event of any threatened or actual Action, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any Subsidiary, or who is or was serving at the request of the Company or any Subsidiary as a director or officer of another Person, is, or is threatened to be, made a party or witness based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, (i) the fact that such Person is serving or did serve in any such capacity, (ii) this Agreement (including the negotiation, entry into or performance thereof), or (iii) any acts or omissions by such Person in such capacity which occurred at or prior to the Effective Time, the Company shall, and Parent shall cause the Surviving Corporation to, (1) indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, each such Person against any Losses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any such matter or investigation to the fullest extent permitted by applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action and (2) fulfill its indemnification, exculpation and expense advancement obligations to each such Person pursuant to the terms of the Organizational Documents of the Company and, to the extent set forth on Section 5.8(b) of the Company Disclosure Schedules and provided to Parent prior to the date hereof, indemnification agreements as in effect on the date hereof. Such Persons shall reasonably cooperate with Parent, Parent’s Subsidiaries and the Company in the defense of any such threatened or actual Action and none of Parent, Parent’s Subsidiaries or the Company shall have any liability hereunder in respect of any compromise or settlement of any action or claim effected without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).
(c)This Section 5.8 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the indemnified Persons pursuant to this Section 5.8, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Persons entitled to indemnification pursuant to this Section 5.8. The obligations of Parent, the Surviving Corporation, and their respective successors under this Section 5.8 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any such indemnified Person (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such indemnified Person (or his or her heirs, personal representatives, successors, or assigns, as applicable).
Section 5.9.Merger Sub; Surviving Corporation. Parent will take all actions necessary (a) to cause Merger Sub to perform its obligations under this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement or incidental to the transactions contemplated hereby. From and after the Effective Time, Parent agrees to cause the Surviving Corporation to perform its obligations under this Agreement.
Section 5.10.Notices of Certain Events. The Company shall, prior to the Closing, give prompt notice to Parent: (i) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, that such Person is or may be entitled to any payment of any sort of compensation in connection with this Agreement or the transactions contemplated by this Agreement, or making any claims or disputes with respect to such Person’s ownership or alleged ownership of (or entitlement to) any equity interest in the Company or Atom New Delaware; and (ii) of any lawsuit, action or proceeding pending or, to the Company’s Knowledge, threatened against the Company or New Atom Delaware relating to the transactions contemplated by this Agreement. Parent shall, prior to the Closing, give prompt notice to the Company of any lawsuit, action or proceeding pending or, to the Parent’s Knowledge, threatened against Parent or Merger Sub relating to the transactions contemplated by this Agreement.
Section 5.11.Termination of Affiliate Agreements. Except as set forth on Section 5.11 of the Company Disclosure Schedules, effective upon the Closing, the Company shall cause the

Affiliate Agreements, including the Shareholders Agreement (other than Section 12.1(i) thereof, which shall survive such termination and remain in effect from and after such termination as if the term of such agreement were continuing), to terminate, without any liability to or obligation on the part of the Company or any of its Affiliates (including, from and after the Effective Time, Parent and its Subsidiaries).
Section 5.12.Company Shareholder Approval; Atom New Delaware Shareholder Approval.
(a)Concurrently with the execution of this Agreement, the Company will deliver to Parent a written consent executed by the holders of all outstanding Company Securities adopting and approving the Pre-Closing Restructuring Steps, including the Contribution, in accordance with applicable Law, the Organizational Documents of the Company and the Shareholders Agreement (the “Company Shareholder Approval”).
(b)The Company and Atom New Delaware shall obtain and deliver to Parent the adoption and approval by the Requisite Holders of this Agreement and the transactions contemplated hereby, including the Merger (the “Atom New Delaware Stockholder Approval”) (i) in the form of a written consent executed by each of the Requisite Holders in the form attached hereto as Exhibit H not more than one (1) Business Day following the completion of the Contribution (the “Stockholder Approval Deadline”), and (ii) in accordance with the terms and subject to the conditions of the Atom New Delaware’s Organizational Documents and the Shareholders Agreement.
(c)Within one (1) Business Day following the Stockholder Approval Deadline, the Company and Atom New Delaware shall request from each holder of New Company Securities who at such time have not yet executed and delivered a written consent in the form attached hereto as Exhibit H, the execution and delivery of a written consent of such holder in the form attached hereto as Exhibit H, approving and adopting this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Stockholder Confirmations”). Until the Closing, the Company shall pursue the collection of the Stockholder Confirmations in good faith and shall promptly deliver to Parent any Stockholder Confirmations received.
(d)As soon as practicable following the execution of this Agreement, the Company and Atom New Delaware shall prepare, and promptly following the receipt of the Atom New Delaware Stockholder Approval (and following Parent’s review and consent to the form of such materials) and in accordance with the Organizational Documents of Atom New Delaware, the Shareholders Agreement and the applicable provisions of the DGCL, deliver, (i) a notice of the adoption of this Agreement and approval of the Merger to all holders of New Company Securities who have not executed and delivered a Stockholder Confirmation, and (ii) a notice of appraisal rights in compliance with the applicable provisions of the DGCL.
Section 5.13.Certain Information. The Company shall, upon request, furnish Parent with all information concerning itself, its Subsidiaries, its directors and officers, the holders of Company Securities and such other matters as may be reasonably necessary to be disclosed in any statement, filing, notice or application made by or on behalf of Parent or its Subsidiaries to the SEC or other any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.
Section 5.14.Third-Party Proposals. The Company and Atom New Delaware shall not, and shall cause their respective controlled Affiliates and their and their respective controlled Affiliates’ respective officers, directors, employees, representatives and agents, including any investment banker, attorney or accountant engaged by any of them, and shall direct its non-

controlled Affiliates, to refrain from taking any action to, directly or indirectly solicit, knowingly encourage or knowingly facilitate inquiries or proposals for, or enter into any agreement with respect to, or initiate or conduct any negotiations or discussions with any Person concerning, the purchase of all or any significant portion of the assets of the Company or any of its Subsidiaries or of any capital stock of or other ownership interest in the Company or any of its Subsidiaries (other than (i) issuances of Common Stock upon the conversion of Preferred Stock outstanding as of the date hereof, in accordance with the terms of such Preferred Stock in effect as of the date hereof or (ii) any of the actions set forth in Section 5.1(f), Section 5.1(i) and Section 5.1(w) of the Company Disclosure Schedules) or any merger or business combination involving the Company or any of its Subsidiaries (each, an “Acquisition Proposal”), or furnish any confidential information to any Person contacting them or making an inquiry with respect to a potential Acquisition Proposal.
Section 5.15.Director Resignations. Prior to the Closing, the Company and Atom New Delaware shall cause to be delivered to Parent resignations executed by each director and officer of the Company and Atom New Delaware as of immediately prior to the Effective Time, which resignations shall be effective upon the Effective Time, and the Company and Atom New Delaware shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company and Atom New Delaware with those Persons designated by Parent.
Section 5.16.Takeover Statutes. The Company and Atom New Delaware shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, the Company and Atom New Delaware, as applicable, will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 5.17.Monthly Financial Statements. The Company shall deliver to Parent an unaudited consolidated balance sheet of the Company and its Subsidiaries, and related statement of income of the Company and its Subsidiaries for each full calendar month beginning with February 2022, until (and including) the full calendar month ending at least ten (10) days prior to the Effective Time.
Section 5.18.Stock Exchange Listing. Parent shall file a notification of additional shares in respect of the Parent Common Stock to be issued in the Merger prior to the Effective Time and in accordance with NASDAQ’s rules, and shall take all other action required to effectuate the listing of such additional shares pursuant to such rules.
Section 5.19.Closing Structure; Pre-Closing Restructuring Steps. As promptly as practicable following the date hereof, the Company and Atom New Delaware shall, and shall cause their respective Affiliates to, take the actions and effect the transactions (including by taking all actions necessary to cause (x) the holders of Company Securities to effect the contribution of all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to Atom New Delaware in exchange, with respect to each such share, for 100 shares of New Common Stock, New Series A Preferred Stock, New Series B Preferred Stock and New Series C Preferred Stock, as applicable, in accordance with that certain Contribution and Share Exchange Agreement, dated as of the date hereof, by and among the

Company, Atom New Delaware and the holders of certain Company Securities (the “Contribution Agreement”) (such contribution and exchange, the “Contribution”) and (y) the New Certificate of Incorporation and the New Bylaws to be the certificate of incorporation and bylaws, respectively, of Atom New Delaware as of immediately following the Contribution through immediately prior to the Effective Time) as set forth in, on the timelines provided in, and in accordance with the terms of, Exhibit I-1 (it being agreed that the Contribution and any steps preceding the Contribution shall occur not later than March 15, 2022 (the “Contribution Completion Deadline”) (the “Pre-Closing Restructuring Steps,”) to implement the closing structure set forth Exhibit I-2 (the “Closing Structure”). The Company and Atom New Delaware may modify the Pre-Closing Restructuring Steps and the Closing Structure from time to time only with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that it shall be reasonable for Parent to withhold its consent if any such modifications to the Pre-Closing Restructuring Steps would be reasonably likely to adversely affect Parent or result in any Loss to Parent).
Section 5.20.Further Assurances. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, including the Merger, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, each party shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other party.
ARTICLE VI

TAX MATTERS
Section 6.1.Tax Indemnification.
(a)Subject to the provisions of this Article VI, as of and after the Closing, the Former Holders shall, (i) on a several but not joint basis (in accordance with their Allocation Percentages), indemnify, defend and hold harmless the Parent Indemnitees against and from any and all Excluded Taxes and any reasonable out-of-pocket costs and expenses (including attorneys’ and other advisors’ fees) related to any item described in this clause (i), and (ii) on a several but not joint basis indemnify, defend and hold harmless the Parent Indemnitees against and from any and all (A) Taxes imposed on any Former Holder or any of its Affiliates (other than the Company or any of its Subsidiaries) for any taxable period for which the Company, its Subsidiaries, or Parent is liable and which are attributable to the transactions contemplated hereby or (B) Taxes required to be withheld from any payment to any Former Holder (including any Taxes imposed as a result of the failure to deliver, or the inaccuracy of, any form described in Section 7.2(d)(ii)), and any reasonable out-of-pocket costs and expenses (including attorneys’ and other advisors’ fees) related to any item described in this clause (ii), provided, that, in the case of each of clauses (ii)(A) and (B), such indemnification shall be without duplication of any amounts withheld pursuant to Section 2.14 and shall exclude any interest, penalties, additions to Tax and expenses arising from a failure to withhold that is solely the result of willful misconduct or gross negligence by Parent. For the avoidance of doubt, the Former Holders shall not be required to indemnify, defend and hold harmless the Parent Indemnitees against and from any (1) Taxes to the extent specifically accounted for on the Final Statement of Merger Consideration, (2) Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), or (3) Loss arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carryforward or Tax credit carryforward) in any Tax period or portion thereof beginning on or after the Closing Date or the ability of any Parent Indemnitees to utilize any such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date.

(b)In the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes not based on net income or on receipts, be deemed the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Taxes based on net income or on receipts (e.g., sales and use Taxes), be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.
Section 6.2.Company Tax Returns. Parent shall, at the expense of the Former Holders, be responsible for (i) preparing, or causing to be prepared, all Tax Returns of the Company that are due (taking into account any applicable extensions) on or before the Closing Date and (ii) preparing and filing, or causing to be prepared and filed, all Tax Returns of the Company that are due (taking into account all applicable extensions) after the Closing Date attributable to any taxable period ending on or before the Closing Date (“Company Tax Returns”). All Company Tax Returns shall be prepared on a basis consistent with the past practices, elections, and methods of the Company except to the extent required by a change in Law, provided that in the case of any Company Tax Return required to be signed by Parent or any of its Affiliates (including the Company after the Closing), such Company Tax Return shall not reflect any material position that is not supportable on at least a “more likely than not” basis. The parties acknowledge and agree that all Transaction Deductions shall be reported in the Pre-Closing Tax Period (and otherwise treated as attributable to the Pre-Closing Tax Period) to the extent permitted by applicable Law. With respect to Tax Returns described in clause (i), the Company shall timely file, or cause to be timely filed, such Tax Returns, and shall pay or cause to be paid any and all Taxes shown as due thereon. With respect to Tax Returns described in clause (ii), Parent shall deliver, or cause to be delivered, to the Representative each Company Tax Return at least thirty (30) calendar days prior to the due date (taking into account extensions) for filing the return in the case of annual Tax Returns and ten (10) calendar days prior to the due date (taking into account extensions) for filing the return in the case of any Tax Return that is required to be filed more frequently than annually. If the Representative has comments on or disputes any items shown on any such Tax Return, the Representative shall notify Parent within ten (10) calendar days, in the case of annual Tax Returns, and five (5) calendar days, in the case of any Tax Return that is required to be filed more frequently than annually, after receiving such Tax Return. Parent and the Representative shall negotiate in good faith and use commercially reasonable efforts to resolve any disputed items. In the event that Parent and the Representative are unable to resolve any such disputed items prior to the date on which such Tax Return in due (taking into account extensions), such Tax Return shall be prepared in accordance with Parent’s comments, and the disputed item(s) shall be referred to the Accounting Firm, and the provisions of Section 2.13(a)(ii) shall apply, mutatis mutandis, provided that the fees and expenses of the Accounting Firm shall be borne one half by Parent and one half by the Representative (solely on behalf of the Former Holders). Parent shall timely file, or cause to be timely filed, each Company Tax Return described in clause (ii) and any Tax Returns of the Company attributable to any taxable period ending after the Closing Date and shall timely pay, or caused to be timely paid, any Taxes reflected thereon.
Any Excluded Taxes shown as due and payable with respect to Tax Returns filed by Parent and paid by Parent pursuant to this Section 6.2 that were not specifically accounted for on the Final Statement of Merger Consideration shall be released to Parent pursuant to the procedures in Section 9.7 from the Indemnity Escrow Account.

Section 6.3.Tax Refunds. In the event that prior to the Release Date Parent receives a refund of any Tax in respect of which amounts were released to Parent from the Indemnity Escrow Account, or were accounted for on the Final Statement of Merger Consideration, and were not deposited in the Indemnity Escrow Account pursuant to Section 6.2, Parent shall deposit an amount equal to such refund in the Indemnity Escrow Account, provided that Parent shall not be required to deposit any amounts to the extent Parent is entitled to payment for any Excluded Taxes for which Parent has not been indemnified and such amounts shall be excluded from Outstanding Claims for purposes of Section 9.7.
Section 6.4.Cooperation in Tax Matters.
(a)The Representative and Parent shall cooperate to the extent reasonably requested in connection with the filing of Tax Returns of the Company and any Tax Proceeding of the Company. Such cooperation shall include (upon the other party’s request and at such party’s expense) the provision of records and information with respect to the Company which are in the possession of the Representative or Parent, as applicable, and are reasonably relevant to the filing of any such Tax Return or any such Tax Proceeding or are necessary or appropriate to establish any available exemption for (or reduction in) any Transfer Tax. Without limiting the foregoing, the Representative and Parent will reasonably cooperate in furnishing information and other reasonable assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date. Any information obtained under this Section 6.4(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of any Tax Proceeding.
(b)Each of Parent and the Representative agree (i) to retain all books and records of the Company in its possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the later of (A) the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods or (B) eight (8) years following the due date (without extension) for such Tax Returns and (ii) to give the other party reasonable written notice before transferring, destroying or discarding any books and records and, if the other party so requests, allow such other party to take possession of the books and records. Each party shall make its employees reasonably available on a mutually convenient basis at its cost (which, in the case of the Representative, shall be on behalf of the Former Holders) to provide an explanation of any documents or information so provided.
(c)Parent agrees and agrees to cause its Affiliates to use commercially reasonable efforts, and the Former Holders agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.
(d)Without limiting the foregoing provisions of this Section 6.4, if any claim or demand for Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 6.1 or Article IX is asserted by any Governmental Authority, the party first receiving notice of such claim or demand shall notify the other party of such claim or demand promptly; provided, however, that the failure of Parent to give such prompt notice shall not relieve the Former Holders of any of their indemnification obligations, except to the extent that the Former Holders are actually prejudiced by such failure. In the case of any Tax Proceeding (x) of or with respect to the Company for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 6.4(f)) for which the Former Holders are reasonably likely to be obligated to indemnify Parent under Section 6.1(a) or Article IX, or (y) concerning the qualification of the Merger as a “reorganization” within the meaning of Section

368(a) of the Code, the Representative may, upon prompt written notice to Parent and at the Former Holders’ expense, control any such Tax Proceeding; provided, that, (i) the Representative shall provide Parent with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Representative shall allow Parent to consult in good faith on the positions taken in such Tax Proceeding, (iii) the Representative shall defend such Tax Proceeding diligently and in good faith as if it were the only Person affected by such Tax Proceeding, (iv) Parent and its representatives shall have the right to participate in such Tax Proceeding, assist in the preparation of any written materials in such Tax Proceeding and attend any meetings or telephone conversations with the applicable Governmental Authority and (v) the Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise involves solely money damages having a value less than the current balance of the Indemnity Escrow Account and will be satisfied in full from the Indemnity Escrow Account, includes a complete release of Parent from further liability and would not reasonably be expected to adversely affect Parent or any of its Affiliates (including, after the Closing, the Company); provided, further, that if the Representative does not provide prompt written notice to Parent of its election to control such Tax Proceeding, Parent shall be entitled to control all aspects of such Tax Proceeding in accordance with Section 6.4(e) and any out-of-pocket costs to Parent arising out of such Tax Proceeding will be deemed reasonable out-of-pocket costs and expenses incurred by a Parent Indemnitee pursuant to Section 6.1(a). Whether or not the Representative chooses to defend or prosecute any claim, all of the parties shall reasonably cooperate in the defense or prosecution thereof.
(e)In the case of any Tax Proceeding of or with respect to the Company for a Straddle Period (other than a Tax Proceeding described in Section 6.4(d) or Section 6.4(f)) or any Tax Proceeding the Representative does not elect to control pursuant to Section 6.4(d), Parent shall control such Tax Proceeding, provided that, to the extent such Tax Proceeding or the resolution thereof would reasonably be expected to result in a material increase in the Former Holders’ liability under Section 6.1(a) or Article IX, (i) Parent shall provide the Representative with a timely and reasonably detailed account of each stage of the relevant portion of Tax Proceeding, (ii) Parent shall allow the Representative to consult in good faith on the positions taken in such portion of such Tax Proceeding, (iii) Parent shall defend such Tax Proceeding diligently and in good faith and (iv) Parent shall not settle, compromise or abandon any such portion of such Tax Proceeding without obtaining the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(f)Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither the Representative, the Former Holders nor any of their respective Affiliates shall be entitled to participate in, any Tax Proceedings with respect to (i) any Tax Return of Parent or any of its Subsidiaries (other than the Company) and (ii) any Tax Return of an affiliated, consolidated, combined, unitary or similar group that includes Parent or any of its Subsidiaries.
(g)Except as otherwise provided in this Section 6.4, Parent shall have the exclusive right to control all Tax Proceedings with respect to the Company.
Section 6.5.Tax Sharing Agreements. All Tax sharing agreements and arrangements between or among (A) the Company, on the one hand, and (B) any of the Former Holders or any of their respective Affiliates (other than the Company), on the other hand, other than any Commercial Tax Agreements, shall be terminated effective as of the close of business on the Closing Date, and none of the Company, the Former Holders or any Affiliate thereof shall have any further rights or liabilities thereunder.

Section 6.6.Post-Closing Parent Tax Actions. Without the Representative’s prior written consent (which consent shall not unreasonably be withheld, conditioned or delayed), Parent will not, and will not cause the Company to, take any of the following actions with respect to Taxes or Tax Returns of the Company or its Subsidiaries, if such action could reasonably be expected to give rise to an indemnification claim against the Former Holders under this Agreement: (i) except to the extent required pursuant to the resolution of a Tax Proceeding governed by Section 6.4(d) or (e), as applicable, amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period (except in accordance with Section 6.2) or (ii) except to the extent relating to past practices with respect to Tax reporting and the preparation and filing of Tax Returns which practices or Tax Return positions are not supportable on at least a “more likely than not” basis, (A) initiate discussions or examinations or contact with a Governmental Authority or (B) make any voluntary disclosures with respect to or relating to Taxes, in each case, with respect to any taxable period ending on or before the Closing Date.
Section 6.7.Tax Treatment of the Merger. The parties hereto intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Section 354(a)(1) of the Code. The parties hereto agree to treat the Merger for all Tax purposes in a manner consistent with the treatment described in this Section 6.7, unless otherwise required pursuant to the resolution of an audit or other examination or by a change in Law. The parties hereto shall prepare all Tax Returns, books, records, and filings in a manner consistent with this Section 6.7, including the filing of the statements required by Treasury Regulations Section 1.368-3 (as required by applicable Law), unless otherwise required pursuant to the resolution of an audit or other examination or by a change in Law. Prior to or following the Effective Time, none of Parent, Merger Sub, the Company or the Surviving Corporation shall, and they shall not permit any of their respective Affiliates to, take (or fail to take) any action which action (or failure to act) could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
Section 6.8.Survival and Coordination. Anything to the contrary in this Agreement notwithstanding, (a) (i) indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VI, Section 9.3(d) and (e), Section 9.5, Section 9.6 and Section 9.7 and (ii) the provisions of Article IX other than Section 9.3(d) and (e), Section 9.5, Section 9.6 and Section 9.7 shall not apply thereto and (b) the representations and warranties of the Company in Section 3.13 and the covenants and agreements contained in this Article VI shall survive the Closing and shall remain in full force and effect until the Release Date; provided that any right to indemnification for any Outstanding Claim as of the Release Date under this Article VI and the covenants in Section 6.2, Section 6.4(d) and Section 6.4(e) to the extent applicable to the resolution of the Outstanding Claim shall survive the time at which they would otherwise terminate pursuant to clause (b) of this Section 6.8 until finally resolved in accordance with this Article VI; provided, further, that the covenants in Section 6.4(a), Section 6.4(b), Section 6.4(c), Section 6.4(f) and Section 6.4(g) shall remain in full force and effect for the period provided in such covenants and agreements, if any, or until fully performed.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1.Mutual Conditions. The respective obligations of Parent, the Company, Merger Sub and Atom New Delaware to effect the Closing shall be subject to the fulfillment at or prior to the Effective Time, of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Parent or Merger Sub, on the one hand, and the Company and Atom New Delaware on the other hand, to the extent permitted by Law:

(a)No Injunction. At the Effective Time, there shall be no injunction, Law, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that makes illegal, enjoins, restrains or prohibits the consummation of the transactions contemplated hereby (a “Legal Restraint”).
(b)Shareholder Approvals. The Company Shareholder Approval and the Atom New Delaware Stockholder Approval shall have been obtained and be in full force and effect.
(c)Pre-Closing Restructuring Steps; Closing Structure. The Pre-Closing Restructuring Steps shall have been completed and the Closing Structure shall be in effect, in each case, in accordance with Section 5.19.
Section 7.2.Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Parent and Merger Sub to the extent permitted by Law:
(a)Representations and Warranties. The representations and warranties of the Company and Atom New Delaware (i) set forth in Section 3.1 (other than the second and fifth sentences thereof), Section 3.2(a) (other than the third sentence thereof), Section 3.3 and Section 3.24 shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of such specific date only), (ii) set forth in Section 3.6 and Section 3.9(a) shall be true and correct in all respects (except, in the case of Section 3.6, for de minimis errors) (disregarding, except in the case of Section 3.9(a), all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects except, in the case of Section 3.6, for de minimis errors (disregarding, except in the case of Section 3.9(a), all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of such specific date only), and (iii) set forth in the Agreement, other than those described in clauses (i) and (ii), shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of such specific date only) except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Covenants. The Company and Atom New Delaware shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at the Closing.

(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, (i) has had a Material Adverse Effect on the Company that is continuing or (ii) is reasonably likely to have a Material Adverse Effect on the Company.
(d)Closing Deliveries. Prior to or at the Closing, the Company shall have delivered the following closing documents:
(i)a certificate of an executive officer of the Company on behalf of the Company and Atom New Delaware, dated the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied; and
(ii)a certification from the Company that complies with Section 1445 of the Code and Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and executed by a responsible corporate officer of the Company, certifying that the Preferred Stock and the Common Stock are not “United States real property interests” (within the meaning of Section 897(c)(1) of the Code), together with written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing.
(e)Employees.
(i)Each of the individuals set forth on Section 7.2(e)(i) of the Company Disclosure Schedules shall remain an employee of the Company in good standing at the Closing, shall not have given notice to the Company or any of its Subsidiaries or to Parent of an intent to terminate their employment before or following the Closing and shall not have repudiated his or her respective offer letter from Parent; and
(ii)At least (A) 80% of the product and engineering employees and (B) 70% of other employees, in each case, who are offered continued employment by Parent or its Subsidiaries, shall continue to be employees of the Company or its Subsidiaries in good standing at the Closing, shall not have given notice to the Company or any of its Subsidiaries or to Parent of an intent to terminate their employment before or following the Closing and shall not have repudiated their respective offer letters from Parent. For purposes of this clause (ii), Parent shall consider in good faith making an offer of employment to any employee of the Company or any of its Subsidiaries who was hired between the date of this Agreement and Closing in a bona fide effort to replace an employee of the Company or any of its Subsidiaries who received an offer from Parent or its Subsidiaries and subsequently terminated employment or repudiated such offer, and if Parent or its applicable Subsidiary extends an offer to such replacement employee, such replacement employee (and not the former employee) shall be considered for purposes of determining whether the 80% or 70% thresholds above, as applicable, has been satisfied, provided that such hire was permitted by Section 5.1 hereof or Section 5.1 of the Company Disclosure Schedules.
(f)Shareholders Agreement. The Shareholders Agreement (other than Section 12.1(i) thereof) shall have been terminated in full at or prior to the Closing.
(g)Legal Proceedings. At the Effective Time, there shall be no pending or threatened action, suit or proceeding brought by any Governmental Authority of competent jurisdiction which seeks to restrain the consummation of the transactions contemplated hereby.
Section 7.3.Conditions to the Obligations of the Company. The obligations of the Company and Atom New Delaware to effect the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in writing in whole or in part by the Company to the extent permitted by Law:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 (other than the second sentence thereof), Section 4.2 (other than the third sentence of Section 4.2(a)) and Section 4.3(a) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import set forth therein) as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import set forth therein) as of such specific date only), (ii) set forth in Section 4.3(b), Section 4.6 and Section 4.14 shall be true and correct in all respects (except, in the case of Section 4.3(b) and Section 4.6, for de minimis errors) (disregarding, except in the case of Section 4.14, all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects except, in the case of Section 4.3(b) and Section 4.6, for de minimis errors (disregarding, except in the case of Section 4.14, all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of such specific date only) and (iii) set forth in the Agreement, other than those described in clauses (i) and (ii), shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import set forth therein) as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of such specific date only) except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially impair Parent and Merger Sub from consummating the transactions contemplated by this Agreement or performing their respective obligations hereunder.
(b)Covenants. Parent and Merger Sub shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at the Closing.
(c)Closing Certificate. Prior to or at the Closing, Parent shall have delivered to the Company a certificate of an executive officer of Parent on behalf of Parent and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII

TERMINATION
Section 8.1.Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the shareholders of the Company or stockholders of Atom New Delaware at any time prior to Closing, as follows and in no other manner:
(a)by mutual written consent of the Company and Parent;
(b)at the election of the Company or Parent on or after 5:00 p.m., Pacific time, on March 31, 2022 (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m., Pacific time, on such date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement results in or causes the failure of the Merger to be consummated by such time;
(c)by the Company or Parent if there shall be in effect a final, nonappealable Legal Restraint; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Legal Restraint;
(d)by Parent, if there shall be a breach by the Company or Atom New Delaware of any representation or warranty (or any such representation or warranty ceases to be true) or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) if existing as of the Closing Date (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company or Atom New Delaware, Parent may terminate this Agreement under this Section 8.1(d) only if such Terminating Company Breach has not been cured by the Company or Atom New Delaware prior to the earlier of (i) 30 calendar days after receipt by the Company of written notice from Parent of such Terminating Company Breach and (ii) the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(d) hall not be available to Parent if Parent or Merger Sub is then in breach of any representation or warranty or any covenant or agreement contained in this Agreement such that the Company has or would have the right to terminate this Agreement pursuant to Section 8.1(f);
(e)by Parent, if (i) the Contribution and those of the Pre-Closing Restructuring Steps preceding the Contribution are not completed prior to 5:00 p.m. on the third Business Day following the Contribution Completion Deadline or (ii) the Atom New Delaware Stockholder Approval is not delivered by the Company to Parent prior to 5:00 p.m. Pacific time on the third Business Day following the Stockholder Approval Deadline; or
(f)by the Company, if there shall be a breach by Parent or Merger Sub of any representation or warranty (or any such representation or warranty ceases to be true) or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) if existing as of the Closing Date (a “Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent or Merger Sub, the Company may terminate this Agreement under this Section 8.1(f) only if such Terminating Parent Breach has not been cured by Parent or Merger Sub prior to the earlier of (i) 30 calendar days after receipt by Parent of written notice from the Company of such Terminating Parent Breach and (ii) the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Company if the Company or Atom New Delaware is then in breach of any representation or warranty or any covenant or agreement contained in this Agreement such that Parent has or would have the right to terminate this Agreement pursuant to Section 8.1(d).
Section 8.2.Effect of Termination.
(a)If this Agreement is validly terminated pursuant to Section 8.1 hereof, (i) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Section 5.3(b) (Access and Information), this Section 8.2 (Effect of Termination), and the applicable sections of Article X (Representative of Stockholders of the Company) and Article XI (Miscellaneous), which shall survive the termination of this Agreement and (ii) no such termination shall relieve any party hereto from liability or damages for Fraud or willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination.

(b)The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 8.2 shall be construed to discharge or relieve the Company, Parent or any other party to the Confidentiality Agreement of its obligations thereunder.
ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
Section 9.1.Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Company and Atom New Delaware in Article III of this Agreement and pursuant to any certificate to be delivered pursuant to Article VII of this Agreement (and any rights arising out of any breach of or inaccuracy in any such representations and warranties) shall survive the Closing and shall remain in full force and effect until 5:00 p.m. Pacific time on the date that is fifteen (15) months following the Closing Date. The representations and warranties of Parent and Merger Sub in Article IV of this Agreement and pursuant to any certificate to be delivered pursuant to Article VII of this Agreement, and all covenants and agreements of Parent and Merger Sub that require performance in full prior to the Closing, shall not survive the Closing (for clarity, the operation of this sentence shall in no way limit or affect the ability of the Representative to seek specific performance of Parent’s obligations under Article II pursuant to Section 11.12 hereof on behalf of the holders of Company Securities). All covenants and agreements of the Company and Atom New Delaware contained in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing and shall remain in full force and effect until 5:00 p.m. Pacific time on the date that is fifteen (15) months following the Closing Date. The covenants and agreements of the parties in this Agreement that by their terms apply or are to be performed, in whole or in part, at or after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing and shall remain in full force and effect for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, with respect to any claim asserted in writing by a Parent Indemnitee pursuant to Article VI or this Article IX prior to the expiration date of the applicable survival period, the indemnification obligations hereunder with respect to such claim, and the claim so asserted, shall survive until finally resolved in accordance with Article VI or this Article IX.
Section 9.2.Indemnification of Parent Indemnitees. Subject to the provisions of this Article IX, from and after the Closing, the Former Holders shall, on a several and not joint basis (in accordance with their Allocation Percentages), indemnify, defend and hold harmless Parent, the Surviving Corporation, their Affiliates, and each of their respective officers, directors, employees, agents and other representatives (each, a “Parent Indemnitee”) against and from any and all damages, losses, liabilities, obligations, Taxes, interest or expenses, whether related or not related to a Third Party Claim (including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, and the cost of pursuing any insurance providers) (each, a “Loss”) incurred, paid or otherwise suffered, directly or indirectly, by the Parent Indemnitees as a result of, based upon or arising out of:
(a)any inaccuracy in or breach of any representations or warranties of the Company or Atom New Delaware contained in Article III of this Agreement;
(b)any amount payable in respect of any Dissenting Shares that is in excess of the amount that would have been payable in respect of such Dissenting Shares under this Agreement if they had not been Dissenting Shares;

(c)any claims made, or actions initiated, in each case by or on behalf of any former holder of any equity securities of the Company or Atom New Delaware or Person claiming to be such a former holder, including any Person claiming to have been granted or otherwise being or having been entitled to receive any right to acquire any equity security of the Company or Atom New Delaware, in each case in their capacity as such, with respect to any matter, event, state of facts or occurrence prior to the Effective Time, including any such Person’s purported entitlement to or right to receive an equity security of the Company;
(d)any inaccuracy in the Consideration Spreadsheet (as updated as of the Closing), or other failure of any Consideration Spreadsheet to comply with the requirements of this Agreement, the Shareholders Agreement or the Company’s or Atom New Delaware’s Organizational Documents;
(e)any breach or non-fulfillment of any covenant, agreement or obligation of the Company or Atom New Delaware contained in this Agreement, to the extent required to be performed prior to the Closing; or
(f)the Pre-Closing Restructuring Steps (it being understood, for the avoidance of doubt, that all obligations of the Company or Atom New Delaware under the Contribution Agreement (including any breach thereof by the Company or Atom New Delaware) shall be deemed to be Pre-Closing Restructuring Steps for purposes of this Article IX).
Section 9.3.Certain Limitations. The indemnification provided for in Section 9.2 shall be subject to the following limitations:
(a)The Parent Indemnitees shall not be entitled to recover any Losses under Section 9.2(a) (other than with respect to a claim for indemnification as a result of, based upon or arising out of, or with respect to or by reason of any inaccuracy in or breach of any Company Fundamental Representations), until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) (other than those based upon, arising out of, with respect to or by reason of the Company Fundamental Representations), exceeds $5,500,000 (the “Indemnification Deductible”), at which point the Parent Indemnitees shall be entitled to recover all such Losses in excess of the Indemnification Deductible.
(b)The amount of any and all Losses will be determined net of payments actually received by the Parent Indemnitees under any insurance policy or third-party indemnification, contribution or similar arrangement with respect to such Losses (net of any deductible or retention amount, collection costs, Taxes, and any increase in premium resulting from the coverage for such Loss) (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Parent Indemnitees subsequent to the Parent Indemnitee’s receipt of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds, net of any collection costs, shall be promptly remitted to the Exchange Agent (for further credit to the Former Holders in accordance with their Allocation Percentages) to the extent of the indemnification payment made). In the event that the Company has purchased and fully paid for an insurance policy prior to Closing (e.g., an E&O tail policy) that is in effect on the Closing Date and such insurance policy covers Losses which are otherwise indemnifiable under Section 9.2(a) and enables a Parent Indemnitee to recover for such Losses under such insurance policy, then a Parent Indemnitee shall exercise commercially reasonable efforts to recover such Losses from such insurance policy (provided that doing so will not preclude a Parent Indemnitee from first making a claim under Section 9.2(a) to preserve its rights hereunder or otherwise seeking and, subject to the terms of this Article IX, obtaining, indemnification for such Losses pursuant to this Article IX prior to recovering such Losses from such insurance policy).

(c)Notwithstanding anything in this Agreement to the contrary, for purposes of this Article IX, all of the representations and warranties set forth in this Agreement that are qualified as to “materiality,” “Material Adverse Effect,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (x) whether a breach of or inaccuracy in such representation or warranty has occurred and (y) the amount of Losses arising out of or relating to any such breach of or inaccuracy in any representation or warranty (except that this sentence shall not operate to turn references to “Material Contract” to “Contract” or to remove references to such qualifiers in Section 3.9(a) (Absence of Certain Developments) or Section 3.18(a) (Material Contracts)).
(d)With respect to any indemnification pursuant to Article VI and this Article IX, the Parent Indemnitees shall be entitled to such indemnification solely and exclusively by disbursements of the Indemnity Escrow Shares. In no event shall any Former Holder’s liability exceed the portion of the Indemnity Escrow Shares otherwise attributable to such Former Holder.
(e)Notwithstanding anything herein to the contrary, (i) no knowledge of, or investigation by or on behalf of, Parent or any of its Affiliates shall constitute or effectuate a waiver of the Parent Indemnitees’ right to enforce or seek any remedy in respect of any representation, warranty, covenant or agreement contained herein, or in any way limit any Parent Indemnitee’s right to indemnification under Article VI or this Article IX, and (ii) the Parent Indemnitees shall be entitled to the indemnification provided for under Article VI or this Article IX even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity or waived any of the conditions set forth in Article VII.
(f)Notwithstanding anything herein to the contrary, under no circumstances will any Former Holder be liable to any Parent Indemnitee for indemnification provided for in Section 9.2 for any punitive, special, incidental or consequential damages except to the extent such damages are actually awarded to a third party by a Governmental Authority or, in the case of special or consequential damages, reasonably foreseeable. If and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already reflected in the calculation of the Merger Consideration solely as a result of being including in the amount of Closing Indebtedness, Company Expenses or Closing Net Working Capital Adjustment (in each case as finally determined in accordance with Section 2.13), the same amount of such Losses may not be recovered under this Article IX.
(g)Any claim for indemnification under this Article IX, and any offer to compromise or settle such claim, must be made against the Indemnity Escrow Account, or otherwise on a pro rata basis to all Former Holders (based on their respective Allocation Percentages).
(h)Notwithstanding any other provision of this Agreement, in no event will any Former Holder be liable for any other Former Holder’s breach of such other Former Holder’s representations, warranties, covenants, or agreements contained in any offer letter, Support Agreement, Transmittal Document or other ancillary agreement hereto to which such other Former Holder is a party.
(i)In entering into this Agreement, Parent and Merger Sub acknowledge that they have relied solely upon their own independent investigation, review and analysis of the Company and its Subsidiaries and not on any factual representations or opinions of the Company or its representatives (except for the representations and warranties expressly set forth in Article III or any certificate delivered by or on behalf of the Company or Atom New Delaware pursuant to Article VII of this Agreement). Except for the representations and warranties expressly set forth in Article III or any certificate delivered by or on behalf of the Company or

Atom New Delaware pursuant to Article VII of this Agreement, Parent and Merger Sub acknowledge and agree that (i) none of the Company, Atom New Delaware or any other Person on behalf of the Company or Atom New Delaware makes any other express, implied or statutory representation or warranty with respect to the Company, Atom New Delaware or their respective business, projections, forecasts, estimates, assets or liabilities, or any representation or warranty relating to current or future financial condition, results of operations, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, and Parent and Merger Sub have not relied upon any such representation and warranty other than those expressly set forth in Article III or in any certificate delivered by or on behalf of the Company or Atom New Delaware pursuant to Article VII of this Agreement, and (ii) other than the representations and warranties expressly set forth in Article III or in any certificate delivered by or on behalf of the Company or Atom New Delaware pursuant to Article VII of this Agreement or in any ancillary agreement of the Company or Atom New Delaware hereto, neither Parent, Merger Sub nor any other Person on its behalf is relying on any other representation or warranty of the Company, Atom New Delaware or any other Person on its behalf, whether express, implied or statutory.
(j)In entering into this Agreement, the Company and the Representative acknowledge that they have relied solely upon their own independent investigation, review and analysis of Parent and its Subsidiaries and not on any factual representations or opinions of Parent or its representatives (except for the representations and warranties expressly set forth in Article IV or any certificate delivered by or on behalf of Parent or Merger pursuant to Article VII of this Agreement). Except for the representations and warranties expressly set forth in Article IV or any certificate delivered by or on behalf of Parent or Merger Sub pursuant to Article VII of this Agreement, the Company and the Representative acknowledge and agree that (i) none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express, implied or statutory representation or warranty with respect to Parent, Merger Sub or their respective business, projections, forecasts, estimates, assets or liabilities, or any representation or warranty relating to current or future financial condition, results of operations, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, and the Company and the Representative have not relied upon any such representation and warranty other than those expressly set forth in Article IV or in any certificate delivered by or on behalf of Parent or Merger Sub pursuant to Article VII of this Agreement, and (ii) other than the representations and warranties expressly set forth in Article IV or in any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Article VII of this Agreement or in any ancillary agreement of Parent or Merger Sub hereto, neither the Company, the Representative nor any other Person on its behalf is relying on any other representation or warranty of Parent, Merger Sub or any other Person on its behalf, whether express, implied or statutory.
(k)Nothing in this Agreement will limit the liability of any Former Holder with respect only to such Former Holder’s Fraud. Nothing in this Agreement will limit the liability of Parent with respect only to Parent’s Fraud.
Section 9.4.Indemnification Procedures.
(a)Third Party Claims.
(i)If any Parent Indemnitee receives notice of the assertion or commencement (or receives written notice of the threatened assertion or commencement) of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Parent Indemnitee with respect to which such Parent Indemnitee reasonably believes the Former Holders may be obligated to provide indemnification under this Agreement, the applicable Parent Indemnitee shall give the Representative reasonably prompt (and in any event not later than 30 calendar days after receipt of such notice) written notice of such Third Party Claim. The failure or delay to give such prompt written notice shall not, however, relieve the Former Holders of their indemnification obligations, except and only to the extent that they are actually and materially prejudiced by such failure or delay. Such notice by the Parent Indemnitee shall, to the extent reasonably practicable, describe the Third Party Claim in reasonable detail and the amount of the claimed Loss and be accompanied by copies of any documentation submitted by the third party making such Third Party Claim. The Representative may participate in the defense of any Third Party Claim at the Former Holders’ expense and with the Representative’s own counsel (subject to Parent’s consent, not to be unreasonably withheld) and receive copies of any pleadings or material communications in connection therewith. Parent and the Representative shall reasonably cooperate with each other in connection with the defense of any Third Party Claim.
(ii)The Parent Indemnitee(s) shall not admit liability with respect to, or settle, compromise or discharge a Third Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed, it being understood that it shall be deemed reasonable for Representative to withhold such consent if it reasonably believes in good faith that there is not a valid underlying basis for indemnification with respect to such admission, settlement, compromise or discharge), and any such admission, settlement, compromise or discharge made without the prior written consent of the Representative shall not be deemed determinative or dispositive of the existence or amount of indemnifiable Losses with respect to such Third Party Claim.
(b)In addition, other than in the case of a Third Party Claim as to which Parent reasonably expects that additional substantially similar Third Party Claims may be asserted in the future and an adverse determination (including any admission, settlement, compromise or discharge) of such Third Party Claim would create an adverse precedent with respect to such future potential claims that would reasonably be expected to be material to the business of the Company as carried out by Parent and its Subsidiaries, in which case this Section 9.4(b) shall not apply, Parent will give the Representative prompt written notice of any bona fide proposal made by the third-party claimant to settle any such Third Party Claim, including the material terms and conditions of such settlement proposal. In the event (1) such settlement proposal is a Qualified Settlement Proposal, (2) the Representative provides, within five (5) Business Days of receipt of written notice of such bona fide proposal, written notice to Parent that the Former Holders (x) will consent if Parent accepts the Qualified Settlement Proposal and (y) agree to pay all Qualified Settlement Costs through disbursements from the Indemnity Escrow Account, and (3) Parent declines to accept the Qualified Settlement Proposal (as opposed to the Qualified Settlement Proposal being withdrawn by the third-party claimant or not approved by any Governmental Authority) and instead continues to dispute the claim with the third-party claimant, then in no event will the indemnifiable Losses associated with such Third-Party Claim exceed the Qualified Settlement Costs with respect to such claim regardless of the ultimate outcome of such claim (it being understood that if the ultimate outcome is more favorable financially to the Parent Indemnitee than the Qualified Settlement Costs, the indemnifiable Losses may be such lesser amount). As used herein:
(i)“Qualified Settlement Costs” means the full amount of all Losses under or in connection with, as a result of, based upon or arising out of a Qualified Settlement Proposal, including the defense costs and all fees and expenses associated with defending the Third-Party Claim through the effectuation of such Qualified Settlement Proposal.
(ii)“Qualified Settlement Proposal” means a settlement proposal with respect to a Third-Party Claim that (1) is a bona fide offer to fully resolve such Third Party Claim and all related claims (including a full release of the alleged wrongdoer, the Parent

Indemnitees and their respective Affiliates from all Liabilities relating to such Third Party Claim and any related claims), made in writing, (2) involves solely a single lump sum payment of cash (and not, for example, royalty payments) to fully settle such claim and all related claims (with the exception of customary settlement agreement provisions involving confidentiality, releases of claims and procedural steps to make necessary filings with a court in order to dismiss a lawsuit (“Customary Settlement Provisions”)), (3) does not involve any admission of guilt, culpability or wrongdoing by the alleged wrongdoer, any Parent Indemnitee or any of their respective Affiliates, and (4) does not involve any equitable relief against the alleged wrongdoer, any Parent Indemnitee or any of their respective Affiliates, including but not limited to injunctive relief or any post-settlement performance obligations on the part of the alleged wrongdoer, any Parent Indemnitee or any of their respective Affiliates (other than Customary Settlement Provisions).
(c)Direct Claims. Any Parent Indemnitee asserting a claim on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall give the Representative written notice of such Direct Claim, which notice shall describe the Direct Claim in reasonable detail and include, to the extent reasonably practicable, the estimated amount of the Loss incurred or reasonably expected to be incurred by the Parent Indemnitee(s). If the Representative does not provide written notice to the applicable Parent Indemnitee(s) that it disputes such Direct Claim within 30 calendar days after its receipt of notice thereof, such Direct Claim will be conclusively deemed a Loss subject to indemnification hereunder. Upon reasonable request, the applicable Parent Indemnitee(s) shall furnish the Representative with such information in the Parent Indemnitee(s) possession as is reasonably necessary to evaluate the payment demand relating to such Direct Claim. If the Representative disputes such Direct Claim within such 30-day period, then the Parent Indemnitees and the Representative shall attempt in good faith to resolve any such objections raised in the Representative’s dispute notice. If the Parent Indemnitees and the Representative agree to a resolution of such objection, then a memorandum setting forth the matters agreed by the Parent Indemnitees and the Representative shall be prepared and signed by both parties and shall be binding and conclusive upon the parties. If no such resolution can be reached during the 30-day period following the Parent Indemnitee(s)’ receipt of a dispute notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), either Parent or the Representative shall have the right to submit such dispute to a court of competent jurisdiction in accordance with Section 11.5.
Section 9.5.Adjustment to Merger Consideration. Any payments made pursuant to Section 2.13, Article VI, this Article IX and Section 11.3 shall be treated for Tax purposes by all parties hereto as an adjustment to the purchase price to the extent permitted by Law.
Section 9.6.Exclusive Remedies. Notwithstanding anything in this Agreement to the contrary (excluding remedies against the Former Holders contemplated by Section 10.1), the indemnification rights set forth in Article VI and this Article IX, shall be the sole and exclusive remedy of the parties after Closing (other than for claims against any Former Holder based upon such Former Holder’s Fraud, claims against Parent based upon Parent’s Fraud, claims relating to any covenant to be performed after the Closing in accordance with its terms, claims under any ancillary agreement entered into in connection with this Agreement (other than any certificates contemplated by Article VII) and as set forth in Section 2.13 and Section 11.12) for any and all claims arising out of or related to this Agreement or the Merger (and the survival periods and liability limits set forth in Article VI and Article IX shall control notwithstanding any statutory or common law provisions or principles to the contrary). The limited remedies provided in Section 2.13, Article VI, Article IX and Section 11.12 were specifically bargained for by the parties hereto and were taken into account by the parties hereto in arriving at the Base Purchase Consideration and the terms and conditions of this Agreement. The Company and Parent have specifically relied upon the limited remedies provided in Section 2.13, Article VI, Article IX and Section 11.12 in agreeing to the Base Purchase Consideration and the terms and conditions of this Agreement.

Section 9.7.Release of Indemnity Escrow Shares.
(a)Release of Indemnity Escrow Shares. No later than 5:00 p.m. Pacific time on the fifth Business Day following the fifteen (15)-month anniversary of the Closing Date (the “Release Date”), Parent and the Representative shall instruct the Escrow Agent to deliver, and the Escrow Agreement shall provide that the Escrow Agent shall deliver after receipt of such instructions, to the Exchange Agent for credit to the Former Holders in accordance with their Allocation Percentages, the Release Amount. The “Release Amount” means the number of shares of Parent Common Stock equal to (i) the number of Indemnity Escrow Shares remaining in the Indemnity Escrow Account as of the Release Date minus (ii) the number of Indemnity Escrow Shares with an aggregate Indemnity Escrow Share Value equal to sum of all amounts represented by Outstanding Claims, if any, as of the Release Date. “Outstanding Claims” means, as of the applicable date of determination, all claimed Losses under then-pending indemnification claims subject to Claim Notices or demands for indemnification pursuant to Article VI or this Article IX. The Escrow Agent shall disburse the Release Amount to the Exchange Agent (for further credit to the Former Holders in accordance with their Allocation Percentages).
(b)Outstanding Claims. With respect to any Outstanding Claim as of the Release Date, the parties agree that, as and when any such Outstanding Claim is resolved, Parent and the Representative shall instruct the Escrow Agent to deliver, from the Indemnity Escrow Account, a number of Indemnity Escrow Shares with aggregate Indemnity Escrow Share Value equal to any amount owed to the Parent Indemnitees in respect of such Outstanding Claim, and a number of Indemnity Escrow Shares with aggregate Indemnity Escrow Share Value equal to the applicable Resolved Amount with respect to such Outstanding Claim to the Exchange Agent (for further credit to the Former Holders in accordance with their Allocation Percentages). As used in this Agreement, “Resolved Amount” means, with respect to any Outstanding Claim that is resolved after the Release Date, a number of Indemnity Escrow Shares with aggregate Indemnity Escrow Share Value equal to the lesser of (i) the difference of (x) the amount claimed by the Parent Indemnitees with respect to such Outstanding Claim, minus (y) the aggregate Indemnity Escrow Share Value of all Indemnitee Escrow Shares released from the Indemnity Escrow Account to the Parent Indemnitees pursuant to the preceding sentence with respect to such Outstanding Claim and (ii) the greater of (x) as of immediately following the time when all Indemnity Escrow Shares released from the Indemnity Escrow Account to the Parent Indemnitees with respect to such Outstanding Claim have been released, the difference of (1) the aggregate Indemnity Escrow Share Value of the balance of the Indemnity Escrow Shares remaining in the Indemnity Escrow Account minus (2) the sum of all amounts claimed by the Parent Indemnitees with respect to all other Outstanding Claims and (y) zero dollars ($0).
(c)Joint Direction. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, any shares or amounts to be released from the Escrow Accounts pursuant to this Agreement or the Escrow Agreement shall be released upon (and only upon) the receipt by the Escrow Agent of Joint Instructions or a Final Determination. As used herein, (i) “Joint Instructions” means joint written instruction to the Escrow Agent, signed by Parent and the Representative, directing the Escrow Agent to disburse all or a portion of the funds or shares in the applicable Escrow Account, and (ii) “Final Determination” means a final judgment, decree or order (for which purpose, a judgment, decree or order of a court will be deemed final when the time for appeal, if any, will have expired and no appeal will have been taken or when all appeals taken will have been finally determined) of any court of competent jurisdiction which may be issued, together with (x) a certificate of outside counsel to the prevailing party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (y) the written payment instructions of the prevailing party to effectuate such order, in each case provided to the Escrow Agent and either the Representative (in the case of a release to a Parent Indemnitee) or Parent (in the case of a release to the Representative or the Exchange Agent). Parent and the Representative shall deliver Joint Instructions to the Escrow Agent pursuant to, and as set forth in, this Section 9.7. Promptly following the resolution of any claim by a Parent Indemnitee for indemnification in accordance with Article VI or this Article IX, Parent and the Representative shall deliver Joint Instructions to the Escrow Agent to release the number of Indemnity Escrow Shares (if any) deliverable in respect of such claim to the applicable Parent Indemnitee and, following the Release Date, the number of Indemnity Escrow Shares (if any) deliverable to the Exchange Agent (for further credit to the Former Holders in accordance with their Allocation Percentages).
(d)Fractional Shares. No fractional shares of Parent Common Stock shall be released from the Indemnity Escrow Account. To the extent the number of Indemnity Escrow Shares to be released from the Indemnity Escrow Account for further credit to a Former Holder, would, pursuant to this Section 9.7, include a fraction of a share of Parent Common Stock (determined after aggregating all fractional shares of Parent Common Stock that such Former Holder would otherwise be entitled to receive), such number of shares shall be rounded down to the nearest whole share of Parent Common Stock.
ARTICLE X

REPRESENTATIVE OF THE STOCKHOLDERS OF ATOM NEW DELAWARE
Section 10.1.    Authorization of Representative.
(a)By virtue of the Atom New Delaware Stockholder Approval and without any further action of any of the Former Holders, the Company or Atom New Delaware, Fortis Advisors LLC, a Delaware limited liability company (and any successor thereof) is hereby appointed, authorized and empowered by the Former Holders, the Company and Atom New Delaware to act as the Representative, for the benefit of the Former Holders, and as the exclusive agent and attorney-in-fact to act on behalf of each Former Holder under this Agreement and the Escrow Agreement, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:
(i)to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;
(ii)to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;
(iii)as Representative, to enforce and protect the rights and interests of the Former Holders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article VI or Article IX hereof), and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement, the Escrow Agreement or the Representative Engagement Agreement for and on behalf of the Former Holders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or Surviving Corporation, defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any Claim; (B)

investigate, defend, contest or litigate any Claim initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Former Holders, and/or the Escrow Deposit, and receive process on behalf of any or all of the Former Holders in any such Claim and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Claim; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement, Article VI or Article IX; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
(iv)to refrain from enforcing any right of the Former Holders or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; and
(v)to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, the Representative Engagement Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Former Holders, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative to the Former Holders or otherwise in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. All actions taken by the Representative under this Agreement, the Escrow Agreement or the Representative Engagement Agreement shall be binding upon each Former Holder and such Former Holder’s successors as if expressly confirmed and ratified in writing by such Former Holder, and all defenses which may be available to any Former Holder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement, the Escrow Agreement or the Representative Engagement Agreement are waived.
(b)Pursuant to the terms of the Representative Engagement Agreement and this Agreement, the Representative shall be entitled to the payment of all losses, claims, damages, liabilities, fees, costs, judgments, fines, amounts paid in settlement or expenses incurred (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), as and when incurred, as the Representative, whether arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Representative Engagement Agreement (such expenses, collectively, the “Representative Expenses”). The Representative may use the Representative Fund for the payment of Representative Expenses. If not paid from the Representative Fund or directly to the Representative by the Former Holders, any such Representative Expenses may be recovered by the Representative from the amounts in the Indemnity Escrow Account that would otherwise be distributable to the Former Holders pursuant to the terms hereof and the Escrow Agreement at the time of the distribution of such amounts in accordance with Section 9.7 and the written instructions delivered by the Representative to the Escrow Agent or other amounts as and when distributable to the Former Holders. In the event that the Representative Fund and the unused portion of the available Escrow Deposit or other such amounts are insufficient to fully reimburse the Representative for its Representative Expenses hereunder, then upon notice to the Former Holders of such deficiency, each Former

Holder shall promptly deliver to the Representative its portion of such deficiency pro rata based upon such Former Holder’s Allocation Percentage. The Former Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions, it being understood that neither Parent nor its Affiliates (including, following the Closing, the Surviving Corporation) shall have any obligation to provide such funds, security or indemnities. The Representative Fund shall be held by the Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group in accordance with the terms of the Representative Engagement Agreement. The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Fund other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund, and has no tax reporting or income distribution obligations. The Former Holders will not receive any interest on the Representative Fund and assign to the Representative any such interest. Subject to Advisory Group approval in accordance with the Representative Engagement Agreement, the Representative may contribute funds to the Representative Fund from any consideration otherwise distributable to the Former Holders. At any time and from time to time when determined by the Representative in good faith that some or all of the amounts then remaining in the Representative Fund are no longer required for Representative Expenses or otherwise required to be withheld, the Representative shall pay such amounts (if any) to the Exchange Agent for further distribution to the Former Holders in accordance with their Allocation Percentages. For U.S. federal income and other applicable Tax purposes, the Representative Fund Amount shall be treated as having been received by the Former Holders (in accordance with their respective Allocation Percentages) and voluntarily set aside at the time of the Closing.
(c)Certain Former Holders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such Former Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). In connection with this Agreement, the Escrow Agreement, the Representative Engagement Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, or otherwise (i) neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) shall incur any responsibility or liability whatsoever to any Former Holder by reason of any error in judgment or other act or omission performed or omitted in connection with the acceptance or administration of the Representative’s responsibilities hereunder or in connection with the Escrow Agreement or the Representative Engagement Agreement or any such other agreement, instrument or document, unless and only to the extent such action or failure to act constitutes gross negligence, bad faith or willful misconduct, and (ii) the Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Former Holders. Each Former Holder shall indemnify, defend and hold harmless, pro rata based upon such holder’s Allocation Percentage, the Representative Group from and against all Representative Expenses and all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise; provided, that in the event that any such indemnified Representative Expense or other amount is finally adjudicated to have been primarily caused by the gross negligence, bad faith or willful misconduct of the Representative, the Representative will reimburse the Former Holders the amount of such indemnified Representative Expense or other amount attributable to such gross negligence, bad faith or willful misconduct. The Representative shall look to the amounts first in the Representative Fund, then in the Indemnity Escrow Account otherwise distributable to the Former Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Representative to the Escrow Agent or other amounts as and when distributable to the Former Holders for recovery in its indemnifiable losses and, if and only to the extent that the unused portion of the available Escrow Deposit or other such amounts is insufficient for the Representative to fully recover its indemnified losses, then upon notice to the Former Holders of such deficiency, each Former Holder shall promptly deliver to the Representative its portion of such deficiency pro rata based upon such Former Holder’s Allocation Percentage. For the avoidance of doubt, neither Parent, Merger Sub, the Surviving Corporation, the Escrow Agent nor any other Person shall have any obligation to pay additional amounts to the Former Holders as a result of such deficiency. The Representative shall be entitled to : (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Former Holder or other party.
(d)The Representative may resign at any time and may be removed or replaced by the vote of Former Holders with a majority of the Allocation Percentage. All of the indemnities, immunities and powers granted to the Representative Group under this Agreement shall survive the Effective Time, the resignation or removal of the Representative, and/or any termination of this Agreement and/or the Escrow Agreement.
(e)Parent, Merger Sub and the Surviving Corporation shall have the right to rely upon all actions taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions shall be legally binding upon the Former Holders. For the avoidance of doubt, none of Parent, Merger Sub, or the Surviving Corporation or any of their respective Affiliates shall have any liability to the Representative (other than in its capacity as such in respect of obligations expressly owed to the Representative pursuant to this Agreement or the Escrow Agreement), which expressly acknowledges the foregoing (without prejudice to the ability of the Representative to enforce the rights of the Former Holders). None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any action taken in accordance with or in reliance upon any instruction from, or action by, the Representative.
(f)The powers, immunities, and rights to indemnification granted to the Representative Group herein (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Former Holder and be binding on any successor thereto; and (ii) shall survive the consummation of the Merger or the delivery of an assignment by any Former Holder of the whole or any fraction of his, her or its interest in the Escrow Deposit.

ARTICLE XI

MISCELLANEOUS
Section 11.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day sent if delivered prior to 5:00 p.m., Pacific time (or the following day if delivered after such time), if delivered personally, or sent by electronic mail (with automated or other confirmation of receipt), or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, fees prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice; provided that with respect to notices deliverable to the Representative such notices shall be delivered solely via email or facsimile.

If to Parent, Merger Sub or the Surviving Corporation:

SoFi Technologies, Inc. 234 1st Street San Francisco, CA Attention: Christopher Lapointe, Chief Financial Officer Email: clapointe@sofi.org and corpdev@sofi.org with a copy to (which shall not constitute notice):

Robert Lavet, General Counsel
c/o SoFi Technologies, Inc.
Two Fountain Square
Reston, VA 20190
Email: rlavet@sofi.org

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000 Attention: Raaj Narayan, Esq. Eric M. Feinstein, Esq. Email: RSNarayan@wlrk.com EMFeinstein@wlrk.com

If to the Company or Atom New Delaware prior to the Closing Date:

Technisys S.A. 6 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg Attention: Miguel Santos Email: mike@technisys.com with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1250 Broadway New York, NY 10001 Attention: Adan C. Muller, Esq. Andrew Luh, Esq. Email: amuller@gunder.com aluh@gunder.com with a copy to the Representative.

If to the Representative:

Fortis Advisors LLC Attention: Notices Department (Project Atom) Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.
Section 11.2.    Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in other Schedules if the purpose for disclosure in such other Schedule is reasonably apparent on its face, notwithstanding the omission of a cross reference thereto. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company. Prior to the date hereof, Parent and Merger Sub have received an electronic copy of all materials made available to Parent and Merger Sub or their respective representatives in the Data Room.
Section 11.3.    Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. For clarity, Parent shall be responsible for all costs, premiums and expenses of the Escrow Agent and the Exchange Agent. Parent and Merger Sub understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (including the Company Expenses) will be paid by the Company in cash at or prior to the Closing to the extent reasonably practicable and otherwise reflected as Company Expenses in the determination of Merger Consideration. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest), excluding, for the avoidance of doubt, any capital gains tax imposed on the Company or Atom New Delaware, any of their respective Subsidiaries, or any Former Holders with respect to the direct or indirect transfer of any Company Securities, New Company Securities, or any other equity interests in the Company, Atom New Delaware, or any equity interest in any of their respective Subsidiaries, or any interests convertible into equity interests in the Company, Atom New Delaware or any of their respective Subsidiaries (collectively, “Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement, shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Former Holders. The Person responsible under Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the Representative or Parent, as applicable, and shall timely pay the applicable Transfer Tax; provided, that the Former Holders shall not be required to pay any amounts to the extent such amounts were specifically accounted for on the Final Statement of Merger Consideration. Parent and the Representative shall and the Representative shall cause the Former Holders to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
Section 11.4.    Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of Delaware, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.
Section 11.5.    Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or proceeding, of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent that they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 11.1, such service to become effective ten (10) days after such mailing.
Section 11.6.    Assignment; Successors and Assigns; No Third-Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, however, that Parent may assign its rights (but not its obligations) under this Agreement to any Affiliate and/or insurer(s) or underwriter(s) providing any representations and warranties insurance for the benefit of Parent or Merger Sub. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as set forth in Section 5.8, Article VI, Article IX and Section 10.1(a) hereof, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors and permitted assigns, any legal or equitable right, remedy or claim hereunder.
Section 11.7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

Section 11.8.    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
Section 11.9.    Entire Agreement; Parties in Interest. This Agreement, including the Exhibits and Schedules attached thereto, and the Confidentiality Agreement, the Support Agreement, the Escrow Agreement and the Exchange Agent Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. Notwithstanding anything to the contrary contained herein or otherwise, but except as provided in Article VI or Article IX or the last sentence of this Section 11.9, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement. Without limiting the rights of any party against the other parties hereto or any provision in Article VI or Article IX or the last sentence of this Section 11.9, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Nothing in this Section 11.9 shall limit any liability or obligation of, or right or remedy available to, the express parties or express third-party beneficiaries to any ancillary agreement hereto (including any Support Agreement or any offer letter) in accordance with the terms thereof (for clarity, excluding certificates delivered pursuant to Article VII hereof) or limit any liability or obligation of the Former Holders under Section 10.1.
Section 11.10.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.11.    No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party. As a consequence, the parties do not intend that the presumptions of any Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.
Section 11.12.    Specific Performance. The parties agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages or posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In no event shall the exercise of the Company’s, or Atom New Delaware’s or Parent’s or Merger Sub’s right to seek specific performance pursuant to this Section 11.12 reduce, restrict or otherwise limit the Company’s or Parent’s right to terminate this Agreement pursuant to Section 8.1 or pursue all applicable remedies at law, including seeking money damages.
Section 11.13.    Waiver of Jury Trial. EACH SIGNATORY TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN ANY OF THE SIGNATORIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
Section 11.14.    Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single party’s or parties’ exercise of any such right preclude any other or further exercise thereof or any other right. Except as expressly set forth in this Agreement (including Section 9.6), all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 11.15.    Amendments; Waivers.
(a)This Agreement may be amended, at any time prior to the Effective Time, by Parent, Merger Sub, Atom New Delaware and the Company, and after the Effective Time by Parent and the Representative. This Agreement (including the provisions of this Section 11.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.
(b)At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in the Company Disclosure Schedules, the Parent Disclosure Schedules or any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party. Waivers shall operate to waive only the specific matter described in the writing and shall not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived.

Section 11.16.    Stock Splits and Similar Recapitalizations. If, prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the number or kind of shares constituting the Base Purchase Consideration and other amounts in this Agreement calculated based on the number or kind of shares of Parent Common Stock so as to give Parent, the Former Holders and the holders of Company Units the same economic effect as contemplated by this Agreement prior to such event.
Section 11.17.    Consent to Representation; Conflict of Interest. If the Representative so desires, acting on behalf of the Former Holders and without the need for any consent or waiver by Company, Parent, Merger Sub or Atom New Delaware, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent the Former Holders after the Closing in connection with any matter, including anything related to the transactions contemplated hereby, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Representative, the Former Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Parent, the Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Parent, Merger Sub, Atom New Delaware and the Company further agree that the attorney-client privilege of the Company shall continue to belong to them following the Closing and shall not pass to or be claimed by any Former Holder (and any attorney-client privilege of the Former Holders shall continue to belong to the Former Holders following the Closing and shall not pass to or be claimed by the Company), provided that, as to all communications prior to the Closing among Gunderson and the Company and the Former Holders and their respective Affiliates that relate to the transactions contemplated by this Agreement and are subject to the attorney-client privilege and the exception of client confidence, none of Parent, Merger Sub, Atom New Delaware, the Company or any of their Affiliates shall use (nor shall any Former Holder or any of its Affiliates be required to disclose) any such communications in any legal proceeding in support of a claim by any of them against any Former Holder or any of its Affiliates (unless such communication is no longer subject to attorney-client privilege for reasons other than the actions of Parent, Merger Sub, Atom New Delaware, the Company or any of their Affiliates taken after the Closing).
* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

TECHNISYS S.A.

By:	/s/ Miguel Santos
Name: Miguel Santos
Title: Chief Executive Officer and Ordinary Director

By:	/s/ Thomas Smach
Name: Thomas Smach
Title: Series C Director

ATOM NEW DELAWARE, INC.

By:	/s/ Miguel Santos
Name: Miguel Santos
Title: President

FORTIS ADVISORS LLC, solely in its capacity as the Representative

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Merger Agreement]

SOFI TECHNOLOGIES, INC.

By:	/s/ William Tanona
Name: William Tanona
Title: SVP of Corporate Development & Investor Relations

ATOM MERGER SUB CORPORATION

By:	/s/ Robert Lavet
Name: Robert Lavet
Title: Secretary

[Signature Page to Merger Agreement]